 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 1996
                                                     REGISTRATION NO. 333-06027

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                            AMENDMENT NO. 4 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                            SIGNATURE RESORTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            MARYLAND                           6552                    95-4582157
 (STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                      911 WILSHIRE BOULEVARD, SUITE 2250
                         LOS ANGELES, CALIFORNIA 90017
                                (213) 622-2211
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------
                              STEVEN C. KENNINGER
                            CHIEF OPERATING OFFICER
                            SIGNATURE RESORTS, INC.
                      911 WILSHIRE BOULEVARD, SUITE 2250
                         LOS ANGELES, CALIFORNIA 90017
                                (213) 622-2211
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------
                                  COPIES TO:

         EDWARD SONNENSCHEIN, JR., ESQ.                        PETER T. HEALY, ESQ.
              LATHAM & WATKINS                                 O'MELVENY & MYERS LLP
             633 W. FIFTH STREET                                 275 BATTERY STREET
                 SUITE 4000                                   EMBARCADERO CENTER WEST
        LOS ANGELES, CALIFORNIA 90071                     SAN FRANCISCO, CALIFORNIA 94111
               (213) 485-1234                                      (415) 984-8700

                               ---------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                               ---------------
  If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______

  If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act of 1933, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                            SIGNATURE RESORTS, INC.

                             CROSS-REFERENCE SHEET

           PURSUANT TO RULE 404(a) AND ITEM 501(b) OF REGULATION S-K

      ITEM NUMBER AND HEADING IN
         FORM S-1 REGISTRATION
               STATEMENT                         PROSPECTUS CAPTION
      --------------------------                 ------------------
  1. Forepart of the Registration
      Statement and Outside Front
      Cover Page of Prospectus...   Facing Page; Cross-Reference Sheet; Outside
                                     Front Cover Page of Prospectus

  2. Inside Front and Outside
      Back Cover Pages of Pro-
      spectus....................   Inside Front and Outside Back Cover Pages of
                                     Prospectus

  3. Summary Information, Risk
      Factors and Ratio of Earn-
      ings to Fixed Charges......   Summary; Risk Factors; Selected Combined
                                     Historical and Pro Forma Financial
                                     Information

  4. Use of Proceeds.............   Summary; Use of Proceeds; Consolidated
                                     Capitalization; Management's Discussion and
                                     Analysis of Financial Condition and Results
                                     of Operations
  5. Determination of Offering
      Price......................   Outside Front Cover Page; Underwriting

  6. Dilution....................   Dilution

  7. Selling Security Holders....   Not Applicable

  8. Plan of Distribution........   Outside Front Cover Page; Underwriting

  9. Description of Securities to
      be Registered..............   Summary; Description of Capital Stock

 10. Interests of Named Experts
      and Counsel................   Experts; Legal Matters

 11. Information with Respect to
      the Registrant.............   Outside and Inside Front Cover Pages of
                                     Prospectus; Summary; Risk Factors; Use of
                                     Proceeds; Consolidated Capitalization;
                                     Selected Combined Historical Financial
                                     Information; Selected Combined Pro Forma
                                     Financial Information; Shares Eligible for
                                     Future Sale; Dividend Policy; Management's
                                     Discussion and Analysis of Financial
                                     Condition and Results of Operations;
                                     Business; Management; Certain Relationships
                                     and Related Transactions; Principal
                                     Stockholders; Combined Financial Statements
                                     of Signature Resorts, Inc.
 12. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities................   Management

                               5,250,000 SHARES

                                    [LOGO]

                            SIGNATURE RESORTS, INC.

                                 COMMON STOCK

  All of the shares of Common Stock, $0.01 par value ("Common Stock"), of Signature Resorts, Inc., a Maryland corporation (the "Company"), offered hereby (the "Offering") are being sold by the Company. Prior to the Offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "SIGR."

  SEE "RISK FACTORS" COMMENCING ON PAGE 12 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE  SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
        PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS  A CRIMINAL
          OFFENSE.


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                                         Price to    Underwriting   Proceeds to
                                          Public      Discount (1)  Company (2)
- -------------------------------------------------------------------------------
Per Share (3).........................    $14.00         $0.98        $13.02
Total.................................  $73,500,000   $5,145,000    $68,355,000
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company estimated at $2,250,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 787,500 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the Price to Public will total $84,525,000, the Underwriting Discount will total $5,916,750 and the Proceeds to Company will total $78,608,250. See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters named herein, when, as and if delivered and accepted by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that the delivery of the certificates representing such shares will be made against payment therefor at the office of Montgomery Securities on or about August 20, 1996.

                               ----------------

MONTGOMERY SECURITIES                                      GOLDMAN, SACHS & CO.

                             August 15, 1996

                The following photos and charts are depicted:

Map        Map of U.S. denoting Signature Resorts Locations and Logos
- ---        corresponding to each of the three brands utilized by the company

Photo 1    San Luis Bay Inn - Avila Beach, California
- -------    Picture denotes ocean perspective of the resort and adjacent golf course

Photo 2    Royal Palm Beach Club - St. Maarten, Netherlands, Antilles
- -------    Balcony perspective view of Royal Palm pool and swim up palapa bar

Photo 3    Royal Palm Beach Club - St. Maarten, Netherlands, Antilles
- -------    Aerial shot of beach front of Royal Palm Beach Club

Photo 4    Embassy Vacation Resort Poipu Point - Maui, Hawaii
- -------    Aerial shot looking over pool with view of beach front of Embassy
           Vacation Resort Poipu Point

Photo 5    Embassy Vacation Resort Poipu Point - Maui, Hawaii
- -------    Interior view of resort looking out over balcony at ocean

Photo 6    Cypress Pointe - Lake Buena Vista, Florida
- -------    Angle frontal shot of one resort structure at Cypress Pointe - Lake
           Buena Vista, Florida


  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, ON THE OPEN MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  EMBASSY VACATION RESORTSSM IS A SERVICE MARK OF THE PROMUS HOTEL CORPORATION. WESTIN HOTELS & RESORTSSM IS A SERVICE MARK OF THE WESTIN HOTEL COMPANY.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and notes thereto, included elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option and (ii) gives effect to the consummation of the Consolidation Transactions (as defined herein), which will occur immediately prior to the consummation of the Offering. Unless the context otherwise indicates, the "Company" means Signature Resorts, Inc. following the consummation of the Consolidation Transactions and includes its corporate and partnership predecessors.

                                  THE COMPANY

  Signature Resorts, Inc. is one of the largest developers and operators of timeshare resorts in North America, based on number of resorts in sales. The Company is devoted exclusively to timeshare operations and directly or through wholly-owned affiliates owns eight timeshare resorts, including one under construction, and a ninth resort in which the Company holds a partial interest (the "Existing Resorts"). The Existing Resorts are located in a variety of popular resort destinations including Hilton Head Island, South Carolina; Koloa, Kauai, Hawaii; the Orlando, Florida area (two resorts); St. Maarten, Netherlands Antilles (two resorts); Branson, Missouri; South Lake Tahoe, California; and Avila Beach, California. The Company's principal operations currently consist of (i) acquiring, developing and operating timeshare resorts,
(ii) marketing and selling timeshare interests in its resorts, which typically entitle the buyer to use a fully-furnished vacation residence, generally for a one-week period each year ("Vacation Intervals") and (iii) providing financing for the purchase of Vacation Intervals at its resorts.

  The Company believes that, based on published industry data, it is the only developer and operator of timeshare resorts in North America that will offer Vacation Intervals in each of the three principal price segments of the market (value, upscale (characterized by high quality accommodations and service) and luxury (characterized by elegant accommodations and personalized service)). The Company expects that its resorts will operate in the following three general categories, each differentiated by price range, brand affiliation and quality of accommodations:

  . NON-BRANDED RESORTS. Vacation Intervals at the Company's six non-branded resorts, which are not affiliated with any hotel chain, generally sell for $6,000 to $15,000 and are targeted to buyers with annual incomes ranging from $35,000 to $80,000. The Company believes its non-branded resorts offer buyers an economical alternative to branded timeshare resorts (such as Embassy Vacation Resorts and Westin Vacation Club resorts) or traditional vacation lodging alternatives.

  . EMBASSY VACATION RESORTS. Vacation Intervals at the Company's three Embassy Vacation Resorts generally sell for $12,000 to $20,000 and are targeted to buyers with annual incomes ranging from $60,000 to $150,000. Embassy Vacation Resorts are designed to provide timeshare accommodations that offer the high quality and value that is represented by the more than 120 Embassy Suites hotels throughout North America.

  . WESTIN VACATION CLUB RESORTS. Through its recent agreement with Westin Hotels & Resorts ("Westin"), the Company has the exclusive right for a five-year period to jointly acquire, develop and market with Westin "four-star" and "five-star" timeshare resorts located in North America, Mexico and the Caribbean (the "Westin Agreement"). The Company anticipates that Vacation Intervals at Westin Vacation Club resorts generally will sell for $16,000 to $25,000 and will be targeted to buyers with annual incomes ranging from $80,000 to $250,000. The Westin Agreement represents Westin's entry into the timeshare market.

  The Company sells its Vacation Intervals through sales personnel located at each of its Existing Resorts and at off-site sales centers. In addition, the Company's resorts participate in the Vacation Interval exchange network operated by Resort Condominiums International, Inc. ("RCI"), the world's largest Vacation Interval exchange organization with more than two million Vacation Interval owners as members. Membership in RCI entitles Vacation Interval owners to exchange their annual Vacation Intervals for occupancy at any of the approximately 2,900 other resorts participating in the RCI network. According to the American Resort Development Association ("ARDA"), a non-profit industry organization, the ability to exchange Vacation Intervals is cited by buyers as a primary reason for purchasing a Vacation Interval.

  According to ARDA, during the fifteen year period ending in 1994 (the most recent year for which statistics are available), the total annual sales volume for the timeshare industry increased from $490 million in 1980 to $4.76 billion in 1994. A year-by-year presentation of annual Vacation Interval sales volume is detailed under "Business--The Timeshare Industry--The Market." The Company believes that, based on ARDA reports, the timeshare industry has benefited recently from increased consumer acceptance of the timeshare concept resulting from effective governmental regulation of the industry, the entry into the industry by national lodging and hospitality companies and increased vacation flexibility resulting from the growth of Vacation Interval exchange networks. The Company expects the timeshare industry to continue to grow as consumer awareness of the timeshare industry increases and as the so-called "baby boom generation" enters the 40-55 year age bracket, the age group which purchased the most Vacation Intervals in 1994.

  For the twelve month period ended June 30, 1996, the Company sold 6,128 Vacation Intervals at the Existing Resorts, compared to 2,869 and 5,219 for the same periods ended in 1994 and 1995, respectively. Total revenue from Vacation Interval sales at the Existing Resorts for the same periods increased from $30.9 million in 1994 to $50.6 million in 1995 to $74.8 million in 1996. As of June 30, 1996, the Company had an existing inventory of 21,142 Vacation Intervals at the Existing Resorts, and the Company is in the process of developing or has current plans to develop an additional 66,069 Vacation Intervals on land which the Company owns or has an option to acquire at the Existing Resorts. The Company anticipates that the existing inventory at each of its Existing Resorts (except the Company's Hilton Head Island resort), including the planned expansion at these resorts, will provide sufficient inventory for between three and ten years of Vacation Interval sales at such resorts.

  The Company has historically provided financing for approximately 85% of its Vacation Interval buyers. Buyers who finance through the Company typically are required to make a down payment of at least 10% of the Vacation Interval's sales price and pay the balance of the purchase price over a period of one to ten years. The Company typically borrows against its loans to Vacation Interval buyers with borrowings from third-party lending institutions. At June 30, 1996, the Company had a portfolio of approximately 11,500 loans to Vacation Interval buyers amounting to approximately $78 million with respect to the Company's consolidated resorts (all of the Existing Resorts except the Embassy Vacation Resort Poipu Point). The Company's consumer loans had a weighted average maturity of approximately seven years and a weighted average interest rate of 15.0% compared to a weighted average cost of funds of 10.75% on the Company's borrowings secured by such customer loans. As of June 30, 1996, approximately 8.3% of the Company's consumer loans were considered by the Company to be delinquent (past due by 60 or more days) and the Company has completed or commenced foreclosure or deed-in-lieu of foreclosure on approximately 2.4% of its consumer loans. The Company also provides resort management and maintenance services at its non-branded resorts for which it receives fees paid by the homeowners associations at its resorts. Pursuant to management agreements between the Company and the Vacation Interval owners, the Company generally has sole responsibility and exclusive authority for the day-to-day operation of certain of its resorts, including administrative services, procurement of inventories and supplies and promotion and publicity.

  The Company's objective is to become North America's leading developer and operator of timeshare resorts. To meet this objective, the Company intends to
(i) acquire, convert and develop additional resorts to be operated as Embassy Vacation Resorts, Westin Vacation Club resorts and non-branded resorts, capitalizing on the acquisition and marketing opportunities to be provided through its relationships with Promus Hotels Corporation ("Promus"), Westin and selected financial institutions, (ii) increase sales and financings of Vacation Intervals at the Existing Resorts through broader-based marketing efforts and in certain instances through the construction of additional Vacation Interval inventory, (iii) improve operating margins by consolidating administrative functions, reducing borrowing costs and reducing its sales and marketing expenses as a percentage of revenues and (iv) acquire additional Vacation Interval inventory, management contracts, Vacation Interval mortgage portfolios, and properties or other timeshare-related assets that may be integrated into the Company's operations. To implement its growth strategy, the Company intends to pursue resort acquisitions and developments in a number of selected destination vacation markets that are subject to barriers to entry, concentrating on the California and Hawaii markets in which the Company's founders have extensive acquisition and development experience. The Company intends to rely on cash generated from operations, proceeds of the Offering and funds available under its existing lines of credit to fund its development activities at the Existing Resorts and to rely primarily on financing arrangements to be obtained in the future to fund its acquisition activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Company has established strategic agreements and relationships with certain lodging companies and financial institutions, including the following:

  . The Company is currently the only licensee and operator of Embassy Vacation Resorts. The Company presently operates two Embassy Vacation Resorts, has commenced construction on a third and is evaluating additional properties which could be operated as Embassy Vacation Resorts, but has not committed to any additional properties at this time. In addition, Promus recently announced the creation of a new timeshare division to expand its Embassy Vacation Resort timeshare operations which the Company believes will provide it with growth opportunities in the future.

  . The Company, through the Westin Agreement, has the exclusive right for five years to jointly acquire, develop and market with Westin Vacation Intervals at "four-star" and "five-star" Westin-affiliated resorts. The Company and Westin are evaluating a number of hotels currently operated as Westin Hotels which could include or be expanded to include facilities operated as Westin Vacation Club resorts, however the Company has not committed to any such properties at this time.

  . The Company has relationships with selected financial institutions which control significant real estate portfolios and has acquired three of the Existing Resorts from such institutions. The Company expects that these relationships will continue to permit the Company to acquire resort properties at attractive prices. The Company currently is evaluating the acquisition of a number of properties currently owned or controlled by such financial institutions, but has not committed to any additional properties at this time.

  The Company will use the proceeds of this Offering primarily to repay outstanding indebtedness related to the Existing Resorts. See "Use of Proceeds."

                                  THE RESORTS

  The following table sets forth certain information as of June 30, 1996 regarding each of the Existing Resorts, including location, date acquired by the Company, the number of existing and planned units at each Existing Resort, the number of Vacation Intervals sold at each Existing Resort since its acquisition or development by the Company and the number of Vacation Intervals sold in 1995, the average sales price of Vacation Intervals sold at each Existing Resort in 1995 and the number of Vacation Intervals available for sale at each Existing Resort currently and giving effect to planned expansion. The exact number of units and Vacation Intervals ultimately constructed at each Existing Resort may differ from the following estimates based on future land planning and site layout considerations.

                                                                            VACATION                           VACATION
                                                       UNITS AT RESORT   INTERVALS SOLD       AVERAGE     INTERVALS AT RESORT
                                                       ---------------   -----------------     SALES      ---------------------
                                             DATE                                             PRICE IN     CURRENT     PLANNED
 RESORT       LOCATION                    ACQUIRED(a)  CURRENT PLANNED    TOTAL      1995       1995      INVENTORY   EXPANSION
 ------       --------                    -----------  ------- -------   -------    ------    --------    ---------   ---------
 NON-BRANDED RESORTS:
 CYPRESS      Lake Buena                 November 1992   184      500(b)   7,786     1,824    $10,734       1,598      16,116(b)
  POINTE      Vista, Florida
  RESORT
 PLANTATION   Branson,                   July 1993        98      400(c)   3,842     1,094      9,519       1,156      16,218(c)
  AT FALL     Missouri
  CREEK
 ROYAL DUNES  Hilton Head Island,        April 1994       40       55(d)   1,319       577     10,862         721         765(d)
  RESORT      South Carolina
 ROYAL PALM   St. Maarten, Netherlands   July 1995       140      140(e)     622       272      8,124       2,171           0(e)
  BEACH CLUB  Antilles
 FLAMINGO     St. Maarten, Netherlands   August 1995     172      247(f)     342       104      6,885       2,665       3,900(f)
  BEACH CLUB  Antilles
 SAN LUIS BAY Avila Beach, California    June 1996        68      130(g)      20(h)       (h)        (h)    1,010(i)    3,162(g)
  RESORT
 EMBASSY VACATION RESORTS:
 POIPU        Koloa, Kauai, Hawaii       November 1994   219      219(k)     852       281     19,074      10,317(k)        0
  POINT(j)
 GRAND BEACH  Orlando, Florida           January 1995     72      370(l)   2,168     1,523     13,063       1,504      15,198(l)
 LAKE TAHOE   South Lake                 May 1996(m)       0      210(n)        (o)       (o)        (o)         (o)   10,710(n)
              Tahoe, California
                                                         ---    -----    -------    ------                 ------      ------
 TOTAL...............................................    993    2,271     16,951     5,675                 21,142      66,069
                                                         ===    =====    =======    ======                 ======      ======

- --------

(a) The dates listed represent the date of acquisition or, if later, the date of completion of development of the first phase of the applicable resort by the Company. The Embassy Vacation Resort Poipu Point was acquired by the Company in November 1994 as a traditional hotel. As units at the Embassy Vacation Resort Poipu Point are sold as Vacation Intervals, the Company no longer rents such units on a nightly basis.
(b) Includes 40 units, which will accommodate 2,040 Vacation Intervals, that are currently under construction and scheduled for completion in September 1996. Also includes an additional estimated 276 units, which will accommodate an additional estimated 14,076 Vacation Intervals, which the Company plans to construct on land which it owns at the Cypress Pointe Resort and for which all necessary governmental approvals and permits (except building permits) have been obtained. Should the Company elect to construct a higher percentage of three bedroom units, rather than its current planned mix of one, two and three bedroom units, the actual number of planned units and Vacation Intervals will be lower than is indicated above.
(c) Includes 16 units, which will accommodate an additional 816 Vacation Intervals, on which the Company commenced construction in June 1996 and for which all necessary governmental approvals and permits have been received by the Company. Also includes an additional estimated 286 units, which will accommodate an additional estimated 14,586 Vacation Intervals, which the Company plans to construct on land which it owns or is currently subject to a contract to purchase at the Plantation at Fall Creek.
(d) Includes 15 units, which will accommodate 765 Vacation Intervals, construction of which is planned to begin in either the fourth quarter of 1996 or the first quarter of 1997 and for which all necessary governmental approvals and permits have been received by the Company.

(e) The Company has not committed to any expansion of the Royal Palm Beach Club. The Company is considering the acquisition of additional land adjacent to the Royal Palm Beach Club for the addition of an estimated 60 units, which will accommodate an estimated 3,060 Vacation Intervals, but has yet to enter into an agreement with respect to such additional land or to obtain the necessary governmental approvals and permits for such expansion.
(f) In May 1996 the Company acquired a five-acre parcel of land adjacent to the Flamingo Beach Club on which the Company plans to develop an estimated 75 units which will accommodate an estimated 3,900 Vacation Intervals. The Company is in the process of seeking to obtain the necessary governmental approvals and permits for such proposed expansion.
(g) Includes 62 units, which will accommodate an estimated 3,162 Vacation Intervals, for which all necessary discretionary governmental approvals and permits have been received by the Company. The Company has not yet applied for or obtained the required building permit to construct such additional units. The Company plans to commence construction of the first 31 units in September 1996. In addition, the Company is considering the acquisition of additional land near the San Luis Bay Resort for the addition of an estimated 100 units which will accommodate an estimated 5,100 Vacation Intervals, but has yet to enter into an agreement with respect to such land or to obtain the necessary governmental approvals and permits for such proposed expansion.
(h) The Company commenced sales of Vacation Intervals at the San Luis Bay Resort in June 1996.
(i) The Company in June 1996 acquired approximately 130 Vacation Intervals at the San Luis Bay Resort out of the bankruptcy estate of Glen Ivy Resorts, Inc. In addition, the Company acquired promissory notes in default that are secured by approximately 900 Vacation Intervals. The Company intends to foreclose upon and acquire clear title to such Vacation Intervals and intends to complete such foreclosure procedures (or deed-in-lieu procedures) in approximately four months following acquisition of the resort.
(j) The Company owns, directly or indirectly, 100% of the partnership interests in the managing general partner of Poipu Resort Partners L.P., a Hawaii limited partnership ("Poipu Partnership"), the partnership which owns the Embassy Vacation Resort Poipu Point. The managing general partner holds a 0.5% partnership interest for purposes of distributions, profits and losses. The Company also holds, directly or indirectly, a 29.93% limited partnership interest in the Poipu Partnership for purposes of distributions, profits and losses, for a total partnership interest of 30.43%. In addition, following repayment of any outstanding partner loans, the Company, directly or indirectly, is entitled to receive a 10% per annum return on the Founders' and certain former limited partners' initial capital investment of approximately $4.6 million in the Poipu Partnership. After payment of such preferred return and the return of approximately $4.6 million of capital to the Company, directly or indirectly, on a pari passu basis with the other general partner in the partnership, the Company, directly or indirectly, is entitled to receive approximately 50% of the net profits of the Poipu Partnership. In the event certain internal rates of return specified in the Poipu Partnership Agreement are achieved, the Company, directly or indirectly, is entitled to receive approximately 55% of the net profits of the Poipu Partnership.
(k) Includes 191 units that the Company currently rents on a nightly basis that have not yet been sold as Vacation Intervals.
(l) Includes 30 units, which will accommodate 1,530 Vacation Intervals, that are currently under construction and scheduled for completion in September 1996. Also includes at least 24 units, which will accommodate an additional 1,224 Vacation Intervals, on which the Company plans to commence construction in the fourth quarter of 1996 and for which all necessary discretionary governmental approvals and permits (excluding building permits which have not yet been applied for by the Company) have been received by the Company. The Company has also received all necessary discretionary governmental approvals and permits to construct an additional estimated 228 units on land which it owns at the Embassy Vacation Resort Grand Beach, which will accommodate an additional estimated 11,628 Vacation Intervals (excluding building permits which have not yet been applied for by the Company). The Company plans to apply for and obtain these building permits on a building-by-building basis.
(m) Construction began on the first 62 units at the Embassy Vacation Resort Lake Tahoe in May 1996. Twenty-seven units, which will accommodate 1,377 Vacation Intervals, are scheduled for completion in January 1997 and 35 units, which will accommodate 1,785 Vacation Intervals, are scheduled for completion in March 1997.
(n) Includes 62 units, which will accommodate 3,162 Vacation Intervals, on which construction began in May 1996 and for which all necessary discretionary governmental approvals and permits have been received by the Company. Twenty-seven units, which will accommodate 1,377 Vacation Intervals, are scheduled for completion in January 1997 and 35 units, which will accommodate 1,785 Vacation Intervals, are scheduled for completion in March 1997. Of this total, the Company is obligated to convey four Vacation Intervals to the former owners of the land on which the Embassy Vacation Resort Lake Tahoe is being developed. Such conveyance will be made upon completion of the first phase of development. The Company has also received all necessary discretionary governmental approvals and permits to construct an additional estimated 148 units (excluding building permits which have not yet been applied for by the Company and which will be applied for and obtained on a phase-by-phase basis) on land that it owns at the Embassy Vacation Resort Lake Tahoe, which will accommodate an estimated 7,548 Vacation Intervals, and, subject to market demand, currently plans to construct 40 of such units commencing in May of each year from 1997 through 1999 and the remaining 28 units commencing in May 2000.
(o) The Company commenced sales of Vacation Intervals at the Embassy Vacation Resort Lake Tahoe in June 1996, although the Company will not be able to close any of such sales until the completion of the first units, currently scheduled to occur in January 1997.

            THE CONSOLIDATION TRANSACTIONS AND CORPORATE BACKGROUND

  The Company's Existing Resorts currently are owned and operated by individual limited partnerships or limited liability companies (the "Property Partnerships"), each affiliated with the Company's founding stockholders, Osamu "Sam" Kaneko, Andrew J. Gessow and Steven C. Kenninger (sometimes referred to herein as the "Founders"). The Property Partnerships consist of Grand Beach Resort, L.P., a Georgia limited partnership (Embassy Vacation Resort Grand Beach); AKGI-Flamingo C.V., a Netherlands Antilles limited partnership (Flamingo Beach Club); AKGI-Royal Palm C.V., a Netherlands Antilles limited partnership (Royal Palm Beach Club); Port Royal Resort, L.P., a South Carolina limited partnership (Royal Dunes Resort); an approximately 30% interest in Poipu Resort Partners, L.P., a Hawaii limited partnership (Embassy Vacation Resort Poipu Point); Fall Creek Resort, L.P., a Georgia limited partnership (Plantation at Fall Creek); Cypress Pointe Resort, L.P., a Delaware limited partnership (Cypress Pointe Resort); Lake Tahoe Resort Partners, LLC, a California limited liability company (Embassy Vacation Resort Lake Tahoe); and San Luis Resort Partners, LLC, a Georgia limited liability company (San Luis Bay Resort). Affiliates of the Founders currently are the sole general partners or the sole members of each of the Property Partnerships. Each of the Property Partnerships (other than the Embassy Vacation Resort Poipu Beach) which will remain in existence following the Consolidation Transactions and the Offering will be wholly owned by the Company.

  The Company's timeshare resort acquisition and development business commenced in 1992 to take advantage of the unique real estate development, financing and travel industry expertise of the Founders. Mr. Kaneko, who is a Japanese national and was educated in the United States, has more than 24 years of experience in resort real estate acquisition and development. Prior to forming the Company, Mr. Kaneko co-founded KOAR Group, Inc. ("KOAR"), a Los Angeles-based real estate acquisition and development company, with Mr. Kenninger in 1985 and was previously the executive vice-president of the Hawaii-based United States operations of a Japanese publicly-traded real estate developer. Mr. Kenninger, a former business attorney for the seven years prior to co-founding KOAR, has had overall responsibility for the development, acquisition, licensing, branding and legal operations of the Company since 1993. Affiliates of KOAR developed and currently own the Embassy Suites hotels located at Lake Tahoe, downtown Chicago, the Seattle/Tacoma airport, Walnut Creek (Bay Area), California and the Los Angeles International Airport. In May 1996, Promus presented its Rose Awards to three of the Embassy Suites hotels affiliated with KOAR and scored two of such hotels in the top three hotels of the over 100 properties contained in the Embassy Suites system in 1995. Promus annually presents Rose Awards to a select few hotels judged to be the best in the chain based on an equally weighted composite score of property performance in a market, results of guest satisfaction surveys and product quality assessments performed by Promus. KOAR's Embassy Suites hotels are managed for KOAR by Promus. Through its affiliation with the Embassy Suites hotel division of Promus, the Company became the first and is currently the only licensee and operator of Embassy Vacation Resorts. Prior to forming the Company, Mr. Gessow in 1990 formed Argosy Group, Inc. ("Argosy"), a Woodside, California based real estate acquisition and development company and was previously president of both the Florida and west coast offices of Trammell Crow Residential Services, a real estate development company. See "Management--Directors and Executive Officers."

  Upon consummation of the Consolidation Transactions described below, the partnership and limited liability company interests in each of the Property Partnerships, certain of the stock of certain other corporations affiliated therewith held by "accredited investors" (as defined pursuant to Regulation D under the Securities Act) and certain debt obligations of the Property Partnerships and affiliates (and, as a result, ownership of each of the Existing Resorts) will be directly or indirectly transferred to the Company and in exchange the holders of such partnership interests and certain of such stock will receive shares of Common Stock in the Company. Holders of any such partnership interests who are not "accredited investors" will receive cash at a price commensurate with the value received by the accredited investors to be determined prior to the Consent Solicitation. The Consolidation Transactions will be consummated concurrently with, and are conditioned upon, the closing of the Offering. All financial and share information presented in this Prospectus assumes the consummation of the Consolidation Transactions and reflects the issuance of an aggregate of 11,354,705 shares of Common Stock to the holders of partnership interests in the Property Partnerships and to certain stockholders of certain other corporations affiliated with the Company (the "Affiliated Companies"). The Affiliated Companies include

Argosy/KOAR Group, Inc., Resort Management International, Inc., Resort Marketing International, Inc., RMI-Royal Palm C.V.o.a., RMI-Flamingo C.V.o.a., AK-St. Maarten, LLC, Premier Resort Management, Inc., Resort Telephone & Cable of Orlando, Inc., Kabushiki Gaisha Kei, LLC, Vacation Ownership Marketing Company and Vacation Resort Marketing of Missouri, Inc., each of which are controlled by the Founders and currently provide administrative, utility, management and/or marketing services to certain of the Property Partnerships.

  Signature Resorts, Inc. was incorporated in Maryland in May 1996 by the Founders to effect the Consolidation Transactions and the Offering. Pursuant to a Private Placement Memorandum dated as of May 28, 1996, the Company solicited and received on or before June 13, 1996 the consent and agreement of the ultimate owners of interests in the Property Partnerships, the stockholders of the Affiliated Companies and the holders of certain debt obligations to exchange their partnership interests or shares in, and obligations of, the Property Partnerships or Affiliated Companies (or their direct or indirect interests in the owners thereof), as applicable, for shares of Common Stock in the Company (the "Consent Solicitation"). Such exchange will occur simultaneously with the closing of the Offering and is conditioned upon certain timing constraints with respect to the Offering. The Consent Solicitation and exchange of direct and indirect interests in, and obligations of, the Property Partnerships and the Affiliate Companies, as applicable, for shares of Common Stock in the Company are referred to herein as the "Consolidation Transactions." Certain direct and indirect holders of interests in, and obligations of, certain Property Partnerships will upon consummation of the Consolidation Transactions receive shares of Common Stock in the Company equal to a predetermined dollar value based on agreement between the Company and such holders as set forth in the Private Placement Memorandum for the Consent Solicitation. The balance of the shares of Common Stock issued in the Consolidation Transactions will be issued to the holders of interests in the remaining Property Partnerships and to the holders of interests in the Affiliated Companies, which are comprised solely of the Founders or their affiliates. Following consummation of the Consolidation Transactions and the Offering, the ultimate owners of interests in the Property Partnerships and stockholders of the Affiliated Companies will in the aggregate own approximately 68.4% of the outstanding Common Stock in the Company, with approximately 43.4% of the outstanding Common Stock of the Company being held by the Founders, or affiliates thereof. For additional information regarding the Property Partnerships and the Affiliated Companies as well as the Consolidation Transactions and resulting effect thereof, see "Consolidation Transactions," "Principal Stockholders" and "Certain Relationships and Related Transactions."

  The Company's principal executive offices are currently located at 911 Wilshire Boulevard, Suite 2250, Los Angeles, California 90017, and its telephone number is (213) 622-2211. In September 1996, the Company will relocate its principal executive offices to 5940 Century Boulevard, Suite 210, Los Angeles, California 90045, and its telephone number will be (310) 417-5020.

                                  THE OFFERING

 Common Stock offered by the Company........ 5,250,000 shares(1)
 Common Stock to be outstanding after
  the Offering.............................. 16,604,705 shares(1)(2)
 Use of proceeds............................ To repay outstanding indebtedness, to fund the cash
                                             portion of the Consolidation
                                             Transactions and for working
                                             capital and other general
                                             corporate purposes. A substantial
                                             portion of the proceeds will be
                                             used to repay indebtedness owed
                                             to founders and affiliates.
 Nasdaq National Market symbol.............. "SIGR"

- --------
(1) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."
(2) Includes 11,354,705 shares of Common Stock issued in connection with the Consolidation Transactions. See "The Consolidation Transactions." Does not include 1,750,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Equity Participation Plan (as defined) and 500,000 shares of Common Stock reserved for issuance pursuant to the Company's Employee Stock Purchase Plan (as defined). See "Management--Executive Compensation."

        SUMMARY COMBINED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                         (DOLLAR AMOUNTS IN THOUSANDS)

  The following table sets forth: (i) combined historical financial information of the Company, which includes each of the Property Partnerships and Affiliated Companies, and (ii) pro forma financial information of the Company after giving effect to the consummation of the Consolidation Transactions and the Offering and the application of the net proceeds therefrom. Such information should be read in conjunction with the selected combined historical and pro forma financial information of the Company, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements for the Company and the notes thereto which are contained elsewhere in this Prospectus. Due to seasonality, other market factors and additions to the number of the Company's resorts, the combined historical and pro forma results for the six months ended June 30, 1995 and 1996 are not necessarily indicative of results for a full year.

                                                HISTORICAL                                      PRO FORMA(d)
                          -----------------------------------------------------------  -------------------------------
                                                                     SIX MONTHS                         SIX MONTHS
                                                                        ENDED              YEAR           ENDED
                               YEAR ENDED DECEMBER 31,                JUNE 30,            ENDED          JUNE 30,
                          -------------------------------------  --------------------  DECEMBER 31, ------------------
                           1992      1993      1994      1995      1995       1996         1995      1995      1996
                          -------  --------  --------  --------  --------  ----------  ------------ ------- ----------
STATEMENT OF OPERATIONS:
Revenue:
 Vacation Interval
  sales.................  $11,328  $ 22,238  $ 40,269  $ 59,071  $ 28,799  $   28,754    $59,071    $28,799 $   28,754
 Interest...............      402     1,825     3,683     6,929     2,921       4,202      6,929      2,921      4,202
 Other..................      115       373       338     6,608       640       5,975      6,928        800      6,135
                          -------  --------  --------  --------  --------  ----------    -------    ------- ----------
 Total revenue..........   11,845    24,436    44,290    72,608    32,360      38,931     72,928     32,520     39,091
Costs and operating
 expenses:
 Vacation Interval cost
  of sales..............    2,999     5,708    12,394    15,650     8,260       6,803     15,586      8,228      6,774
 Advertising, sales and
  marketing.............    4,734    10,809    18,745    28,488    14,247      14,730     28,488     14,247     14,730
 Loan portfolio
  Interest expense--
   treasury.............      168       674     1,629     3,586     1,585       2,491        --         --         839
  Other.................       50       208       851     1,189       437         659      1,074        368        619
  Provisions for
   doubtful accounts....      555       619       923     1,787       921         688      1,787        921        688
 General and
  administrative
  Resort-level..........      665     2,346     2,864     4,947     1,443       3,019      4,947      1,443      3,019
  Corporate.............      375       877       874     1,607       653       1,604      1,607        653      1,604
 Depreciation and
  amortization..........      209       384       489     1,675       742       1,109      1,830        742      1,401
 Interest expense--
  other.................      --        518       959       476       183       1,347        --         --         --
 Equity loss on
  investment in joint
  venture...............      --        --        271     1,649     1,018          63      1,649      1,018         63
                          -------  --------  --------  --------  --------  ----------    -------    ------- ----------
 Total costs and
  operating expenses....    9,755    22,143    39,999    61,054    29,489      32,513     56,968     27,620     29,737
                          -------  --------  --------  --------  --------  ----------    -------    ------- ----------
Pre-tax income..........    2,090     2,293     4,291    11,554     2,871       6,418     15,960      4,900      9,354
 Provision for taxes....      --        --        --        641       --           53      6,087      1,857      3,325
                          -------  --------  --------  --------  --------  ----------    -------    ------- ----------
Net income..............  $ 2,090  $  2,293  $  4,291  $ 10,913  $  2,871  $    6,365    $ 9,873    $ 3,043 $    6,029
                          =======  ========  ========  ========  ========  ==========    =======    ======= ==========
Pro forma net income(a).  $ 1,301  $  1,414  $  2,674  $  7,206  $  1,787  $    3,983
Pro forma net income per
 share(a)...............      --        --        --        --        --   $     0.35        --         --  $     0.36
Pro forma weighted
 average shares
 outstanding............      --        --        --        --        --   11,354,705        --         --  16,604,705
OTHER DATA:
EBITDA(b)...............  $ 2,467  $  3,869  $  7,368  $ 17,291  $  5,381    $ 11,365
Cash flows provided by
 (used in)
 Operating activities...   (6,166)   (3,262)  (10,964)    5,460    14,063     (17,294)
 Investing activities...      (51)  (10,776)  (24,940)  (40,075)  (24,404)    (11,206)
 Financing activities...    5,146    15,341    36,134    37,102    11,627      28,366
Number of Existing
 Resorts at period end..        1         3         4         7         5           9
Number of Vacation
 Intervals sold(c)......    1,284     2,442     4,482     5,675     2,615       3,069
Numbers of Vacation
 Intervals in
 inventory(c)...........    1,164     1,233     2,401     9,917     2,040      21,142
Average price of
 Vacation Intervals
 sold(c)................  $ 8,822  $  9,106  $  8,985  $ 11,353  $ 11,013    $ 13,040

                                                              JUNE 30, 1996
                                                         -----------------------
                                                          ACTUAL  AS ADJUSTED(e)
                                                         -------- --------------
BALANCE SHEET DATA (AT END OF PERIOD):
Cash, including cash in escrow.......................... $  5,367    $  3,797
Total assets............................................  175,641     181,815
Long-term debt..........................................  110,050      60,024
Stockholders' equity....................................   47,890      98,393

- --------

(a) Reflects the effect on historical statement of operations data, assuming the combined Company had been treated as a C corporation rather than as individual limited partnerships and limited liability companies for federal income tax purposes.

(b) As shown below, EBITDA represents net income before interest expense, income taxes and depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be construed as an alternative to net income as a measure of the Company's operating results or to operating cash flow as a measure of liquidity. The following table reconciles EBITDA to net income:

                                                                   SIX MONTHS
                                                                     ENDED
                                      YEAR ENDED DECEMBER 31,       JUNE 30,
                                    ---------------------------- --------------
                                     1992   1993   1994   1995    1995   1996
                                    ------ ------ ------ ------- ------ -------
      Net income................... $2,090 $2,293 $4,291 $10,913 $2,871 $ 6,365
      Interest expense--treasury...    168    674  1,629   3,586  1,585   2,491
      Interest expense--other......    --     518    959     476    183   1,347
      Taxes........................    --     --     --      641    --       53
      Depreciation and
       amortization................    209    384    489   1,675    742   1,109
                                    ------ ------ ------ ------- ------ -------
      EBITDA....................... $2,467 $3,869 $7,368 $17,291 $5,381 $11,365
                                    ====== ====== ====== ======= ====== =======

(c) Includes the effect of sales or inventory at the Company's non-consolidated resort.

(d) Reflects the effect on historical statement of operations data, assuming the issuance of Common Stock offered hereby, the retirement of $53.5 million of debt, the elimination of interest expense related to the debt retired, and the treatment of the combined Company as a C corporation as described in (1) above.

(e) Adjusted to give effect to (i) the sale of 5,250,000 shares of Common Stock offered hereby at an offering price of $14.00 per share less the underwriting discount and the payment by the Company of the estimated offering expenses, (ii) the retirement of $53.5 million of debt, (iii) the treatment of the combined Company as a C corporation resulting in a deferred tax liability of $5.7 million at June 30, 1996 and (iv) other pro forma adjustments. See "Selected Combined Pro Forma Financial Information-- Selected Combined Pro Forma Balance Sheet."

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby. The Company cautions the reader that this list of risk factors may not be exhaustive.

ACQUISITION STRATEGY AND RISKS RELATED TO RAPID GROWTH

  A principal component of the Company's strategy is to continue to grow by acquiring additional resorts. The Company's future growth and financial success will depend upon a number of factors, including its ability to identify attractive resort acquisition opportunities, consummate the acquisitions of such resorts on favorable terms, convert such resorts to use as timeshare resorts and profitably sell Vacation Intervals at such resorts. There can be no assurance that the Company will be successful with respect to such factors. The Company's ability to execute its growth strategy depends to a significant degree on the existence of attractive resort acquisition opportunities (which, in the past, have included completed or nearly completed resort properties), its ability both to consummate acquisitions on favorable terms and to obtain additional debt and equity capital and to fund such acquisitions and any necessary conversion and marketing expenditures. Currently, there are numerous potential buyers of resort real estate which are better capitalized than the Company competing to acquire resort properties which the Company may consider attractive resort acquisition opportunities. There can be no assurance that the Company will be able to compete against such other buyers successfully or that the Company will be successful in consummating any such future financing transactions or equity offerings on terms favorable to the Company. The Company's ability to obtain and repay any indebtedness at maturity may depend on refinancing, which could be adversely affected if the Company cannot effect the sale of additional debt or equity through public offerings or private placements on terms favorable to the Company. Factors which could affect the Company's access to the capital markets, or the cost of such capital, include changes in interest rates, general economic conditions, the perception in the capital markets of the timeshare industry and the Company's business, results of operations, leverage, financial condition and business prospects. In addition, an important part of the Company's growth strategy is to acquire and develop Westin Vacation Club resorts through the Westin Agreement. See "Business-- Westin Vacation Club Resorts." Westin has not previously been active in the timeshare market and may not devote the corporate resources to such projects at levels which will make the projects successful. Moreover, there can be no assurance that Promus will elect to continue licensing the Embassy Vacation Resort name to the Company with respect to possible future resorts.

BENEFITS TO FOUNDERS AND OTHER PERSONS; REPAYMENT OF INDEBTEDNESS OWED TO FOUNDERS AND AFFILIATES

  The Founders and the Company's other executive officers and directors will realize benefits from the formation of the Company, the Consolidation Transactions and the Offering that will not generally be received by other persons participating in such transactions. Such benefits may include the repayment by the Company of indebtedness owed to such individuals, the acquisition of shares of Common Stock in the Consolidation Transactions and retention under employment agreements. Thus, the Founders, other executive officers and directors may have interests that conflict with the interests of others participating in the Consolidation Transactions and with the interests of persons acquiring Common Stock in the Offering. Messrs. Kaneko, Gessow and Kenninger, or affiliates thereof, will receive 2,710,753, 3,099,554 and 1,393,279 shares of Common Stock in the Consolidation Transactions, respectively, and will receive approximately $6.3 million, $6.4 million and $3.2 million, respectively, of the net proceeds of the Offering for the repayment of debt owed by the Company to affiliates of the Founders substantially all of which will be used by the Founders to repay third-party obligations and to pay tax liabilities. As a result of the repayment of such third party obligations, the Founders will be released from certain pledges of interests in various of the Property Partnerships securing repayment of such debt. In addition, each of the Founders will be party to an employment agreement with the Company that will provide for a base salary of $280,000 per annum and will provide for the grant to each of the Founders of options to purchase 150,000 shares of Common Stock, vesting in three equal installments over three years. James E. Noyes, a director and Executive Vice President of the Company, is a party to an employment agreement with the Company that provides for an initial base salary and bonus of $400,000 per annum and provides for the grant of options to purchase 375,000 shares of Common Stock. Charles C. Frey, Genevieve Giannoni and Timothy D. Levin, the Company's Chief Financial Officer and Treasurer, Senior Vice President of Operations and Vice President-- Architecture, respectively, will receive 6,000, 3,000 and 4,348 shares of Common Stock in the Consolidation Transactions, respectively, and each will receive options to purchase 150,000, 150,000 and 10,000 shares of Common Stock, respectively. In addition, upon consummation of the Consolidation Transactions and the Offering, affiliates of Joshua S. Friedman, a proposed director of the Company, may be deemed to beneficially own 2,379,575 shares of Common Stock, and approximately $12.8 million of the net proceeds of the Offering will be used to repay indebtedness owed by the Company to affiliates of Mr. Friedman and to pay related fees. See "Certain Relationships and Related Transactions--Repayment of Affiliated Debt," "Principal Stockholders," "Consolidation Transactions" and "Management--Employment Agreements."

RISKS OF DEVELOPMENT AND CONSTRUCTION ACTIVITIES

  The Company intends to actively continue development, construction, redevelopment/conversion and expansion of timeshare resorts. There can be no assurance that the Company will complete development and/or conversion of the Lake Tahoe and Avila Beach resorts currently under development, complete the expansion projects currently under development at the Company's Cypress Pointe, Plantation at Fall Creek and Embassy Vacation Resort Grand Beach resorts, undertake the additional expansion plans set forth in "Business-- Description of the Company's Resorts" or undertake to develop other resorts or complete such development if undertaken. Risks associated with the Company's development, construction and redevelopment/conversion activities, including activities relating to the Lake Tahoe and Avila Beach resorts, and expansion activities, including activities relating to the Cypress Pointe, Plantation at Fall Creek and Embassy Vacation Resort Grand Beach resorts, may include the risks that: acquisition and/or development opportunities may be abandoned; construction costs of a property may exceed original estimates, possibly making the resort uneconomical or unprofitable; sales of Vacation Intervals at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of, or the continued sales of Vacation Intervals at, a property; and construction may not be completed on schedule, resulting in decreased revenues and increased interest expense. In addition, the Company's construction activities typically are performed by third-party contractors, the timing, quality and completion of which cannot be controlled by the Company. Nevertheless, construction claims may be asserted against the Company for construction defects and such claims may give rise to liabilities. New development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, the ability of the Company to coordinate construction activities with the process of obtaining such permits and authorizations, and the ability of the Company to obtain the financing necessary to complete the necessary acquisition, construction, and/or conversion work. Upon the closing of the Offering, the Company will not have the financing available to complete all of its planned expansion as set forth in "Business--Description of the Company's Resorts." The ability of the Company to expand its business to include new resorts will in part depend upon the availability of suitable properties at reasonable prices and the availability of financing for the acquisition and development of such properties. In addition, certain states and local laws may impose liability on property developers with respect to construction defects, discovered or repairs made by future owners of such property. Pursuant to such laws, future owners may recover from the Company amounts in connection with any repairs made to the developed property. See "Business--Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISK OF INCREASING LEVERAGE; RESTRICTIVE COVENANTS

  Future development by the Company at its Existing Resorts will be financed with indebtedness obtained pursuant to the Company's existing credit facilities or credit facilities obtained by the Company in the future. The agreements with respect to such facilities do contain or in the future could contain restrictive covenants, possibly including covenants limiting capital expenditures, incurrence of debt and sales of assets and requiring the Company to achieve certain financial ratios, some of which could become more restrictive over time. Subsequent acquisition activities will be financed primarily by new financing arrangements. The Company's pro forma indebtedness as well as the indebtedness to be incurred under such facilities will be secured by mortgages on the Company's resort properties as well as other assets of the Company. Among other consequences, the leverage of the Company and such restrictive covenants and other terms of the Company's debt instruments could impair the Company's ability to obtain additional financing in the future, to make acquisitions and to take advantage of significant business opportunities that may arise. In addition, the Company's leverage may increase its vulnerability to adverse general economic and timeshare industry conditions and to increased competitive pressures.

RISKS ASSOCIATED WITH PARTNERSHIP INVESTMENT IN POIPU PARTNERSHIP

  The Embassy Vacation Resort Poipu Point is owned by a partnership consisting of the Company and a third party. Property ownership through a partnership involves additional risks, including requirements of partner consents for major decisions (including approval of budgets), capital contributions and entry into material agreements. If the Company and its partner are unable to agree on major decisions, either partner may elect to invoke a buy/sell right, which could require the Company to either sell its interest in the Embassy Vacation Resort Poipu Point or to buy out the interest of its partner at a time when the Company is not prepared to do so. In addition, under certain circumstances, the other partner can require the Company to purchase such partner's interest or sell its interest to the partner. If a dispute arises under this partnership, an adverse resolution could have a material adverse effect on the operations of the Company. In addition, as a general partner, the Company will be subject to certain fiduciary obligations which may obligate it to act in a manner which is not necessarily in the best interest of the Company.

LIMITED OPERATING HISTORY; CONSOLIDATION TRANSACTIONS

  The Company has been recently formed in order to effectuate the Consolidation Transactions and the Offering. Although predecessors of the Company have operating history in the timeshare and hospitality industries, the Company has no operating history as an integrated entity with respect to the Existing Resorts or experience operating as a public company, which could have an adverse impact on the Company's operations and future profitability. The Company has chosen to conduct its management operations (i) in two locations in California primarily with respect to acquisition, development and finance, (ii) in Chicago, Illinois primarily with respect to sales and marketing and (iii) in Orlando, Florida primarily with respect to accounting, treasury and property management operations. However, as the Company grows and diversifies into additional geographic markets, no assurance can be given as to management's ability to efficiently manage operations and control functions without a centrally located management team. The Company's Existing Resorts are currently owned by the Property Partnerships and are being transferred directly or indirectly to the Company pursuant to the Consolidation Transactions. The Consolidation Transactions involve consents of certain constituent partners, members or shareholders in each entity owning the Existing Resorts. This process involves more risk than if each Existing Resort was previously owned by the Company or acquired by the Company concurrently with the Offering. There can be no assurance that partners, members or shareholders could not bring a claim against the Company as a result of such Consolidation Transactions, and one individual previously threatened to bring a claim. See "Business--Insurance; Legal Proceedings." If a partner, member or shareholder brings a successful claim against the Company, the Company's earnings could be adversely affected.

LACK OF APPRAISALS; NO ASSURANCE AS TO VALUE

  No independent valuations or appraisals were obtained in connection with the Consolidation Transactions or the Offering. Accordingly, there can be no assurance that the price paid by the Company to holders who received their shares of Common Stock as a result of the Offering will not exceed the proportionate value of the Existing Resorts and other assets acquired by the Company. The valuation of the Company has been determined based upon a variety of factors discussed under "The Consolidation Transactions" and "Underwriting" and not solely on an asset by asset valuation based on historical cost or current market value and, therefore, may exceed values that could be obtained from a liquidation of the Company or of the individual Existing Resorts or assets owned by the Company.

GENERAL ECONOMIC CONDITIONS; CONCENTRATION IN TIMESHARE INDUSTRY

  Any downturn in economic conditions or any price increases (e.g., airfares) related to the travel and tourism industry could depress discretionary consumer spending and have a material adverse effect on the Company's business. Any such economic conditions, including recession, may also adversely affect the future availability of attractive financing rates for the Company or its customers and may materially adversely affect the Company's business. Furthermore, adverse changes in general economic conditions may adversely affect the collectibility of the Company's loans to Vacation Interval buyers. Because the Company's operations are conducted solely within the timeshare industry, any adverse changes affecting the timeshare industry such as an oversupply of timeshare units, a reduction in demand for timeshare units, changes in travel and vacation patterns, changes in governmental regulations of the timeshare industry and increases in construction costs or taxes, as well as negative publicity for the timeshare industry, could have a material adverse effect on the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH CUSTOMER FINANCING

  The Company offers financing to the buyers of Vacation Intervals at the Company's resorts who make a down payment generally equal to at least 10% of the purchase price. This financing generally bears interest at fixed rates and is collateralized by a first mortgage on the underlying Vacation Interval. The Company has entered into agreements with lenders for the financing of these customer receivables. These agreements provide an aggregate of up to approximately $176 million of available financing to the Company bearing interest at variable rates tied to either the prime rate or LIBOR, of which the Company currently has approximately $121 million of additional borrowing availability. Under these arrangements, the Company pledges as security promissory notes to these lenders, who typically lend the Company 80% to 90% of the principal amount of such notes. Payments under these promissory notes are made by the buyer/borrowers directly to a payment processing center and such payments are credited against the Company's outstanding balance with the respective lenders. The Company does not presently have binding agreements to extend the terms of such existing financing or for any replacement financing upon the expiration of such funding commitments, and there can be no assurance that alternative or additional arrangements can be made on terms that are satisfactory to the Company. Accordingly, future sales of Vacation Intervals may be limited by both the availability of funds to finance the initial negative cash flow that results from sales that are financed by the Company and by reduced demand which may result if the Company is unable to provide financing through unaffiliated lenders to buyers of Vacation Intervals. If the Company is required to sell its customer receivables to lenders, discounts from the face value of such receivables may be required by such lenders, if lenders are available at all. At June 30, 1996, the Company had a portfolio of approximately 11,500 loans to Vacation Interval buyers amounting to approximately $78 million with respect to the Company's consolidated resorts. The Company's consumer loans had a weighted average maturity of approximately seven years and a weighted average cost of funds of 15.0%. At such date, the Company had borrowings secured by such loans of approximately $61.5 million, which borrowings bear interest at variable rates with a weighted average of 10.75%. As of June 30, 1996, approximately 8.3% of the Company's consumer loans were considered by the Company to be delinquent (past due by 60 or more days) and the Company has completed or commenced foreclosure or deed-in-lieu of foreclosure on approximately 2.4% of its consumer loans. The Company has historically derived income from its financing activities. However, because the Company's borrowings bear interest at variable rates and the Company's loans to buyers of Vacation Intervals bear interest at fixed rates, the Company bears the risk of increases in interest rates with respect to the loans it has from its lenders. To the extent interest rates on the Company's borrowings decrease, the Company faces an increased risk that customers will pre-pay their loans and reduce the Company's income from financing activities. See "Business--Customer Financing."

RISKS OF HEDGING ACTIVITIES

  To manage risks associated with the Company's borrowings bearing interest at variable rates, the Company expects from time to time to purchase interest rate caps, interest rate swaps or similar instruments. The nature and quantity of the hedging transactions for the variable rate debt will be determined by the management of the Company based on various factors, including market conditions, and there have been no limitations placed on management's use of certain instruments in such hedging transactions. No assurance can be given that any such hedging transactions will offset the risks of changes in interest rates, or that the costs associated with hedging activities will not increase the Company's operating costs.

RISKS ASSOCIATED WITH CUSTOMER DEFAULT

  The Company bears the risk of defaults by buyers who financed the purchase of their Vacation Intervals. If a buyer of a Vacation Interval defaults on the loan made by the Company to finance the purchase of such Vacation Interval during the early part of the repayment schedule the Company generally must take back the mortgage with respect to such Vacation Interval and replace it with a performing mortgage. In connection with the Company taking back any such Vacation Interval, the associated marketing costs other than certain sales commissions will not have been recovered by the Company and they must be incurred again after their Vacation Interval has been returned to the Company's inventory for resale (commissions paid in connection with the sale of Vacation Intervals may be recoverable from the Company's sales personnel and from independent contractors upon default in accordance with contractual arrangements with the Company, depending upon the amount of time that has elapsed between the sale and the default and the number of payments made prior to such default). Although private mortgage insurance or its equivalent is available to cover Vacation Intervals, the Company has never purchased such insurance. In addition, although the Company in many cases may have recourse against Vacation Interval buyers, sales personnel and independent contractors for the purchase price paid and for commissions paid, respectively, no assurance can be given that the Vacation Interval purchase price or any commissions will be fully or partially recovered in the event of buyer defaults under such financing arrangements. The Company purchased defaulted mortgage notes with respect to 900 Vacation Intervals at the San Luis Bay Resort on which the Company is in the process of foreclosing. The Company will be subject to the costs and delays associated with such foreclosure process. See "Business--Customer Financing."

COMPETITION

  The Company is subject to significant competition at each of its resorts from other entities engaged in the business of resort development, sales and operation, including interval ownership, condominiums, hotels and motels. Many of the world's most recognized lodging, hospitality and entertainment companies have begun to develop and sell Vacation Intervals in resort properties. Although the Company currently is the sole licensee of Embassy Vacation Resorts from Promus and the Company recently obtained the exclusive development rights to Westin Vacation Clubs from Westin pursuant to the Westin Agreement, other major companies that now operate or are developing or planning to develop Vacation Interval resorts include Marriott Ownership Resorts ("Marriott"), The Walt Disney Company ("Disney"), Hilton Hotels Corporation ("Hilton"), Hyatt Corporation ("Hyatt"), Four Seasons Hotels & Resorts ("Four Seasons") and Inter-Continental Hotels and Resorts ("Inter-Continental"). Many of these entities possess significantly greater financial, marketing, personnel and other resources than those of the Company and may be able to grow at a more rapid rate or more profitably as a result. In addition, there can be no assurance that Promus will not grant other entities a license to develop Embassy Vacation Resorts or that Promus will not exercise its rights to terminate the Embassy Vacation Resort licenses. In the second quarter of 1996, the Company experienced increased competition in the Orlando, Florida market which reduced sales at the Existing Resorts located in the Orlando area.

  In the event that the Westin Agreement becomes the subject of dispute between the parties thereto, it is possible that the Company's interest in pursuing acquisition and development opportunities at "four-star" and "five-star" resorts could be barred pending the final resolution of such dispute. Additionally, at the expiration or early termination of the Westin Agreement, Westin could become a direct competitor with the Company in the timeshare resort business, including in the markets most attractive to the Company. See "--Westin Agreement" and "Business--Description of Resorts--Westin Vacation Club Resorts." In addition, the five Embassy Suites hotels owned or controlled by affiliates of the Founders, which will not be owned by the Company, may compete with certain of the Company's timeshare resorts; however, the Company anticipates that such five Embassy Suites hotels could be a significant source of lead generation for its marketing activities. Subject to the covenants not to compete (as described herein), the Founders could acquire resort and other hotel properties that could compete with the Company's timeshare business. See "Management--Employment Agreements; Covenants Not To Compete."

DEPENDENCE ON VACATION INTERVAL EXCHANGE NETWORKS; RISK OF INABILITY TO QUALIFY RESORTS

  The attractiveness of Vacation Interval ownership is enhanced significantly by the availability of exchange networks that allow Vacation Interval owners to exchange in a particular year the occupancy right in their Vacation Interval for an occupancy right in another participating network resort. According to the ARDA, the ability to exchange Vacation Intervals was cited by buyers as a primary reason for purchasing a Vacation Interval. Several companies, including RCI, provide broad-based Vacation Interval exchange services, and the Company's Existing Resorts are currently qualified for participation in the RCI exchange network. However, no assurance can be given that the Company will continue to be able to qualify its Existing Resorts, or will be able to qualify its future resorts, for participation in the RCI network or any other exchange network. Moreover, if such exchange networks cease to function effectively, or if the Company's resorts are not accepted as exchanges for other desirable resorts, the Company's sales of Vacation Intervals could be materially adversely effected. See "Business--Participation in Vacation Interval Exchange Networks."

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends to a large extent upon the experience and abilities of the Founders, who will serve as the Company's Chief Executive Officer, President and Chief Operating Officer. The loss of the services of any one of these individuals could have a material adverse effect on the Company, its operations and its business prospects. See "Management-- Employment Agreements." The Company's success is also dependent upon its ability to attract and maintain qualified development, acquisition, marketing, management, administrative and sales personnel for which there is keen competition among the Company's competitors. In addition, the cost of retaining such key personnel could escalate over time. There can be no assurance that the Company will be successful in attracting and/or retaining such personnel.

  Pursuant to the Poipu Partnership Agreement, the Company may be removed as managing general partner if, under certain circumstances, two of the three Founders (Osamu Kaneko, Andrew J. Gessow and Steven C. Kenninger) are no longer officers of the Company. In addition, the Poipu Partnership Agreement provides that certain of the Founders will be actively involved in the management of the Embassy Vacation Resort at Poipu Point.

SEASONALITY AND VARIABILITY OF QUARTERLY RESULTS

  The Company has historically experienced and expects to continue to experience seasonal fluctuations in its gross revenues and net income from the sale of Vacation Intervals. This seasonality may cause significant variations in quarterly operating results. If sales of Vacation Intervals are below seasonal norms during a particular period, the Company's annual operating results could be materially adversely affected. In addition, the combination of (i) the possible delay in generating revenue after the acquisition by the Company of additional resorts prior to the commencement of Vacation Interval sales and (ii) the expenses associated with start-up unit or room-rental operations, interest expense, amoritization and depreciation expenses from such acquisitions may materially adversely impact earnings. Furthermore, earnings may be impacted by the timing of the completion and development of future resorts, and the potential impact of weather or other natural disasters at the Company's resort locations (e.g., hurricanes in Hawaii and St. Maarten and earthquakes in California). Additional material variability in operating results may occur. See "--Natural Disasters; Uninsured Loss" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REGULATION OF MARKETING AND SALES OF VACATION INTERVALS; OTHER LAWS

  The Company's marketing and sales of Vacation Intervals and other operations are subject to extensive regulation by the federal government and the states and foreign jurisdictions in which the Existing Resorts are located and in which Vacation Intervals are marketed and sold. On a federal level, the Federal Trade Commission has taken the most active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which the Company is or may be subject appears in the Truth-in-Lending Act and Regulation Z, the Equal Opportunity Credit Act and Regulation B, the Interstate Land Sales Full Disclosure Act, Real Estate Standards Practices Act, Telephone Consumer Protection Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Fair Housing Act and the Civil Rights Acts of 1964 and 1968. In addition, many states have adopted specific laws and regulations regarding the sale of interval ownership programs. The laws of most states, including, Florida, South Carolina and Hawaii, require the Company to file with a designated state authority for its approval a detailed offering statement describing the Company and all material aspects of the project and sale of Vacation Intervals. The laws of California require the Company to file numerous documents and supporting information with the California Department of Real Estate, the agency responsible for the regulation of Vacation Intervals. When the California Department of Real Estate determines that a project has complied with California law, it will issue a public report for the project. The Company is required to deliver an offering statement or public report to all prospective purchasers of a Vacation Interval, together with certain additional information concerning the terms of the purchase. The laws of Illinois, Florida and Hawaii impose similar requirements. Laws in each state where the Company sells Vacation Intervals generally grant the purchaser of a Vacation Interval the right to cancel a contract of purchase at any time within a period ranging from three to fifteen calendar days following the earlier of the date the contract was signed or the date the purchaser has received the last of the documents required to be provided by the Company. Most states have other laws which regulate the Company's activities, such as real estate licensure; seller's of travel licensure; anti-fraud laws; telemarketing laws; price, gift and sweepstakes laws; and labor laws. The Company believes that it is in material compliance with all federal, state, local and foreign laws and regulations to which it is currently subject. However, no assurance can be given that the cost of qualifying under Vacation Interval ownership regulations in all jurisdictions in which the Company desires to conduct sales will not be significant or that the Company is in fact in compliance with all applicable federal, state, local and foreign laws and regulations. Any failure to comply with applicable laws or regulations could have a material adverse effect on the Company. See "Business-- Governmental Regulation."

  In addition, certain state and local laws may impose liability on property developers with respect to construction defects discovered or repairs made by future owners of such property. Pursuant to such laws, future owners may recover from the Company amounts in connection with the repairs made to the developed property.

POSSIBLE ENVIRONMENTAL LIABILITIES

  Under various federal, state and local laws, ordinances and regulations, the owner of real property generally is liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or lease a property or to borrow using such real property as collateral. Other federal and state laws require the removal or encapsulation of asbestos-containing material when such material is in poor condition or in the event of construction, demolition, remodeling or renovation. Other statutes may require the removal of underground storage tanks. Noncompliance with these and other environmental, health or safety requirements may result in the need to cease or alter operations at a property. As of the date of the Prospectus, Phase I environmental reports (which typically involve inspection without soil sampling or ground water analysis) have been prepared by independent environmental consultants for each Existing Resort. In connection with the acquisition and development of the Embassy Vacation Resort Lake Tahoe and the San Luis Bay Resort, the independent environmental consultants have identified several areas of environmental concern. The areas of concern at the Embassy Vacation Resort Lake Tahoe relate to possible contamination that originated on the resort site due to prior uses and to contamination that may migrate onto the resort site from upgradient sources. California regulatory agencies have been monitoring the resort site and have required or are in the process of requiring the responsible parties (presently excluding the Company) to effect remediation action. The Company has been indemnified by certain of such responsible parties for certain costs and expenses in connection with contamination at the Embassy Vacation Resort Lake Tahoe (including Chevron
(USA), Inc.) and does not anticipate incurring material costs in connection therewith; however, there is no assurance that the indemnitor(s) will meet their obligations in a complete and timely manner. In addition, the Company's San Luis Bay Resort is located in an area of Avila Beach, California which has experienced underground contamination resulting from leaking pipes at a nearby oil refinery. California regulatory agencies have required the installation of groundwater monitoring wells on the beach near the resort site, and no demand or claim in connection with such contamination has been made on the Company, however, there is no assurance that claims will not be asserted against the Company with respect to this environmental condition. The Company is not aware of any environmental liability that would have a material adverse effect on the Company's business, assets or results of operations. No assurance, however, can be given that these reports reveal all environmental liabilities or that no prior owner created any material environmental condition not known to the Company.

  Certain environmental laws impose liability on a previous owner of property to the extent that hazardous or toxic substances were present during the prior ownership period. A transfer of the property does not relieve an owner of such liability. Thus, the Company may have liability with respect to properties previously sold by its predecessors.

  The Company believes that it is in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances and, except as described above with respect to the Embassy Vacation Resort Lake Tahoe and the San Luis Bay Resort, the Company has not been notified by any governmental authority or third party of any non-compliance, liability or other claim in connection with any of its present or former properties. See "Business--Environmental Matters."

COSTS OF COMPLIANCE WITH LAWS GOVERNING ACCESSIBILITY OF FACILITIES TO DISABLED PERSONS

  A number of state and federal laws, including the Fair Housing Act and the Americans with Disabilities Act (the "ADA"), impose requirements related to access and use by disabled persons on a variety of public accommodations and facilities. These requirements did not become effective until after January 1, 1991. Although the Company believes that its Existing Resorts are substantially in compliance with laws governing the accessibility of its facilities to disabled persons, the Company may incur additional costs of complying with such laws. Additional legislation may impose further burdens or restriction on property owners (including homeowner associations at the Existing Resorts) with respect to access by disabled persons. The ultimate amount of the cost of compliance with such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Company, such costs could be substantial. Limitations or restrictions on the completion of certain renovations may limit application of the Company's growth strategy in certain instances or reduce profit margins on the Company's operations. If a homeowner association at an Existing Resort were required to make significant improvements as a result of non-compliance with the ADA, Vacation Interval owners may default on their mortgages and/or cease making required homeowner association assessment payments. The Company is not aware of any non-compliance with the ADA, the Fair Housing Act or similar laws that management believes would have a material adverse effect on the Company's business, assets or results of operations.

NATURAL DISASTERS; UNINSURED LOSS

  In 1992, prior to the Company's purchase of an interest in the Embassy Vacation Resort Poipu Point, the resort was substantially destroyed by Hurricane Iniki. The resort was rebuilt with insurance proceeds before the Company acquired its interest in the resort, but could suffer similar damage in the future. In September 1995 and July 1996, the Company's St. Maarten resorts were damaged by hurricanes and could suffer similar damage in the future. In addition, the Company's other resorts located in Hawaii and Florida may be subject to hurricanes and damaged as a result thereof. The Company's resorts located in California and Hawaii may be subject to damage resulting from earthquakes. There are certain types of losses (such as losses arising from acts of war) that are not generally insured because they are either uninsurable or not economically insurable and for which the Company does not have insurance coverage. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a resort, as well as the anticipated future revenues from such resort and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could have a material adverse effect on the Company. See "Business--Insurance, Legal Proceedings."

EFFECTIVE VOTING CONTROL BY EXISTING STOCKHOLDERS; WESTIN DIRECTOR DESIGNATION

  Upon closing of the Offering and the Consolidation Transactions, the Founders will hold substantial amounts of shares of Common Stock (Messrs. Kaneko, Gessow and Kenninger will hold 16.3%, 18.7% and

8.4%, respectively) which may allow them, collectively, to exert substantial influence over the election of directors and the management and affairs of the Company. Accordingly, if such persons vote their shares of Common Stock in the same manner, they will have sufficient voting power, in general, to determine the outcome of various matters submitted to the stockholders for approval, including mergers, consolidations and the sale of substantially all of the Company's assets. Pursuant to the Westin Agreement, during the term thereof Westin generally will have the right to designate one member of the Company's Board of Directors, irrespective of its share ownership in the Company. See "Principal Stockholders," "Description of Capital Stock" and "Business--Westin Vacation Club Resorts." Such control may result in decisions which are not in the best interest of the Company. In addition, under certain circumstances, in the event that the Founders collectively own less than 75% of the shares of Common Stock owned by them immediately following the closing of the Offering and the consummation of the Consolidation Transactions, and the Common Stock they own thereafter is less than 75% of the market value of the Common Stock issued to them in the Offering, then the Company's partner in the Poipu Partnership will be entitled to require the Company to either dispose of its interest or purchase such partner's interest in the Poipu Partnership pursuant to the terms and conditions of the partnership agreement.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND THE COMPANY'S CHARTER AND BYLAWS

  Certain provisions of the Company's articles of incorporation (the "Charter") and bylaws (the "Bylaws"), as well as Maryland corporate law, may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider to be in the stockholder's best interest. For example, such provisions may (i) deter tender offers for Common Stock, which offers may be beneficial to stockholders or (ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. These provisions include the following:

  Preferred Shares. The Charter authorizes the Board of Directors to issue Preferred Stock in one or more classes and to establish the preferences and rights (including the right to vote and the right to convert into Common Stock) of any class of Preferred Stock issued. No Preferred Stock will be issued or outstanding as of the closing of the Offering. See "Description of Capital Stock--Preferred Stock."

  Staggered Board. The Board of Directors of the Company will have three classes of directors. The terms of the first, second and third classes will expire in 1997, 1998 and 1999, respectively. Directors for each class will be chosen for a three-year term upon the expiration of the term of the current class, beginning in 1997. The affirmative vote of two-thirds of the outstanding Common Stock is required to remove a director.

  Maryland Business Combination Statute. Under the Maryland General Corporation Law ("MGCL"), certain "business combinations" (including the issuance of equity securities) between a Maryland corporation and any person who owns, directly or indirectly, 10% or more of the voting power of the corporation's shares of capital stock (an "Interested Stockholder") must be approved by a supermajority (i.e., 80%) of voting shares. In addition, an Interested Stockholder may not engage in a business combination for five years following the date he or she became an Interested Stockholder.

  Maryland Control Share Acquisition. Maryland law provides that "Control Shares" of a corporation acquired in a "Control Share Acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control Shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, would entitle the acquiror directly or indirectly to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority of all voting power. Control Shares do not include shares of beneficial interest the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "Control Share Acquisition" means the acquisition of Control Shares, subject to certain exceptions.

  If voting rights are not approved at a meeting of stockholders then, subject to certain conditions and limitations, the issuer may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value. If voting rights for Control Shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other stockholders may exercise appraisal rights. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon closing of the Offering, all the shares of Common Stock offered hereby will be eligible for public sale without restriction. Holders who received their shares of Common Stock as a result of the Consolidation Transactions hold their shares subject to the limitations of Rule 144 of the Securities Act ("Rule 144"). Such holders who received their shares of Common Stock as a result of the Consolidation Transactions have been granted certain registration rights pursuant to which the Company has agreed to file and cause to become effective within six months of the Offering, a shelf registration statement with the Commission for the purpose of registering the sale of such shares of Common Stock. Future sales of substantial amounts of Common Stock, or the potential for such sales, could adversely affect prevailing market prices. See "Shares Eligible for Future Sale" and "Underwriting."

IMMEDIATE AND SUBSTANTIAL DILUTION; NO ANTICIPATED DIVIDENDS

  Purchasers of Common Stock in the Offering will experience immediate dilution in net tangible book value per share of Common Stock of $8.34 from the initial public offering price per share. See "Dilution." In addition, the Company does not anticipate that it will pay any dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

RISK OF TAX RE-CLASSIFICATION OF INDEPENDENT CONTRACTORS AND RESULTING TAX LIABILITY; COST OF COMPLIANCE WITH APPLICABLE LAWS

  The Company sells Vacation Intervals at its Existing Resorts through independent sales agents. Such independent sales agents provide services to the Company under contract and, the Company believes, are not employees of the Company. Accordingly, the Company does not withhold payroll taxes from the amounts paid to such independent contractors. Although the Internal Revenue Service has made inquiries regarding the Company's classification of its sales agents at its Branson, Missouri resort, no formal action has been taken and the Company has requested that the inquiry be closed. In the event the Internal Revenue Service or any state or local taxing authority were to successfully classify such independent sales agents as employees of the Company, rather than as independent contractors, and hold the Company liable for back payroll taxes, such reclassification may have a material adverse effect on the Company.

  Additionally, from time to time, potential buyers of Vacation Intervals assert claims with applicable regulatory agencies against Vacation Interval salespersons for unlawful sales practices. Such claims could have adverse implications for the Company in negative public relations and potential litigation and regulatory sanctions.

LIMITED RESALE MARKET FOR VACATION INTERVALS

  The Company sells the Vacation Intervals to buyers for leisure and not investment purposes. The Company believes, based on experience at its Existing Resorts, that the market for resale of Vacation Intervals by the buyers is presently limited, and that any resales of Vacation Intervals are typically at prices substantially less than the original purchase price. These factors may make ownership of Vacation Intervals less attractive to prospective buyers, and attempts by buyers to resell their Vacation Intervals will compete with sales of Vacation Intervals by the Company. In addition, the market price of Vacation Intervals sold by the Company at a given resort or by its competitors in the market in which each resort is located could be depressed by a substantial number of Vacation Intervals offered for resale.

RISKS RELATED TO OPERATIONS IN ST. MAARTEN, NETHERLAND ANTILLES

  Two of the Existing Resorts are located in St. Maarten, Netherland Antilles in the Caribbean, both of which were acquired by the Company in a foreclosure sale. There are a number of ongoing disputes with owners who owned units at the Flamingo Beach Club, including certain claims respecting their obligations to pay for annual maintenance expenses or whether there are certain entitlements to guaranteed returns. If such claims are adversely determined against the Company, such determination may have a material adverse impact on the operation of this property.

  In addition, a portion of the Company's Royal Palm Beach Club resort located in St. Maarten, Netherlands Antilles, is operated by the Company pursuant to a long-term ground lease that expires in 2050 and the types of assurance, such as estoppel certificates, which would be provided in the United States, are not available. Although the Company is unaware of any circumstances that could cause the early termination of such ground lease before its scheduled expiration date, any such early termination or cancellation of the ground lease could have an adverse effect on the Company's operations. In addition, title insurance is not available in the Netherlands Antilles. Accordingly, the titles to the Company's real property and ground lease with respect to the Flamingo Beach Club and Royal Palm Beach Club resorts are not insured, may be subject to challenge, and, if successfully challenged, could result in additional costs to operate these facilities.

POTENTIAL CONFLICTS OF INTEREST

  Because affiliates of Messrs. Kaneko and Kenninger have operations in the lodging industry other than those with respect to the development and operation of timeshare resorts, potential conflicts of interest exist. Affiliates of KOAR, which are owned by Messrs. Kaneko and Kenninger, have developed and currently act as the managing general partner of partnerships which own five hotels that are franchised as Embassy Suites hotels (one of which, the Embassy Suites Lake Tahoe, is located in a market served by the Company) and a residential condominium project overlooking the ocean in Long Beach, California (a market which the Company is pursuing). Messrs. Kaneko and Kenninger will continue to devote a portion of their time to KOAR's hotel business and to meeting their duties and responsibilities to their investors existing prior to the Consolidation Transactions and the Offering. In addition, the Founders are currently pursuing the acquisition of one property in California. Upon its acquisition the Founders intend to convert such property to timeshare. Additionally, notwithstanding their covenants not to compete, the Founders have the right to pursue certain other activities which could divert their time and attention from the Company's business and result in conflicts with the Company's business. See "Management--Employment Agreements--Covenants Not To Compete," and "Business--Future Acquisitions."

RISKS RELATED TO WESTIN AGREEMENT; LIMITED CONTROL OF RESORTS AND TERMINATION

  The Westin Agreement may involve certain additional risks to the Company's future operations. The Westin Agreement imposes certain restrictions on the Company's ability to develop certain timeshare resorts in conjunction with hotel operators other than Westin. Generally, the Company is required, subject to certain exceptions involving Embassy Vacation Resorts and Promus, to submit for Westin's consideration any "four star" or "five star" development opportunity that the Company has determined to pursue. In the event Westin determines not to proceed with the Company to develop such resort, the Company would be free only to develop the resort as a "non-branded" property or as a property branded as an Embassy Vacation Resort or in conjunction with other upscale operators, but excluding specified operators of luxury hotels and resorts. In addition, all resorts acquired or developed pursuant to the Westin Agreement will be owned by partnerships, limited liability companies or similar entities in which each of Westin and the Company will own a 50% equity interest and have an equal voice in management. Accordingly, the Company will not be able to control such resorts or the applicable entities. In addition, the Westin Agreement will be terminable by either party if certain thresholds relating to development or acquisitions of resorts are not met, in the event of certain changes in management of Westin or the Company or in the event of an acquisition or merger of either party. See "Effective Voting Control of Existing Stockholders; Westin Director Designation."

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  There has been no prior public market for the Company's Common Stock. Although the Common Stock has been approved for quotation on the Nasdaq National Market, subject to notice of issuance, there can be no assurance that a viable public market for the Common Stock will develop or be sustained after the Offering or that purchasers of the Common Stock will be able to resell their Common Stock at prices equal to or greater than the initial public offering price. The initial public offering price was determined by negotiations among the Company and the representatives of the Underwriters and may not be indicative of the prices that may prevail in the public market after the Offering is completed. Numerous factors, including announcements of fluctuations in the Company's or its competitors' operating results and market conditions for hospitality and timeshare industry stocks in general, could have a significant impact on the future price of the Common Stock. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Common Stock. See "Underwriting."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 5,250,000 shares of Common Stock offered by the Company hereby, based on the public offering price of $14.00 per share, after deducting underwriting discounts and estimated expenses of the Offering, are estimated to be $66.1 million ($76.4 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use approximately $57.7 of the net proceeds to repay outstanding indebtedness and accrued interest and approximately $7.3 million to fund the cash paid to third parties in the Consolidation Transactions. Of such $57.7 million of the net proceeds to be used to repay outstanding indebtedness and accrued interest (i) Messrs. Kaneko, Gessow and Kenninger, or their affiliates, will receive approximately $6.3 million, $6.4 million and $3.2 million, respectively, in repayment of indebtedness owed by the Company, substantially all of which will be used by them to repay third-party obligations and to pay tax liabilities and (ii) affiliates of Mr. Friedman, a proposed director of the Company, will receive approximately $12.8 million thereof in repayment of indebtedness owed by the Company. See "Certain Relationships and Related Transactions--Repayment of Affiliated Debt." The balance of the net proceeds of approximately $3.4 million is intended to be used for working capital and other general corporate purposes. Pending any such additional uses, the Company will invest the excess proceeds in commercial paper, bankers' acceptances, other short-term investment-grade securities and money-market accounts. As of the date of the Prospectus, the Company has not entered into any agreement to acquire or develop additional resorts.

  Indebtedness to be repaid out of the net proceeds from the Offering bears interest at rates currently ranging between approximately 10.0% and 18.0% per annum and matures at various times over the next five years. Indebtedness to be repaid that was incurred within the last year was incurred for acquisitions and development of timeshare resorts and for general corporate purposes. None of the proceeds from the Offering will be used to pay any delinquent indebtedness.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain future earnings to finance its operations and fund the growth of its business. Any payment of future dividends will be at the discretion of the Board of Directors of the Company and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions in respect of the payment of dividends and other factors that the Company's Board of Directors deems relevant.

                          CONSOLIDATED CAPITALIZATION

  The following table sets forth, as of June 30, 1996, the debt and total consolidated capitalization of the Company on an actual basis and as adjusted to give effect to the sale of Common Stock offered hereby and the application of the estimated net proceeds to the Company therefrom. This table should be read in conjunction with the historical financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. See "Use of Proceeds" and "Selected Combined Historical and Pro Forma Financial Information."

                                                               AS OF JUNE 30,
                                                                    1996
                                                              -----------------
                                                                          AS
                                                               ACTUAL  ADJUSTED
                                                              -------- --------
                                                                 (UNAUDITED)
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
Debt:
  Notes payable to financial institutions(1)................. $ 89,718 $ 60,024
  Notes payable to related parties...........................   23,772      --
                                                              -------- --------
    Total debt...............................................  113,490   60,024
Stockholder's equity:
  Common Stock, $0.01 par value; 16,604,705 shares issued and
   outstanding(2)............................................      --       166
  Additional paid-in capital.................................      --    94,327
  Retained earnings..........................................      --     3,900
                                                              -------- --------
  Total stockholders' equity.................................   44,450   98,393
                                                              -------- --------
    Total capitalization..................................... $157,940 $158,417
                                                              ======== ========

- --------
(1) Includes notes collateralized by notes receivable.
(2) Does not include an aggregate of 1,750,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Equity Participation Plan, 500,000 shares of Common Stock reserved for issuance pursuant to the Employee Stock Purchase Plan and 787,500 shares of Common Stock which the Underwriters may purchase pursuant to their over-allotment option. See "Management--Executive Compensation" and "Underwriting."

                                   DILUTION

  The net tangible book value of the Company at June 30, 1996 was approximately $40.0 million, or $3.52 per share of Common Stock. Net tangible book value per share represents the Company's total tangible assets less its total liabilities, divided by the total number of outstanding shares of Common Stock. After giving effect to the sale of 5,250,000 shares of Common Stock offered by the Company hereby and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company at June 30, 1996, would have been approximately $93.9 million or $5.66 per share of Common Stock. This represents an immediate increase in such net tangible book value of $2.14 per share to the existing stockholders of the Company and an immediate dilution in net tangible book value of $8.34 per share to purchasers of Common Stock in the Offering. The following table illustrates this dilution on a per share basis:

   Public offering price per share.................................       $14.00
     Net tangible book value per share before the Offering......... $3.52
     Increase per share attributable to new investors..............  2.14
                                                                    -----
   Pro forma net tangible book value per share after the Offering..         5.66
                                                                          ------
   Dilution per share to new investors.............................       $ 8.34
                                                                          ======

  The following table sets forth, as of June 30, 1996, after giving effect to the Consolidation Transactions and the Offering, the number of shares of Common Stock purchased, the total consideration paid therefor and the average price paid per share by the existing stockholders of the Company and the purchasers of Common Stock in the Offering, respectively. The following table does not give effect to an aggregate of 1,750,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Equity Participation Plan and 500,000 shares reserved for issuance pursuant to the Employee Stock Purchase Plan, and does not include 787,500 shares of Common Stock which the Underwriters may purchase pursuant to their over-allotment option. See "Management--Executive Compensation" and "Underwriting."

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            ---------- ------- ----------- ------- -------------
Existing stockholders(1)... 11,354,705   68.4% $18,703,647   20.3%    $ 1.65
New investors(2)...........  5,250,000   31.6   73,500,000   79.7     $14.00
                            ----------  -----  -----------  -----
  Total.................... 16,604,705  100.0% $92,203,647  100.0%
                            ==========  =====  ===========  =====

- --------
(1) Existing stockholders of the Company who received shares of Common Stock pursuant to the Consolidation Transactions.
(2) Purchasers of Common Stock in the Offering.

              SELECTED COMBINED HISTORICAL FINANCIAL INFORMATION
                         (DOLLAR AMOUNTS IN THOUSANDS)

  The selected combined historical financial information set forth in the table below at or for the twelve month periods ended December 31, 1993, 1994 and 1995 have been derived from, and are qualified by reference to, the combined financial statements of the Company which have been audited by Ernst & Young LLP, independent accountants for the Company. The information presented for 1992 was derived from the Company's records. The following selected combined historical financial information at or for the six month periods ended June 30, 1995 and June 30, 1996 has been derived from unaudited financial statements that, in the opinion of management of the Company, reflects all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information for such periods and as of such date. The combined historical results for the six months ended June 30, 1995 and June 30, 1996 are not necessarily indicative of results for a full year. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial information for the Company and the notes thereto which are contained elsewhere herein.

                                                                    SIX MONTHS
                                                                       ENDED
                               YEAR ENDED DECEMBER 31,               JUNE 30,
                          -------------------------------------  ------------------
                           1992      1993      1994      1995      1995      1996
                          -------  --------  --------  --------  --------  --------
STATEMENT OF OPERATIONS:
Revenue:
  Vacation Interval
   sales................  $11,328  $ 22,238  $ 40,269  $ 59,071  $ 28,799  $ 28,754
  Interest .............      402     1,825     3,683     6,929     2,921     4,202
  Other ................      115       373       338     6,608       640     5,975
                          -------  --------  --------  --------  --------  --------
  Total revenue.........   11,845    24,436    44,290    72,608    32,360    38,931
Costs and operating
 expenses:
  Vacation Interval cost
   of sales.............    2,999     5,708    12,394    15,650     8,260     6,803
  Advertising, sales and
   marketing............    4,734    10,809    18,745    28,488    14,247    14,730
  Loan portfolio
  Interest expense--
   treasury.............      168       674     1,629     3,586     1,585     2,491
  Other.................       50       208       851     1,189       437       659
  Provision for doubtful
   accounts.............      555       619       923     1,787       921       688
  General and
   administrative
  Resort-level..........      665     2,346     2,864     4,947     1,443     3,019
  Corporate.............      375       877       874     1,607       653     1,604
  Depreciation and
   amortization.........      209       384       489     1,675       742     1,109
  Interest expense--
   other................      --        518       959       476       183     1,347
  Equity loss on
   investment in joint
   venture..............      --        --        271     1,649     1,018        63
                          -------  --------  --------  --------  --------  --------
  Total costs and
   operating expenses...    9,755    22,143    39,999    61,054    29,489    32,513
Pre-tax income..........    2,090     2,293     4,291    11,554     2,871     6,418
  Provision for taxes...      --        --        --        641       --         53
                          -------  --------  --------  --------  --------  --------
Net Income..............  $ 2,090  $  2,293  $  4,291  $ 10,913  $  2,871  $  6,365
                          =======  ========  ========  ========  ========  ========
CASH FLOW DATA:
EBITDA(a)...............  $ 2,467  $  3,869  $  7,368  $ 17,291  $  5,381  $ 11,365
Cash flow provided by
 (used in):
  Operating activities..   (6,166)   (3,262)  (10,964)    5,460    14,063   (17,294)
  Investing activities..      (51)  (10,776)  (24,940)  (40,075)  (24,404)  (11,206)
  Financing activities..    5,146    15,341    36,134    37,102    11,627    28,366
OPERATING DATA:
Number of Existing
 Resorts at period end..        1         3         4         7         5         9
Number of Vacation
 Intervals sold(b)......    1,284     2,442     4,482     5,675     2,615     3,069
Number of Vacation
 Intervals in
 inventory(b)...........    1,164     1,233     2,401     9,917     2,040    21,142
Average price of
 Vacation Intervals
 sold(b)................  $ 8,822  $  9,106  $  8,985  $ 11,353  $ 11,013  $ 13,040
BALANCE SHEET DATA (AT
 END OF PERIOD):
Cash, including cash in
 escrow.................  $   850  $  2,567  $  4,282  $  6,288  $  4,190  $  5,367
Total assets............   18,739    38,230    82,454   141,241   103,744   175,641
Long-term debt..........    9,696    22,931    44,415    84,738    56,334   110,050
Equity..................    7,439    11,838    30,780    38,470    33,359    47,890

- --------

(a) As shown below, EBITDA represents net income before interest expense, income taxes and depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be construed as an alternative to net income as a measure of the Company's operating results or to operating cash flow as a measure of liquidity. The following table reconciles EBITDA to net income:

                                                                   SIX MONTHS
                                                                     ENDED
                                      YEAR ENDED DECEMBER 31,       JUNE 30,
                                    ---------------------------- --------------
                                     1992   1993   1994   1995    1995   1996
                                    ------ ------ ------ ------- ------ -------
      Net income................... $2,090 $2,293 $4,291 $10,913 $2,871 $ 6,365
      Interest expense--treasury...    168    674  1,629   3,586  1,585   2,491
      Interest expense--other......    --     518    959     476    183   1,347
      Taxes........................    --     --     --      641    --       53
      Depreciation and
       amortization................    209    384    489   1,675    742   1,109
                                    ------ ------ ------ ------- ------ -------
      EBITDA....................... $2,467 $3,869 $7,368 $17,291 $5,381 $11,365
                                    ====== ====== ====== ======= ====== =======

(b)Includes the effect of sales or inventory at the Company's non-consolidated resort.

               SELECTED COMBINED PRO FORMA FINANCIAL INFORMATION

  The selected combined pro forma statements of operations data set forth below for the year ended December 31, 1995 and for the six month periods ended June 30, 1995 and June 30, 1996 all give effect to the Consolidation Transactions and the Offering as if each had occurred at the beginning of the period. The pro forma adjustments are based upon currently available information and certain assumptions that management of the Company believes are reasonable under current circumstances.

           SELECTED COMBINED PRO FORMA STATEMENT OF OPERATIONS DATA
                         YEAR ENDED DECEMBER 31, 1995
                                (IN THOUSANDS)

                                                   DECEMBER 31, 1995
                                           ------------------------------------
                                                       PRO FORMA
                                             ACTUAL   ADJUSTMENTS    PRO FORMA
                                           ---------- -----------    ----------
STATEMENT OF OPERATIONS:
Revenue
  Vacation Interval sales................. $   59,071  $     --      $   59,071
  Interest income.........................      6,929        --           6,929
  Other income............................      6,608        320 (a)      6,928
                                           ----------  ---------     ----------
  Total revenue...........................     72,608        320         72,928
Costs and Operating Expenses:
  Vacation Interval cost of sales.........     15,650        (64)(b)     15,586
  Advertising, sales and marketing........     28,488        --          28,488
  Loan portfolio
    Interest expense--treasury............      3,586     (3,586)(b)        --
    Other.................................      1,189       (115)(b)      1,074
    Provision for doubtful accounts.......      1,787        --           1,787
  General and administrative
    Resort-level..........................      4,947        --           4,947
    Corporate.............................      1,607        --           1,607
  Depreciation and amortization...........      1,675        155 (c)      1,830
  Interest expense--other.................        476       (476)(b)        --
  Equity loss on investment in joint
   venture................................      1,649        --           1,649
                                           ----------  ---------     ----------
  Total costs and operating expenses......     61,054     (4,086)        56,968
                                           ----------  ---------     ----------
Pre-tax income............................     11,554      4,406         15,960
  Provision for taxes.....................        641      5,446 (d)      6,087
                                           ----------  ---------     ----------
Net income................................ $   10,913  $  (1,040)    $    9,873
                                           ==========  =========     ==========
Pro forma net income per common share..... $     0.96        --      $     0.59
Pro forma weighted average common shares
 outstanding.............................. 11,354,705  5,250,000 (e) 16,604,705

- --------

(a) Reflects increase in interest income due to the purchase of loans from certain combining interests of $2.7 million relating to loans made by such combining interests to the joint venture. The loans carry interest at 12% per annum.

(b) Reflects the following: (i) the elimination or reduction of interest expense due to the expected retirement of $53.5 million of debt; (ii) the reduction of Vacation Interval cost of sales due to the reduction of capitalized interest related to the retirement of debt and (iii) the elimination of financing fees on advances not required as a result of the debt retirement. The average interest rate on the debt retired was 10.82%.

(c) Reflects the increase of goodwill amortization on the purchase of a joint venture interest.

(d) Reflects the effect on 1995 historical statement of operations data of
    (1)-(3) above and assumes the combined Company had been treated as a C corporation rather than as individual limited partnerships and limited liability companies for federal income tax purposes.

(e) Reflects the Offering of 5,250,000 shares of Common Stock.

           SELECTED COMBINED PRO FORMA STATEMENTS OF OPERATIONS DATA
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                (IN THOUSANDS)

                                  JUNE 30, 1995(f)                       JUNE 30, 1996
                          ------------------------------------ ------------------------------------
                                      PRO FORMA                            PRO FORMA
                            ACTUAL   ADJUSTMENTS    PRO FORMA    ACTUAL   ADJUSTMENTS    PRO FORMA
                          ---------- -----------    ---------- ---------- -----------    ----------
STATEMENT OF OPERATIONS:
Revenue
  Vacation Interval
   sales................  $   28,799  $     --      $   28,799 $   28,754  $     --      $   28,754
  Interest income.......       2,921        --           2,921      4,202        --           4,202
  Other income..........         640        160 (a)        800      5,975        160 (a)      6,135
                          ----------  ---------     ---------- ----------  ---------     ----------
  Total revenue.........      32,360        160         32,520     38,931        160         39,091
Costs and Operating
 Expenses:
  Vacation Interval cost
   of sales.............       8,260        (32)(b)      8,228      6,803        (29)(b)      6,774
  Advertising, sales and
   marketing............      14,247        --          14,247     14,730        --          14,730
  Loan portfolio
    Interest expense--
     treasury...........       1,585     (1,585)(b)        --       2,491     (1,652)(b)        839
    Other...............         437        (69)(b)        368        659        (40)(b)        619
    Provision for
     doubtful accounts..         921        --             921        688        --             688
  General and
   administrative
    Resort-level........       1,443        --           1,443      3,019        --           3,019
    Corporate...........         653        --             653      1,604        --           1,604
  Depreciation and
   amortization.........         742        --             742      1,109        292 (c)      1,401
  Interest expense--
   other................         183       (183)(b)        --       1,347     (1,347)(b)        --
  Equity loss on
   investment in joint
   venture..............       1,018        --           1,018         63        --              63
                          ----------  ---------     ---------- ----------  ---------     ----------
  Total costs and
   operating expenses...      29,489     (1,869)        27,620     32,513     (2,776)        29,737
                          ----------  ---------     ---------- ----------  ---------     ----------
Pre-tax income..........       2,871      2,029          4,900      6,418      2,936          9,354
    Provision for taxes.         --       1,857 (d)      1,857         53      3,272 (d)      3,325
                          ----------  ---------     ---------- ----------  ---------     ----------
Net income..............  $    2,871  $     172     $    3,043 $    6,365  $    (336)    $    6,029
                          ==========  =========     ========== ==========  =========     ==========
Pro forma net income per
 common share...........  $     0.25        --      $     0.18 $     0.56        --      $     0.36
Pro forma weighted
 average common shares
 outstanding............  11,354,705  5,250,000 (e) 16,604,705 11,354,705  5,250,000 (e) 16,604,705

- -------

(a) Reflects increase in interest income due to the purchase of loans from certain combining interests of $2.7 million relating to loans made by such combining interests to the joint venture. The loans carry interest at 12% per annum.

(b) Reflects the following: (i) the elimination or reduction of interest expense due to the expected retirement of $53.5 million of debt; (ii) the reduction of Vacation Interval cost of sales due to the reduction of capitalized interest related to the retirement of debt and (iii) the elimination of financing fees on advances not required as a result of the debt retirement. The average interest rate on the debt retired was 11.1% and 11.5% for the six months ended June 30, 1995 and 1996, respectively.

(c) Reflects the increase of goodwill amortization on the purchase of a joint venture interest.

(d) Reflects the effects on historical statements of operations data of (a)-
    (c) above and assumes the combined Company had been treated as a C corporation rather than as individual limited partnerships and limited liability companies for federal income tax purposes.

(e) Reflects the Offering of 5,250,000 shares of Common Stock.

(f) Properties acquired subsequent to January 1, 1995 are assumed to have been acquired as of January 1, 1995, some of which were not operating until subsequent to January 1, 1995.

  The selected combined pro forma balance sheet data set forth below at June 30, 1996 all give effect to the Consolidation Transactions and the Offering as if each had occurred on June 30, 1996. The pro forma adjustments are based upon currently available information and certain assumptions that management of the Company believes are reasonable under current circumstances.

                   SELECTED COMBINED PRO FORMA BALANCE SHEET
                                 JUNE 30, 1996
                                (IN THOUSANDS)

                                                        JUNE 30, 1996
                                               ---------------------------------
                                                          PRO FORMA        AS
                                                ACTUAL  ADJUSTMENTS(a)  ADJUSTED
                                               -------- --------------  --------
     ASSETS:
     Cash....................................  $  4,208    $ 66,100 (b) $  2,638
                                                             (2,668)(c)
                                                             (9,200)(d)
                                                            (53,466)(e)
                                                             (2,336)(h)
     Escrow..................................     1,159                    1,159
     Mortgages receivable....................    76,959                   76,959
     Due from affiliates.....................     3,039                    3,039
     Other receivables, net..................     5,292                    5,292
     Notes receivable from related parties...                 2,668 (c)    2,668
     Prepaid expenses and other assets.......     1,904                    1,904
     Investment in joint venture.............     2,582       5,076 (f)    7,658
     Real estate and development costs.......    73,705                   73,705
     Property and equipment..................     2,332                    2,332
     Intangible assets.......................     4,461                    4,461
                                               --------                 --------
                                               $175,641                 $181,815
                                               ========                 ========
     LIABILITIES AND EQUITY:
     Accounts payable........................  $  8,153                 $  8,153
     Accrued liabilities.....................     8,717                    8,717
     Due to affiliates.......................       831                      831
     Deferred taxes..........................                 5,697 (g)    5,697
     Notes payable to financial institutions.    89,718     (29,694)(e)   60,024
     Notes payable to related parties........    23,772     (23,772)(e)      --
                                               --------                 --------
                                                131,191                   83,422
     Equity..................................    44,450      66,100 (b)
                                                             (9,200)(d)
                                                              5,076 (f)
                                                             (5,697)(g)   98,393
                                                             (2,336)(h)
                                               --------                 --------
                                               $175,641                 $181,815
                                               ========                 ========

- -------

(a) The Consolidation Transactions have been accounted for at historical cost as the Company is comprised of affiliates which are under common control.

(b) Reflects the proceeds of the Offering of 5,250,000 shares of Common Stock ($73,500) net of related expenses ($7,400).

(c) Reflects the purchase of loans from certain combining interests ($2,668) relating to loans made by such combining interests to the joint venture.

(d) Reflects the acquisition of equity interests ($9,200).

(e) Reflects the repayment of notes payable to financial institutions ($33,134) and notes payable to related parties ($20,332).

(f) Reflects the purchase of joint venture interest ($5,076).

(g) Represents the establishment of deferred taxes for the difference between the book and tax basis of assets and liabilities at June 30, 1996 ($5,697).

(h) Represents distribution for income taxes accrued by certain Property Partnerships prior to the consummation of the Consolidation Transactions.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Signature Resorts, Inc. was formed in May 1996 to combine the ownership of the Existing Resorts and the timeshare acquisition and development business of the Company's predecessors. The Company generates revenues from the sale and financing of timeshare interests in resorts, which typically entitle the buyer to the use of a fully-furnished vacation resort in perpetuity, generally for a one-week period each year. The Company generates additional revenues from room rental operations, rentals of Vacation Intervals in Company inventory and from fees associated with managing the timeshare resorts.

  The Company recognizes sales of Vacation Intervals on an accrual basis after a binding sales contract has been executed between the Company and the proposed buyer, a 10% minimum down payment has been received, the rescission period has expired, construction is substantially complete, and certain minimum sales levels are achieved. If all the criteria are met, even in instances where construction is not substantially complete, revenues are recognized on the percentage-of-completion basis. Costs associated with the acquisition and development of timeshare resorts, including carrying costs such as interest and taxes, are capitalized as real estate and development costs and allocated as Vacation Interval cost of sales as the respective revenue is recognized. The Company's investment in the Embassy Vacation Resort Poipu Point is accounted for using the equity method and reflected on the balance sheet as "Investment in joint venture" and on the income statement as "Equity loss on investment in joint venture."

 Results of Operations

  The following discussion of the results of operations relates to entities comprising the Company on a combined historical basis. The results of operations only reflect operations of entities in existence for each respective reporting year. The following table sets forth certain operating information for the entities comprising the Company.

                                                               SIX MONTHS
                                YEARS ENDED DECEMBER 31,     ENDED JUNE 30,
                               ----------------------------  ----------------
                                 1993      1994      1995     1995     1996
                               --------  --------  --------  -------  -------
STATEMENT OF OPERATIONS:
AS A PERCENTAGE OF TOTAL
 REVENUES
Vacation Interval sales.......     91.0%     90.9%     81.4%    89.0%    73.9%
Interest......................      7.5%      8.3%      9.5%     9.0%    10.8%
Other.........................      1.5%      0.8%      9.1%     2.0%    15.3%
                               --------  --------  --------  -------  -------
  Total Revenues..............    100.0%    100.0%    100.0%   100.0%   100.0%
                               ========  ========  ========  =======  =======
AS A PERCENTAGE OF VACATION
 INTERVAL SALES
Vacation Interval cost of
 sales........................     25.7%     30.8%     26.5%    28.7%    23.7%
Advertising, sales and
 marketing....................     48.6%     46.5%     48.2%    49.5%    51.2%
AS A PERCENTAGE OF INTEREST
 INCOME
Loan Portfolio:
  Interest expense--treasury..     36.9%     44.2%     51.8%    54.3%    59.3%
  Other expenses..............     11.4%     23.1%     17.2%    15.0%    15.7%

                                                                 SIX MONTHS
                                   YEARS ENDED DECEMBER 31,    ENDED JUNE 30,
                                   --------------------------  ----------------
                                    1993     1994      1995     1995     1996
                                   -------- -------- --------  -------  -------
AS A PERCENTAGE OF TOTAL REVENUES
Provision for doubtful accounts..      2.5%     2.1%      2.5%     2.8%     1.8%
General and administrative.......     13.2%     8.4%      9.0%     6.5%    11.9%
Depreciation and amortization....      1.6%     1.1%      2.3%     2.3%     2.8%
Interest expense--other..........      2.1%     2.2%      0.7%     0.6%     3.5%
Equity loss on investment in
 joint venture...................      --       0.6%      2.3%     3.1%     0.2%
                                   -------  -------  --------  -------  -------
  Total costs and operating
   expenses......................     90.6%    90.3%     84.1%    91.1%    83.5%
                                   =======  =======  ========  =======  =======
SELECTED OPERATING DATA:
Vacation Intervals sold at non-
 consolidated resorts(1).........      --       --        281      --       571
Vacation Intervals sold at
 consolidated resorts(2).........    2,442    4,482     5,394    2,615    2,498
Vacation Intervals sold at all
 resorts(3)......................    2,442    4,482     5,675    2,615    3,069
Average sales price per Vacation
 Interval at consolidated
 resorts(4)......................  $ 9,106  $ 8,985  $ 10,953  $11,013  $11,511
Average sales price per Vacation
 Interval at non-consolidated
 resorts(5)......................      --       --   $ 19,074      --   $19,728
Number of Vacation Intervals in
 inventory at period-end(6)......    1,233    2,401     9,917    2,040   21,142

- --------
(1) Reflects Vacation Intervals sold at the Embassy Vacation Resort Poipu
    Point.

(2) Reflects Vacation Intervals sold at consolidated resorts (Cypress Pointe Resort, Plantation at Fall Creek, Royal Dunes Resort, Royal Palm Beach Club, Flamingo Beach Club, San Luis Bay Resort, Embassy Vacation Resort Grand Beach and Embassy Vacation Resort Lake Tahoe).
(3) Reflects Vacation Intervals sold at consolidated and non-consolidated resorts.
(4) Reflects average price achieved on sales of Vacation Intervals at consolidated resorts.
(5) Reflects Vacation Interval inventory at non-consolidated resorts.
(6) Reflects Vacation Interval inventory at consolidated resorts and non-consolidated resorts.

  Comparison of the six months ended June 30, 1996 to six months ended June 30, 1995. For the six months ended June 30, 1996 the Company achieved total revenue of $38.9 million compared to $32.3 million for the six months ended June 30, 1995, an increase of $6.6 million or 20%. This increase was primarily due to a 44% increase in interest revenue and a $5.3 million increase in other revenue. Interest revenue primarily grew due to a $21.9 million increase in mortgage receivables, which grew from $57.7 million as of June 30, 1995 to $79.6 million as of June 30, 1996, an increase of 38%. Other revenue increased due to the realization of a $1.7 million gain related to the repayment of note receivable obtained in connection with the purchase of the Flamingo Beach Club, $1.4 million in revenues from a mortgage receivables portfolio acquired with the two St. Maarten properties, and a $1.7 million increase in rental revenue. The number of Vacation Intervals sold at the Existing Resorts increased 17.4% from 2,615 for the six months ended June 30, 1995 to 3,069 for the same period in 1996. The average price of Vacation Intervals sold at the Existing Resorts, including the Embassy Vacation Resort Poipu Point, grew from $11,013 to $13,040, an increase of 18.4%. Vacation Interval sales at the Existing Resorts, including Embassy Vacation Resort Poipu Point, grew from $28.8 million to $40.0 million, an increase of 39%. Vacation Interval sales, which reflects revenues at only the consolidated resorts, were flat at $28.8 million for the first six months of both 1995 and 1996. The number of Vacation Intervals sold at the consolidated resorts decreased 4.4% from 2,615 to 2,498, while the average price per Vacation Interval sold at the consolidated resorts increased from $11,013 to $11,511. Management attributes the decrease in the number of Vacation Intervals sold at the consolidated resorts to (i) its decision made during the fourth quarter of 1995 to cease active marketing efforts at the Royal Dunes Resort to preserve inventory until the resort can be marketed through a nearby Westin Resort as contemplated by the Westin Agreement in order to increase Vacation Interval sales prices and reduce marketing costs; and (ii) the Company's strategic decision, made at the end of 1995 in response to competitive pressures in the Orlando, Florida area, to transition its marketing efforts at the Embassy Vacation Resort Grand Beach and Cypress Pointe Resort from predominantly externally generated tours to predominantly internally generated tours which resulted in temporarily lower Vacation Interval sales volume at such resorts and (iii) increased competition in Orlando, Florida.

  While operating costs increased from $29.5 million for the six months ended June 30, 1995 to $32.5 million for the six months ended June 30, 1996, an increase of 10%, as a percentage of revenues operating costs decreased from 91% in 1995 to 84% in 1996. Relative decreases in Vacation Interval cost of sales, advertising sales and marketing costs, provision for doubtful accounts, and equity loss on investment in joint venture as a percentage of revenues more than offset relative increases in interest expense-treasury, general and administrative, depreciation and amortization, other expenses, and interest expense-other. The Company was able to purchase and develop Vacation Intervals at a relative discount to historical acquisition costs, reducing the unit cost of each Vacation Interval sold on average. This is reflected in a proportionate decrease in cost of Vacation Intervals sold from 29% of interval sales in 1995 to 24% of Vacation Interval sales in 1996. Advertising, sales and marketing costs decreased as a percentage of total revenues from 44% to 38%, while as a percentage of Vacation Interval sales, advertising sales and marketing increased from 50% in 1995 to 51% in 1996. This was primarily the result of the allocation of advertising, sales and marketing costs over a lower number of Vacation Intervals sold at consolidated resorts and additional costs relating to research and development associated with national marketing strategies.

  Loan portfolio expenses consisting of interest expense, other expenses and provision for doubtful accounts increased from $2.9 million for the six months ended June 30, 1995 to $3.8 million for the same period during 1996, an increase of 31%. This increase reflects the 63% increase in mortgage payables due to Vacation Interval sales growth and acquisitions of certain Existing Resorts made by the Company in 1996.

  General and administrative expenses increased from $2.1 million for the first six months of 1995 to $4.6 million for the first six months of 1996. The increase in general and administrative expenses was the result of increased salary expenses and overhead due to the acquisition of additional Existing Resorts and growth in the size of the Company.

  Depreciation and amortization increased from $0.7 million for the six months ended June 30, 1995 to $1.1 million for the same period in 1996. This increase was the result of additional capital expenditures and intangible assets.

  Equity loss on investment in joint venture decreased from $1.0 million for the six months ended June 30, 1995 to $0.1 million for the six months ended June 30, 1996 due to the initiation of Vacation Interval sales at the Embassy Vacation Resort Poipu Point during the third quarter of 1995 and higher occupancy at the hotel. For the six months ended June 30, 1996, 571 Vacation Intervals were sold at the Embassy Vacation Resort Poipu Point at an average price of $19,728.

  Pre-tax net income increased 124% to $6.4 million, or 16.5% of total revenues for the six months ended June 30, 1996.

  Comparison of the year ended December 31, 1995 to year ended December 31, 1994. For the year ended December 31, 1995 the Company achieved total revenue of $72.6 million compared to $44.3 million for the year ended December 31, 1994, an increase of $28.3 million or 64%. Total revenue grew due to a 47% increase in Vacation Interval sales from $40.3 million to $59.1 million, an 86% increase in interest income from $3.7 million to $6.9 million, and a $6.3 million increase in resort operations and other income. The commencement of sales of Vacation Intervals at Royal Palm, Flamingo Beach Club, and Embassy Vacation Resort Grand Beach drove Vacation Interval sales volume at the consolidated resorts from 4,482 sold in 1994 to 5,394 sold in 1995, an increase of 20%. These higher volumes, combined with price growth, drove the 47% increase in Vacation Interval sales revenue. Interest income increased due to a $34.9 million increase in mortgage receivables, which grew from $33.4 million at the end of 1994 to $68.3 million at the end of 1995, an increase of 104%. Other income increased $6.3 million from $0.3 million in 1994 to $6.6 million in 1995. This increase was the result of rental income at the resorts increasing from $0.2 million to $1.3 million from 1994 to 1995, and the acquisition of a mortgage receivable portfolio of approximately $10.2 million acquired with the two St. Maarten resorts on which the Company earned $2.2 million. In addition, the Company accrued $2.0 million of business interruption insurance claims to compensate for loss revenues and profits related to damages sustained from Hurricane Luis at the two St. Maarten resorts.

  While operating costs increased from $40.0 million for the year ended December 31, 1994 to $61.1 million for the year ended December 31, 1995, an increase of 53%, as a percentage of revenues operating costs decreased from 90.3% in 1994 to 84.1% in 1995. Relative decreases in Vacation Interval cost of sales and other expenses, as a percentage of revenues were offset by relative increases in interest expense-treasury, provision for doubtful accounts, depreciation and amortization and equity loss on investment in joint venture. The Company was able to purchase and construct Vacation Intervals at a relative discount to historical development costs, reducing the unit cost on average of each Vacation Interval sold. This is reflected in a proportionate decrease in cost of Vacation Intervals sold from 30.8% of Vacation Interval sales in 1994 to 26.5% of Vacation Interval sales in 1995. Although advertising, sales and marketing costs decreased as a percentage of total revenues from 42.3% to 39.2%, these costs increased as a percentage of Vacation Interval sales from 46.5% in 1994 to 48.2% in 1995. This was primarily the result of $2.0 million in expenses in 1995 relating to research and development associated with national marketing strategies and programs related to "branded" and "non-branded" resorts. Excluding these expenses, advertising, sales and marketing costs in 1995 were 44.8% of Vacation Interval sales, slightly less than in 1994.

  Loan portfolio expenses consisting of interest expense, other expenses and provision for doubtful accounts increased from $3.4 million in total in 1994 to $6.6 million in total in 1995, an increase of 94%. This increase reflects the 104% increase in mortgage receivables due to interval sales growth and acquisitions of resorts made by the Company in 1995.

  General and administrative expenses increased 75% from $3.7 million in 1994 to $6.6 million in 1995. The increase in general and administrative expenses was the result of increased salary expenses and overhead due to the acquisition of additional resorts and growth in the size of the Company. Relative to revenues, general and administrative expenses were slightly higher in 1995 at 9.0% of revenues versus 8.4% of revenues in 1994.

  Depreciation and amortization increased from $0.5 million in 1994 to $1.7 million in 1995, reflecting increased depreciation resulting from an increase in capital expenditures of $1.8 million and acquisitions resulting in a $1.8 million increase in intangible assets.

  The Company made its investment in the Embassy Vacation Resort Poipu Point during the last quarter of 1994. The Embassy Vacation Resort Poipu Point has experienced losses associated with the start-up operations of the related resort, which is being converted to timeshare. Equity loss on joint venture increased from $0.3 million in 1994 to $1.6 million in 1995 reflecting a full year's operations at the resort in 1995.

  Pre-tax net income increased 170% to $11.6 million, or 15.9% of total revenue, in 1995 from $4.3 million, or 9.7% of total revenues, in 1994.

  Comparison of the year ended December 31, 1994 to year ended December 31, 1993. For the year ended December 31, 1994 the Company generated total revenue of $44.3 million compared to $24.4 million in 1993, an increase of 82%. This increase was due to an 82% growth in Vacation Interval sales revenues from $22.2 million in 1993 to $40.3 million in 1994. The first full year of sales at the Plantation at Fall Creek Resort and the addition of the Royal Dunes Resort drove higher volume Vacation Interval sales from 2,442 Vacation Intervals sold in 1993 to 4,482 Vacation Intervals sold in 1994. This volume growth of 91% more than offset the 5.2% decrease in the average price of Vacation Intervals sold to drive the 84% increase in Vacation Interval sales revenues. Interest income increased due to a $16.0 million increase in mortgage receivables from $17.4 million at the end of 1993 to $33.4 million at the end of 1994, an increase of 92%.

  Operating costs increased from $22.1 million for the year ended December 31, 1993 to $40.0 million for the year ended December 31, 1993, an increase of 81%. However, as a percentage of revenues, operating costs decreased slightly from 90.6% in 1993 to 90.3% in 1994. Increases in Vacation Interval cost of sales as a percentage of revenue from 23.4% in 1993 to 28.0% in 1994 were more than offset by decreases in other operating costs. From 1993 to 1994, advertising, sales and marketing decreased from 44.2% of revenues to 42.3% of revenues, general and administrative decreased from 13.2% of revenues to 8.4% of revenues, and depreciation and amortization decreased from 1.6% of revenues to 1.1% of revenues. Vacation Interval cost of sales increased as a percentage of revenues due to relatively higher Vacation Interval cost associated with the first year of operations at Royal Dunes. Advertising, sales and marketing costs decreased as a percentage of Vacation Interval sales from 48.6% in 1993 to 46.5% in 1994. This reflects increased Vacation Interval sales volume at Cypress Pointe, which increased from 1,784 Vacation Intervals in 1993 to 2,061 Vacation Intervals in 1994. Although decreasing in terms of a percentage of revenue, due to expansion in the administrative costs necessary to support a growing business, general and administrative expenses increased in absolute terms from $3.2 million in 1993 to $3.7 in 1994, a 16.0% increase. Depreciation and amortization was approximately consistent between 1993 and 1994 at $0.4 million and $0.5 million respectively reflecting capital expenditures of $0.2 million, and the recording of intangibles at Grand Beach in late 1994 with no related amortization. Equity loss on investment in joint venture of $0.3 million in 1994 reflects the Company's share of losses associated with the start-up operations at the Embassy Vacation Resort Poipu Point.

  Loan portfolio expenses consisting of interest expense, loan portfolio and provision for doubtful accounts increased from $1.5 million in 1993 to $3.4 million in 1994, an increase of 127%. This reflects the increase in Vacation Intervals sold in 1994 and a relative increase in borrowings made by the Company secured by interval inventory. While loan portfolio expenses were consistent as a percentage of total revenue, interest expense treasury increased from 36.9% of interest income to 44.2%. Provision for doubtful accounts decreased slightly from 2.5% of revenues to 2.1% of revenues. Other loan portfolio expenses increased from $0.2 million in 1993 (0.9% of revenues) to $0.9 million in 1994 (1.9% of revenues) reflecting additional costs from portfolio management services started in 1994.

  Pre-tax net income increased 87% from $2.3 million in 1993 to $4.3 million in 1994.

 Liquidity and Capital Resources

  The Company generates cash for operations from the sale of Vacation Intervals, the financing of the sales of Vacation Intervals, the rental of unsold Vacation Interval units, and the receipt of management fees. With respect to the sale of Vacation Intervals, the Company generates cash for operations from the receipt of down payments from customers acquiring Vacation Intervals, and the hypothecation of mortgage receivables from purchasers equal to 85% to 90% of the amount borrowed by such purchasers. The Company generates cash related to the financing of Vacation Interval sales on the difference between the interest charged on the mortgage receivables, which averaged 15.0% in 1995, and the interest paid on the notes payable secured by such mortgage receivables.

  During the six months ended June 30, 1996 and 1995, respectively, and the years ended December 31, 1995, 1994, and 1993 cash (used in) provided by operating activities was ($17.3 million), $14.1 million, $5.5 million, ($11.0 million) and $3.3 million, respectively. While net income was higher for the six months ended June 30, 1996 when compared to the same period in 1995, cash generated from operating activities decreased due to increases in real estate and development activities. Cash generated from operating activities was higher for the year ended December 31, 1995 when compared to the same period in the prior year primarily due to higher net income, decreases in the amount spent on acquisition and development activities, and increases in payables outstanding at the end of 1995 when compared to at the end of 1994. Cash generated from operating activities was lower for the year ended December 31, 1994 when compared to the same period in the prior year primarily due to accelerated acquisition and development activities during the year of 1994 when compared to the prior year.

  Net cash used in investing activities for the six months ended June 30, 1996, and 1995 and the years ended December 31, 1995, 1994 and 1993 was ($11.2) million, ($24.4) million, ($40.1) million, ($24.9) million, and ($10.8)
million, respectively. For the six months ended June 30, 1995, the change in net mortgage receivables was higher than in the comparable period in 1996 due to higher sales of Vacation Intervals. In addition, the Company incurred additional organizational costs relating to the opening of the Embassy Vacation Resort Grand Beach in the first quarter of 1995 which resulted in the booking of the related organizational costs. Net cash used by investing activities was higher for the year ended December 31, 1995 when compared to the same period in 1994 principally due to increases in mortgage receivables which resulted from both higher sales of Vacation Intervals and the purchase of a mortgage receivable portfolio with a book value of approximately $7.0 million related to the St. Maarten properties. Net cash used in investing activities was higher for the year ended December 31, 1994 when compared to the same period in the prior year due to both expenditures for the investment in Embassy Vacation Resort Poipu Point and increases in the mortgage receivables portfolio which resulted from higher Vacation Interval sales in 1994.

  For the six months ended June 30, 1996 and 1995, and for the years ended December 31, 1995, 1994 and 1993, net cash provided by financing activities was $28.4 million, $11.6 million, $37.1 million, $36.1 million and $15.3 million, respectively. These net cash figures were affected by the Company's increased borrowings secured by mortgage receivables to fund operations and increased payments on these borrowings due to amortizations on a larger portfolio. In addition, year to year net cash provided by investing activities fluctuates as a result of borrowing activities for acquisition and development, and from equity investments as a result of resort acquisitions.

  The Company requires funds to finance the future acquisition and development of timeshare resorts and properties and to finance customer purchases of Vacation Intervals. Such capital has been provided by secured financings on Vacation Interval inventory, secured financings on mortgage receivables, partner loans generally funded by third party lenders and capital contributions. As of June 30, 1996, the Company had $30.5 million outstanding under its notes payable secured by Vacation Interval inventory, and $61.5 million outstanding under its notes payable secured by mortgage receivables. Upon consummation of the Offering, and the application of proceeds therefrom, the Company anticipates that the majority of notes payable secured by Vacation Interval inventory will be paid down. In order to finance anticipated development costs at Existing Resorts, the Company intends to rely on cash from operations and borrowing capacity available on existing credit facilities.

  Over the next twelve months, the Company anticipates spending $38.0 million for expansion and development activities at the Existing Resorts. The Company plans to fund these expenditures with the net proceeds of the Offering (after paydown of debt and purchase of partnership interests), $53.1 million in available capacity on lines of credit (after the application of the Offering proceeds) and cash generated from operations.

  The Company intends to pursue a growth-oriented strategy. From time to time, the Company may acquire, among other things, additional timeshare properties, resorts and completed Vacation Intervals; land upon which additional timeshare resorts may be built; management contracts (which may from time to time require capital expenditures by the Company); loan portfolios of Vacation Interval mortgages; portfolios which include properties or assets which may be integrated into the Company's operations; and operating companies providing or possessing management, sales, marketing, development, administration and/or other expertise with respect to the Company's operations in the timeshare industry.

  The Company has entered into the Westin Agreement whereby the Company will jointly develop with Westin the newly developed Westin Vacation Clubs concept. See "Business--Westin Vacation Club Resorts." Currently, the Company is evaluating several properties for potential acquisition and development, but currently has no contracts or capital commitments relating to hotels pursuant to the Westin Agreement.

  The Company is currently evaluating the acquisition of several resort properties to be branded as an Embassy Vacation Resort and several development opportunities to be developed as an Embassy Vacation Resort, but currently has no contracts or capital commitments relating to any potential Embassy Vacation Resorts. The Company is also currently evaluating the acquisition of several resort properties and of completed Vacation Intervals to be non-branded timeshare resorts or inventory, but currently has no contracts or capital commitments relating to any such potential property or inventory acquisitions. In addition, the Company is currently evaluating several asset and operating company acquisitions to integrate into or to expand the operations of the Company, but currently has no contracts or capital commitments relating to any such potential asset or operating company acquisitions.

  In the future, the Company may negotiate additional credit facilities, or issue corporate debt or equity securities. Any debt incurred or issued by the Company may be secured or unsecured, fixed or variable rate interest and may be subject to such terms as management deems prudent.

  The Company believes that, with respect to its current operations, the net proceeds to the Company from the Offering, together with cash generated from operations and future borrowings, will be sufficient to meet the Company's working capital and capital expenditure needs for the near future. However, depending upon conditions in the capital and other financial markets and other factors, the Company may from time to time consider the issuance of debt or other securities, the proceeds of which would be used to finance acquisitions, to refinance debt or for other general corporate purposes. The Company believes that the Company's properties are adequately covered by insurance. See "Business--Insurance; Legal Proceedings."

                                   BUSINESS

OVERVIEW

  The Company is one of the largest developers and operators of timeshare resorts in North America, based on number of resorts in sales. The Company is devoted exclusively to timeshare operations and directly or through wholly-owned affiliates owns eight timeshare resorts, including one under construction, and a ninth resort with respect to which the Company holds a partial interest. The Company's Existing Resorts are located in a variety of popular resort destinations including Hilton Head Island, South Carolina; Poipu Beach, Kauai, Hawaii; the Orlando, Florida area (two resorts);
St. Maarten, Netherlands Antilles (two resorts); Branson, Missouri; South Lake Tahoe, California and Avila Beach, California. The Company's principal operations currently consist of (i) acquiring, developing and operating timeshare resorts, (ii) marketing and selling Vacation Intervals at its resorts and (iii) providing financing for the purchase of Vacation Intervals at its resorts.

  For the twelve month period ended June 30, 1996, the Company sold 6,128 Vacation Intervals at the Existing Resorts, compared to 2,869 and 5,219 for the same periods ended in 1994 and 1995, respectively. Total revenue from Vacation Interval sales at the Existing Resorts for the same periods increased from $30.9 million in 1994 to $50.6 million in 1995 to $74.8 million in 1996. As of June 30, 1996, there was an existing inventory of 21,142 Vacation Intervals at the Existing Resorts, and the Company is in the process of developing or has current plans to develop an additional 66,069 Vacation Intervals on land which the Company owns or has an option to acquire at the Existing Resorts. The Company anticipates that the existing inventory at its Existing Resorts (except the Company's Hilton Head Island resort), including the planned expansion at these resorts, will provide sufficient inventory for between three and ten years of Vacation Interval sales at such resorts.

THE TIMESHARE INDUSTRY

  The Market. The resort component of the leisure industry primarily is serviced by two separate alternatives for overnight accommodations: commercial lodging establishments and timeshare or "vacation ownership" resorts. Commercial lodging consists of hotels and motels in which a room is rented on a nightly, weekly or monthly basis for the duration of the visit and is supplemented by rentals of privately-owned condominium units or homes. For many vacationers, particularly those with families, a lengthy stay at a quality commercial lodging establishment can be very expensive, and the space provided to the guest relative to the cost (without renting multiple rooms) is not economical for vacationers. In addition, room rates and availability at such establishments are subject to change periodically. Timeshare presents an economical alternative to commercial lodging for vacationers.

  According to the ARDA, the timeshare industry experienced a record year in 1994 (the most recent year for which statistics are available) with 384,000 new owners purchasing 560,000 Vacation Intervals with a sales volume of $4.76 billion. First introduced in Europe in the mid-1960s, ownership of Vacation Intervals has been one of the fastest growing segments of the hospitality industry over the past two decades. As shown in the following charts, according to the ARDA the worldwide timeshare industry has expanded significantly since 1980 both in Vacation Interval sales volume and number of Vacation Interval owners.

              [The following table is represented as a bar graph.]
                    Dollar Volume of Vacation Interval Sales
                                 (in billions)
                          1          1980          0.49
                          2          1981          0.965
                          3          1982          1.165
                          4          1983          1.34
                          5          1984          1.735
                          6          1985          1.58
                          7          1986          1.61
                          8          1987          1.94
                          9          1988          2.39
                         10          1989          2.97
                         11          1990          3.24
                         12          1991          3.74
                         13          1992          4.25
                         14          1993          4.505
                         15          1994          4.76

                   [The following table is represented as a bar graph.]
                         Number of Vacation Intervals Owners
                                (in millions)
                          1          1980          0.155
                          2          1981          0.220
                          3          1982          0.335
                          4          1983          0.470
                          5          1984          0.620
                          6          1985          0.805
                          7          1986          0.970
                          8          1987          1.125
                          9          1988          1.310
                         10          1989          1.530
                         11          1990          1.800
                         12          1991          2.070
                         13          1992          2.363
                         14          1993          2.760
                         15          1994          3.144


Source: American Resort Development Association, The 1995 Worldwide Timeshare Industry.

  The Company believes that, based on published industry data, the following factors have contributed to the increased acceptance of the timeshare concept among the general public and the substantial growth of the timeshare industry over the past 15 years:

  . Increased consumer confidence resulting from consumer protection regulation of the timeshare industry and the entrance of brand name national lodging companies to the industry;

  . Increased flexibility of timeshare ownership due to the growth of exchange organizations such as RCI;

  . Improvement in the quality of both the facilities themselves and the management of available timeshare resorts;

  . Increased consumer awareness of the value and benefits of timeshare ownership, including the cost savings relative to other lodging alternatives; and

  .  Improved availability of financing for purchasers of Vacation Intervals.

  The timeshare industry traditionally has been highly fragmented and dominated by a very large number of local and regional resort developers and operators, each with small resort portfolios generally of differing quality. The Company believes that one of the most significant factors contributing to the current success of the timeshare industry is the entry into the market of some of the world's major lodging, hospitality and entertainment companies. Such major companies which now operate or are developing Vacation Interval resorts include Marriott, Disney, Hilton, Hyatt, Four Seasons and Inter-Continental, as well as Promus and Westin. Unlike the Company, however, the timeshare operations of each of Marriott, Disney, Hilton, Hyatt, Four Seasons and Inter-Continental comprise only a small portion of such companies' overall operations. Moreover, brand name lodging companies are believed by the Company to have less than ten percent of the worldwide Vacation Interval market in 1994.

  Of the Company's major brand name lodging company competitors, the Company believes that, based on industry consultant reports: (i) Marriott entered the timeshare market in 1985, currently sells Vacation Intervals at seven resorts which it also owns and operates (Kauai, Hawaii; Palm Desert, California; Park City, Utah; Breckenridge, Colorado; Williamsburg, Virginia; Hilton Head Island, South Carolina; and Orlando, Florida) and directly competes with the Company's Poipu Point, Hilton Head Island and Orlando area resorts;
(ii) Disney entered the market in 1991, currently sells Vacation Intervals at three resorts which it also owns and operates (Lake Buena Vista and Vero Beach, Florida; and Hilton Head Island, South Carolina) and directly competes with the Company's Orlando area and Hilton Head Island resorts; (iii) Hilton entered the market in 1993, currently sells Vacation Intervals at two resorts which it owns and operates (Las Vegas, Nevada; and Orlando, Florida) and directly competes with the Company's Orlando area resorts; (iv) Hyatt entered the market in 1995, owns and operates one resort in Key West, Florida but does not directly compete in any of the Company's existing markets (although Hyatt has announced an intention to develop a timeshare resort in Orlando); (v) Four Seasons is developing its first timeshare resort in Carlsbad, California but does not currently directly compete in any of the Company's existing markets and is not in sales of Vacation Intervals at any resorts; and (vi) Inter-Continental announced its entry into the timeshare market in 1996, but has yet to announce any specific projects and is not yet in sales of Vacation Intervals at any resorts. See "--Competition."

  The Economics. The Company believes that national lodging and hospitality companies are attracted to the timeshare concept because of the industry's relatively low product cost and high profit margins and the recognition that Vacation Intervals provide an attractive alternative to the traditional hotel-based vacation and allow the hotel companies to leverage their brands into additional resort markets where demand exists for accommodations beyond traditional hotels.

  The Consumer. According to information compiled by the ARDA for the year ended December 31, 1994, the prime market for Vacation Intervals is customers in the 40-55 year age range who are reaching the peak of their earning power and are rapidly gaining more leisure time. The median age of a Vacation Interval buyer at the time of purchase is 46. The median annual household income of current Vacation Interval owners in the United States is approximately $63,000, with approximately 35% of all Vacation Interval owners having annual household income greater than $75,000 and approximately 17% of such owners having annual household income greater than $100,000. Despite the growth in the timeshare industry as of December 31, 1994, Vacation Interval ownership has achieved only an approximate 3.0% market penetration among United States households with income above $35,000 per year and 3.9% market penetration among United States households with income above $50,000 per year.

  According to the ARDA study, the three primary reasons cited by consumers for purchasing a Vacation Interval are (i) the ability to exchange the Vacation Interval for accommodations at other resorts through exchange networks such as RCI (cited by 82% of Vacation Interval purchasers), (ii) the money savings over traditional resort vacations (cited by 61% of purchasers) and (iii) the quality and appeal of the resort at which they purchased a Vacation Interval (cited by 54% of purchasers). According to the ARDA study, Vacation Interval buyers have a high rate of repeat purchases: approximately 41% of all Vacation Interval owners own more than one interval representing approximately 65% of the industry inventory and approximately 51% of all owners who bought their first Vacation Interval before 1985 have since purchased a second Vacation Interval. In addition, customer satisfaction increases with length of ownership, age, income, multiple location ownership and accessibility to Vacation Interval exchange networks.

  The Company believes it is well positioned to take advantage of these demographics trends because of the quality of its resorts and locations, its program to allow buyers to exchange intervals at several of the Company's resorts and its membership in RCI. The Company expects the timeshare industry to continue to grow as the baby-boom generation enters the 40-55 year age bracket, the age group which purchased the most Vacation Intervals in 1994.

BUSINESS STRATEGY

  The Company's objective is to become North America's leading developer and operator of timeshare resorts. To meet this objective, the Company intends to
(i) acquire, convert and develop additional resorts to be operated as Embassy Vacation Resorts, Westin Vacation Club resorts and non-branded resorts, capitalizing on the acquisition and marketing opportunities to be provided as a result of its relationships with Promus, Westin, selected financial institutions and its position in certain markets and the timeshare industry generally, (ii) increase sales and financings of Vacation Intervals at the Existing Resorts through broader-based marketing efforts and in certain instances through the construction of additional Vacation Interval inventory,
(iii) improve operating margins by consolidating administrative functions, reducing borrowing costs and reducing its sales and marketing expenses as a percentage of revenues and (iv) acquire additional Vacation Interval inventory; management contracts, Vacation Interval mortgage portfolios, and properties or other timeshare-related assets that may be integrated into the Company's operations. The key elements of the Company's strategy are described below.

  Acquisition and Development of New Resorts. The Company intends to acquire and develop additional resorts to be operated as branded Embassy Vacation Resorts, Westin Vacation Club resorts and as non-branded resorts. To implement its growth strategy, the Company intends to pursue acquisitions and developments in a number of vacation markets, concentrating on the California and Hawaii markets in which the Company has experience and that are subject to barriers to entry as a result of land availability and local land use regulations. The Company believes that its relationships with Promus, Westin and selected financial institutions that control resort properties located in Hawaii and California will provide it with acquisition, development and hotel-to-timeshare conversion opportunities and will allow it to take advantage of currently favorable market opportunities to acquire resort and condominium properties to be operated as timeshare resorts. Since the inception of the resort acquisition and development business by the Company's predecessor in 1992, the Company believes it has been able to purchase hotel, condominium and resort properties and/or entitled land at less than either their initial development cost or replacement cost and remodel or convert such properties for sale and use as timeshare resorts. In addition to acquiring existing resort and hotel-to-timeshare conversion properties, the Company also seeks to develop resorts located in destinations where it discerns a strong demand, which the Company anticipates will enable it to achieve attractive rates of return.

  The Company considers the potential acquisition or development of timeshare resorts in locations based on existing timeshare competition in the area as well as existing overall demand for accommodations. In evaluating whether to acquire, convert or develop a timeshare resort in a particular location, the Company analyzes relevant demographic, economic and financial data. Specifically, the Company considers the following factors, among others, in determining the viability of a potential new timeshare resort in a particular location: (i) supply/demand ratio for the purchase of Vacation Intervals in the relevant market and for Vacation Interval exchanges into the relevant market by other Vacation Interval owners, (ii) the market's growth as a vacation destination, (iii) the ease of converting a hotel or condominium property into a timeshare resort from a regulatory and construction point of view, (iv) the availability of additional land at the property for potential future development and expansion, (v) competitive accommodation alternatives in the market, (vi) uniqueness of location, and (vii) barriers to entry that would tend to limit competition. The Company's San Luis Bay Resort, which it acquired in June 1996 from the bankruptcy estate of Glen Ivy Resorts, Inc., is one example of the Company's implementation of its acquisition strategy in the California market. The Company is in the process of improving the amenities offered at the resort and expanding the resort by adding additional one and two bedroom timeshare units. The Company believes that its Embassy Vacation Resort Lake Tahoe, which is currently under development in South Lake Tahoe, California, is only the second significant new resort to be constructed in South Lake Tahoe during the past twenty years (the first being KOAR's development and opening in 1991 of the $70 million, 400 suite Embassy Suites hotel in South Lake Tahoe) and is an example of the Company's growth through development strategy in a market with relatively significant barriers to entry. See "--Acquisition Process."

  The Company believes that its relationships with Promus and Westin will provide it with attractive acquisition, conversion, development and marketing opportunities and uniquely position the Company to offer Vacation Intervals at a variety of attractive resort destinations to multiple demographic groups in the timeshare market. Capitalizing on two of its Founders' relationship with Promus as a developer and owner of Embassy Suites hotels, in 1994 the Company and Promus established Embassy Vacation Resorts, and the Company is currently the only licensee of the Embassy Vacation Resorts name. However, the Company has no ownership of or rights to the "Embassy Vacation Resorts" name or servicemark, both of which are owned exclusively by Promus, except as set forth in the Company's license agreements with Promus with respect to the Company's Embassy Vacation Resorts. Through the Westin Agreement, the Company has the exclusive right, subject to the terms of the Westin Agreement, to jointly acquire, develop and market with Westin "four-star" and "five-star" Westin-affiliated timeshare resorts in North America, Mexico and the Caribbean. The Company's rights also cover the conversion of Westin hotels to timeshare resorts. In addition, pursuant to the Westin Agreement, it is expected that Westin will provide the Company with lead generation assistance and marketing support and Promus currently provides such assistance at Embassy Vacation Resorts. The five KOAR-owned Embassy Suites hotels also provide lead generation assistance and support to the Company with respect to the marketing of the Company's resorts. The Company's relationships with Promus and Westin also provide it with a competitive advantage in the timeshare industry by allowing it to offer two separate branded products in both the upscale and luxury market segments. The Company believes that brand affiliation is becoming an important characteristic in the timeshare industry as it provides the consumer an important element of reliability and image in a fragmented industry. Through its Embassy Vacation Resorts and Westin Vacation Club resorts the Company believes it will be able to provide Vacation Interval buyers with quality and consistency in their timeshare purchases. In addition, through its non-branded resorts the Company will be able to appeal to the value-conscious consumer who seeks the best value for his or her money and does not seek affiliation with brand-name lodging companies.

  Sales and Expansion at Existing Resorts. The Company intends to continue sales of Vacation Intervals at the Existing Resorts by adding Vacation Interval inventory through the construction of new development units and by broadening marketing efforts. The Company believes is well positioned to expand sales of Vacation Intervals at its Existing Resorts as a result of its existing supply of Vacation Intervals in inventory as well as planned expansion. The Company currently has existing inventory of 21,142 Vacation Intervals and currently is in the process of developing, or has plans to develop, units to accommodate an additional 66,069 Vacation Intervals at its Existing Resorts, including construction in progress for 10,710 Vacation Intervals at the Embassy Vacation Resort Lake Tahoe, the addition of approximately 3,162 Vacation Intervals at the San Luis Bay Resort and current construction of units which will add 2,040 Vacation Intervals at the Cypress Pointe Resort, 816 Vacation Intervals at the Plantation at Fall Creek and 1,530 Vacation Intervals at the Embassy Vacation Resort Grand Beach. See "-- Description of the Company's Resorts."

  Based on information received from the Company's customers and sales agents, the Company believes that in addition to basic quality, expanded resort amenities and larger, multi-purpose units, current and potential buyers want enhanced flexibility in scheduling their vacations, a broader distribution of quality exchange locations and the availability of other value-priced services. As a major developer and operator of timeshare resorts in North America, the Company believes that it has acquired skill and expertise both in the development and operation of timeshare resorts and in the marketing and sales of Vacation Intervals and that it has acquired the breadth of resorts which give it a competitive advantage among Vacation Interval purchasers.

  Improvement of Operating Margins. As the Company grows, management believes it will be able to reduce operating costs as a percentage of revenues by consolidating administrative functions and reducing borrowing costs by virtue of its consolidated operations. The Company believes that its larger number of resorts relative to its competitors will provide it with additional revenue opportunities and economies of scale which will allow it the potential for significant cost savings. Benefitting from economies of scale both internally and through its relationships with Promus and Westin, the Company plans to centralize many of the administrative functions currently performed at individual resorts, such as accounting, reservations and marketing, resulting in a reduction in labor costs throughout the Company's Existing Resorts. The Company believes that increased efficiency, reduction in on-site administrative requirements and a multi-resort management system will reduce operating costs and allow the Company to experience increased margins by spreading operating and corporate overhead costs over a larger revenue base. In addition, operating margins at a resort tend to improve over time as a greater percentage of Vacation Intervals are sold, resulting in lower selling, marketing and advertising expenses. The Company believes that it will reduce sales and marketing expenses as a result of the lead generation assistance provided or to be provided by Westin and Promus (including marketing and lead generation assistance from KOAR's five Embassy Suites hotels) and by targeting potential buyers through Westin and Embassy Suites hotels.

  Acquisition of Timeshare Assets, Management Contracts and Operating Companies. As a result of the Company's relationships in the timeshare and financial communities, the size and geographic diversity of its portfolio of properties and position in the timeshare industry, the Company has access to a variety of acquisition opportunities related to the Company's business. The Company's business strategy includes pursuing growth by expanding or supplementing the Company's existing timeshare business through acquisitions. The Company believes that its record of acquiring resort properties gives the Company credibility and, the Company's status as a public company may make the acquisition by the Company of businesses or operations more attractive to potential sellers. The Company believes that these collective factors will help the Company acquire attractive assets, operations and companies in the fragmented timeshare industry. Acquisitions which the Company may consider include acquiring additional Vacation Intervals as inventory, management contracts, Vacation Interval mortgage portfolios and properties or other timeshare-related assets which may be integrated into the Company's operations.

DESCRIPTION OF THE COMPANY'S RESORTS

  The Company believes that, based on published industry data, it is the only developer and operator of timeshare resorts in North America that will offer Vacation Intervals in each of the three principal price segments of the market (value, upscale (characterized by high quality accommodations and service) and luxury (characterized by elegant accommodations and personalized service)). Since the inception of the timeshare development and acquisition business of the Company's predecessors, the Company has developed or acquired eight resorts, including one under construction, and a ninth resort in which the Company holds a partial interest, located in a variety of popular resort destinations including Lake Buena Vista (Orlando area), Florida (developed in 1992); Branson, Missouri (developed in 1993); Hilton Head Island, South Carolina (developed in 1994); Koloa, Hawaii (acquired in 1994 and in which the Company holds an approximately 30% interest); Orlando, Florida (developed in 1995); two resorts located in St. Maarten, Netherlands Antilles (each acquired in 1995); Avila Beach, California (acquired in 1996); and South Lake Tahoe, California (currently under construction). The Company expects that its resorts will operate in the following three general categories, each differentiated by price range, brand affiliation and quality of accommodations:

  . NON-BRANDED RESORTS. Vacation Intervals at the Company's six non-branded resorts, which are not affiliated with any hotel chain, generally sell for $6,000 to $15,000 and are targeted to buyers with annual incomes ranging from $35,000 to $80,000. The Company believes its non-branded resorts offer buyers an economical alternative to branded timeshare resorts (such as Embassy Vacation Resorts and Westin Vacation Club resorts) or traditional vacation lodging alternatives. Each of the Company's non-branded resorts has been awarded the Gold Crown Resort Designation by RCI, the highest rating in the RCI system.

  . EMBASSY VACATION RESORTS. Vacation Intervals at the Company's three Embassy Vacation Resorts generally sell for $12,000 to $20,000 and are targeted to buyers with annual incomes ranging from $60,000 to $150,000. Embassy Vacation Resorts are designed to provide timeshare accommodations that offer the high quality and value that is represented by the more than 120 Embassy Suites hotels throughout North America.

  . WESTIN VACATION CLUB RESORTS. Through the Westin Agreement, the Company has the exclusive right for a five-year period to jointly acquire, develop and market with Westin "four-star" and "five-star" timeshare resorts located in North America, Mexico and the Caribbean. The Company anticipates that Vacation Intervals at Westin Vacation Club resorts generally will sell for $16,000 to $25,000 and will be targeted to buyers with annual incomes ranging from $80,000 to $250,000.

  Innovation in the design and quality of the resorts developed by the Company, as well as the branded product image of its Embassy Vacation Resorts and Westin Vacation Club resorts, has and will continue to result in differentiation of the Company's resorts from those of its competitors. The Company believes feedback from its Vacation Interval owners and property management enhances the Company's product acquisition, development and design process. The resorts designed and developed by the Company have been recognized by major industry groups and publications for excellence in architectural and landscape design and overall development quality. Each of the Company's resorts that are operational has been designated a "Gold Crown" resort by RCI, an award RCI reserves for the top 14% of its participating resorts.

  The following table sets forth certain information as of June 30, 1996 regarding each of the Existing Resorts, including location, date acquired by the Company, the number of existing and planned units at each Existing Resort, the number of Vacation Intervals sold at each Existing Resort since its acquisition or development by the Company and the number of Vacation Intervals sold in 1995, the average sales price of Vacation Intervals sold at each Existing Resort in 1995 and the number of Vacation Intervals available for sale at each Existing Resort currently and giving effect to planned expansion. The exact number of units and Vacation Intervals ultimately constructed at each Existing Resort, as well as the future financial impact of these Vacation Intervals on the Company, may differ from estimates based on future land planning and site layout considerations.

                                                                            VACATION                VACATION INTERVALS
                                                       UNITS AT RESORT   INTERVALS SOLD    AVERAGE       AT RESORT
                                                       ---------------   -----------------  SALES   ---------------------
                                          DATE                                             PRICE IN  CURRENT     PLANNED
 RESORT       LOCATION                   ACQUIRED(a)   CURRENT PLANNED    TOTAL      1995    1995   INVENTORY   EXPANSION
 ------       --------                   -----------   ------- -------   -------    ------ -------- ---------   ---------
 NON-BRANDED RESORTS:
 CYPRESS      Lake Buena Vista,          November 1992   184      500(b)   7,786     1,824 $10,734    1,598      16,116(b)
  POINTE      Florida
  RESORT
 PLANTATION   Branson, Missouri          July 1993        98      400(c)   3,842     1,094   9,519    1,156      16,218(c)
  AT FALL
  CREEK
 ROYAL DUNES  Hilton Head Island,        April 1994       40       55(d)   1,319       577  10,862      721         765(d)
  RESORT      South Carolina
 ROYAL PALM   St. Maarten, Netherlands   July 1995       140      140(e)     622       272   8,124    2,171           0(e)
  BEACH CLUB  Antilles
 FLAMINGO     St. Maarten, Netherlands   August 1995     172      247(f)     342       104   6,885    2,665       3,900(f)
  BEACH CLUB  Antilles
 SAN LUIS BAY Avila Beach, California    June 1996        68      130(g)      20(h)    (h)     (h)    1,010(i)    3,162(g)
  RESORT
 EMBASSY VACATION RESORTS:
 POIPU        Koloa, Kauai, Hawaii       November 1994   219      219(k)     852       281  19,074   10,317(k)        0
  POINT(j)
 GRAND BEACH  Orlando, Florida           January 1995     72      370(l)   2,168     1,523  13,063    1,504      15,198(l)
 LAKE TAHOE   South Lake Tahoe,          May 1996(m)       0      210(n)     (o)       (o)     (o)      (o)      10,710(n)
              California
                                                         ---    -----    -------    ------           ------      ------
      TOTAL .........................................    993    2,271     16,951     5,675           21,142      66,069
                                                         ===    =====    =======    ======           ======      ======

- --------

(a) The dates listed represent the date of acquisition or, if later, the date of completion of development of the first phase of the applicable resort by the Company. The Embassy Vacation Resort Poipu Point was acquired by the Company in November 1994 as a traditional hotel. As units at the Embassy Vacation Resort Poipu Point are sold as Vacation Intervals, the Company no longer rents such units on a nightly basis.
(b) Includes 40 units, which will accommodate 2,040 Vacation Intervals, that are currently under construction and scheduled for completion in September 1996. Also includes an additional estimated 276 units, which will accommodate an additional estimated 14,076 Vacation Intervals, which the Company plans to construct on land which it owns at the Cypress Pointe Resort and for which all necessary governmental approvals and permits (except building permits) have been obtained. Should the Company elect to construct a higher percentage of three bedroom units, rather than its current planned mix of one, two and three bedroom units, the actual number of planned units and Vacation Intervals will be lower than is indicated above.
(c) Includes 16 units, which will accommodate an additional 816 Vacation Intervals, on which the Company commenced construction in June 1996 and for which all necessary governmental approvals and permits have been received by the Company. Also includes an additional estimated 286 units, which will accommodate an additional estimated 14,586 Vacation Intervals, which the Company plans to construct on land which it owns or is currently subject to a contract to purchase at the Plantation at Fall Creek.
(d) Includes 15 units, which will accommodate 765 Vacation Intervals, construction of which is planned to begin in either the fourth quarter of 1996 or the first quarter of 1997 for which all necessary governmental approvals and permits have been received by the Company.
(e) The Company has not committed to any expansion of the Royal Palm Beach Club. The Company is considering the acquisition of additional land adjacent to the Royal Palm Beach Club for the addition of an estimated 60 units, which will accommodate an estimated

    3,060 Vacation Intervals, but has yet to enter into an agreement with respect to such additional land or to obtain the necessary permits for such expansion.
(f) In May 1996 the Company acquired a five-acre parcel of land adjacent to the Flamingo Beach Club on which the Company plans to develop an estimated 75 units which will accommodate an estimated 3,900 Vacation Intervals. The Company is in the process of seeking to obtain the necessary governmental approvals and permits for such proposed expansion.
(g) Includes 62 units, which will accommodate an estimated 3,162 Vacation Intervals, for which all necessary discretionary governmental approvals and permits have been received by the Company. The Company has not yet applied for or obtained the required building permits to construct such additional units. The Company plans to commence construction of the first 31 units in September 1996. In addition, the Company is considering the acquisition of additional land near the San Luis Bay Resort for the addition of an estimated 100 units which will accommodate an estimated 5,100 Vacation Intervals, but has yet to enter into an agreement with respect to such land or to obtain the necessary governmental approvals and permits for such proposed expansion.
(h) The Company commenced sales of Vacation Intervals at the San Luis Bay Resort in June 1996.
(i) The Company in June 1996 acquired approximately 130 Vacation Intervals at the San Luis Bay Resort out of the bankruptcy estate of Glen Ivy Resorts, Inc. In addition, the Company acquired promissory notes in default that are secured by approximately 900 Vacation Intervals. The Company intends to foreclose upon and acquire clear title to such Vacation Intervals and intends to complete such foreclosure procedures (or deed-in-lieu procedures) in approximately four months following acquisition of the resort.
(j) The Company owns, directly or indirectly, 100% of the partnership interests in the managing general partner of Poipu Resort Partners L.P., a Hawaii limited partnership ("Poipu Partnership"), the partnership which owns the Embassy Vacation Resort Poipu Point. The managing general partner holds a 0.5% partnership interest for purposes of distributions, profits and losses. The Company also holds, directly or indirectly, a 29.93% limited partnership interest in the Poipu Partnership for purposes of distributions, profits and losses, for a total partnership interest of 30.43%. In addition, following repayment of any outstanding partner loans, the Company, directly or indirectly, is entitled to receive a 10% per annum return on the Founders' and certain former limited partners' initial capital investment of approximately $4.6 million in the Poipu Partnership. After payment of such preferred return and the return of approximately
    $4.6 million of capital to the Company, directly or indirectly, on a pari passu basis with the other general partner in the partnership, the Company, directly or indirectly, is entitled to receive approximately 50% of the net profits of the Poipu Partnership. In the event certain internal rates of return specified in the Poipu Partnership Agreement are achieved, the Company, directly or indirectly, is entitled to receive approximately 55% of the net profits of the Poipu Partnership.
(k) Includes 191 units that the Company currently rents on a nightly basis that have not yet been sold as Vacation Intervals.
(l) Includes 30 units, which will accommodate 1,530 Vacation Intervals, that are currently under construction and scheduled for completion in September 1996. Also includes at least 24 units, which will accommodate an additional 1,224 Vacation Intervals, on which the Company plans to commence construction in the fourth quarter of 1996 and for which all necessary discretionary governmental approvals and permits (excluding building permits which have not yet been applied for by the Company) have been received by the Company. The Company has also received all necessary discretionary governmental approvals and permits to construct an additional estimated 228 units on land which it owns at the Embassy Vacation Resort Grand Beach, which will accommodate an additional estimated 11,628 Vacation Intervals, (excluding building permits which have not yet been applied for by the Company). The Company plans to apply for and obtain these building permits on a building-by-building basis.
(m) Construction began on the first 62 units at the Embassy Vacation Resort Lake Tahoe in May 1996. Twenty-seven units, which will accommodate 1,377 Vacation Intervals, are scheduled for completion in January 1997 and 35 units, which will accommodate 1,785 Vacation Intervals, are scheduled for completion in March 1997.
(n) Includes 62 units, which will accommodate 3,162 Vacation Intervals, on which construction began in May 1996 and for which all necessary discretionary governmental approvals and permits have been received by the Company. Twenty-seven units, which will accommodate 1,377 Vacation Intervals, are scheduled for completion in January 1997 and 35 units, which will accommodate 1,785 Vacation Intervals, are scheduled for completion in March 1997. Of this total, the Company is obligated to convey four Vacation Intervals to the former owners of the land on which the Embassy Vacation Resort Lake Tahoe is being developed. Such conveyance will be made upon completion of the first phase of development. The
    Company has also received all necessary discretionary governmental approvals and permits to construct an additional estimated 148 units (excluding building permits which have not yet been applied for by the Company and which will be applied for and obtained on a phase-by-phase basis) on land that it owns at the Embassy Vacation Resort Lake Tahoe, which will accommodate an estimated 7,548 Vacation Intervals, and, subject to market demand, currently plans to construct 40 of such units commencing in May of each year from 1997 through 1999 and the remaining 28 units commencing in May 2000.
(o) The Company commenced sales of Vacation Intervals at the Embassy Vacation Resort Lake Tahoe in June 1996, although the Company will not be able to close any of such sales until the completion of the first units, currently scheduled to occur in January 1997.

NON-BRANDED RESORTS

  The Cypress Pointe Resort. Cypress Pointe Resort, the Company's first timeshare resort, opened in November 1992 and is located in Lake Buena Vista, Florida, approximately one-half mile from the entrance of Walt Disney World and is an approximately 10 minute drive from all major Orlando attractions. The resort is being developed in two phases. Phase I sits on 9.7 acres of land and consists of nine buildings, eight of which currently are complete. Phase II sits on 12.5 acres of land and will consist of seven buildings, the first of which was completed in April 1996.

  Styled with a Caribbean theme, upon completion of the nine buildings, Phase I will contain 192 three bedroom 1,460 square foot units. Each unit comfortably accommodates up to eight people with its two large master bedrooms, three bathrooms, living room with sleeper sofa, and full kitchen. The three bedroom units in Phase I also offer a jacuzzi tub, a roman tub, three color televisions (including one 460 screen), a video cassette player, a complete stereo system, a washer/dryer and elegant interior details such as nine-foot ceilings, crown moldings, interior ceiling fans, imported ceramic tile, oversized sliding-glass doors and rattan and pine furnishings. With the completion of Phase II, the resort will be equipped with three pools including a 4,000 gallon heated pool with a volcano, two spas, two poolside cafes, two tennis courts, a sand volleyball court, a basketball court, an exercise facility, a kiddie pool, a gift shop, a lakeside gazebo, a shuffleboard court, a picnic area and a video arcade. The resort also contains a full children's playground and a new 17,000 square foot clubhouse.

  Upon completion of Phases I and II, the resort will contain approximately 500 units. Upon completion of seven buildings in Phase II, Phase II will contain a total of approximately 308 units consisting of one, two and three bedroom units of up to 1,850 square feet and accommodating up to ten people. Phase I consists of 168 existing units, with 24 units scheduled to be built upon the completion of Phase II.

  The resort currently contains 9,384 total Vacation Intervals of which 1,598 remained for sale as of June 30, 1996. Vacation Intervals at the Cypress Pointe Resort are currently priced from $6,000 to $16,000 for one-week Vacation Intervals, 1,824 of which were sold in 1995. Vacation Intervals at the resort can be exchanged for Vacation Intervals at other locations through RCI, which awarded the resort its Gold Crown Resort Designation. The resort won the ARDA National Award for its overall owner package in 1993.

  The Plantation at Fall Creek. The Plantation at Fall Creek, which opened in March 1993, is located on the shores of Lake Taneycomo, a fishing lake near the heart of Branson, Missouri, the capital of country music theaters. The resort currently contains 98 units each consisting of 2 bedrooms and 2 baths and up to 1,417 square feet, built in a country style on approximately 130 acres of land. The Company currently plans to continue to expand the resort to accommodate a total of 400 units. Each unit features two large master bedrooms/baths, queen sized sofa-sleeper, full kitchen, three color televisions, video cassette player, washer/dryer, cherry wood furnishings, ceiling fans and jacuzzi or roman tub. The resort is equipped with 4 swimming pools, a fishing dock, a shuffleboard court, a game room, a children's playground, a health club, a tennis court, a miniature golf course, a sand volleyball court, barbecue areas and a basketball court.

  As of June 30, 1996, the resort contained 4,488 total Vacation Intervals of which 1,156 remained for sale. Vacation Intervals at the Plantation at Fall Creek are currently priced from $7,295 to $10,295 for one-week Vacation Intervals, 1,094 of which were sold in 1995. Vacation Intervals at the resort can be exchanged for Vacation Intervals at other locations through RCI, which awarded the resort its Gold Crown Resort Designation.

  The Royal Dunes Resort at Port Royal Plantation. The Royal Dunes Resort at Port Royal Plantation opened in April 1994 and is located in Port Royal Plantation on Hilton Head Island, South Carolina, only 400 yards from the beach. The resort presently contains 40 units consisting of three bedrooms and three bath units and upon completion scheduled for late 1997, will be expanded to include a total of 55 units. The units can comfortably accommodate eight people in their 1,460 square feet of living area with two master suites with private bath, one guest bedroom with bath, a living room with a sofa sleeper, a full kitchen and an outside deck. Each unit features a jacuzzi tub, a roman tub, a washer/dryer, four color televisions, a video cassette player, an entertainment center and elegant interior details such as nine-foot ceilings, crown moldings, interior ceiling fans and rattan and pine furnishings. The resort offers a heated swimming pool, outdoor whirlpool spa, kiddie pool, sand volleyball court, barbecue grill and picnic area. The Royal Dunes is conveniently located for golf, tennis, fishing, shopping, boating, biking and croquet and adjacent to Royal Dunes is the Westin Hotel and Resort at Port Royal, Hilton Head Island.

  The resort currently contains 2,040 total Vacation Intervals of which 721 remained for sale as of June 30, 1996. Vacation Intervals at the Royal Dunes are currently priced from $8,250 to $13,250 for one-week Vacation

Intervals, 577 of which were sold in 1995. Vacation Intervals at the resort can be exchanged for Vacation Intervals at other locations through RCI, which awarded the resort its Gold Crown Resort Designation.

  The Royal Palm Beach Club. The Royal Palm Beach Club, originally opened in 1990 and acquired by the Company in July 1995, is located at Simpson Bay in St. Maarten, Netherlands Antilles. Located approximately one mile from the island's major airport and ten minutes from local shopping and dining, the resort is surrounded by the Caribbean on three sides. The resort contains 140 units consisting either of two bedrooms, two baths or three bedrooms, three baths. Each unit is equipped with a full kitchen, complete with microwave and dishwasher, color television, VCR and private lanai. The resort is equipped with a private beach, an overflowing style pool located on the beach, a large sun deck and a picnic area with barbecue grills. The Royal Palm Beach Club is also conveniently located for water sports, boating, health club workouts and tennis, and is located adjacent to a retail center, including an outdoor cafe, dance clubs, market, hair salon, gift shop, mini-market and restaurants. Each unit at the resort, as well as the resort grounds and common areas, recently received a complete renovation in connection with repairs following the September 1995 hurricane which damaged the resort.

  The resort currently contains 7,280 total Vacation Intervals of which 2,171 remained for sale as of June 30, 1996. Units at the Royal Palm Beach Club, are currently priced from $9,450 to $12,900 for one-week Vacation Intervals, 272 of which were sold by the Company in 1995. Vacation Intervals at the resort can be exchanged for Vacation Intervals at other locations through RCI, which awarded the resort its Gold Crown Resort Designation and through Interval International ("II"), the other major exchange company in the industry, which awarded the resort a "five-star" designation, the highest quality level in the II system.

  The Flamingo Beach Club. The Flamingo Beach Club, originally opened in January 1991 and acquired by the Company in July 1995, is located on "the Point" of the Pelican Key Peninsula in St. Maarten, Netherlands Antilles, directly on the beach of the Caribbean. The resort is located approximately two miles from the island's major airport and is within walking distance of shopping and dining facilities. The resort is surrounded by the Caribbean Ocean on three sides and contains 172 units consisting of beachfront studio and one bedroom, one bath units. Each unit is equipped with two color televisions, a video cassette player, air conditioning, a balcony suitable for outside dining and a fully equipped kitchen complete with microwave oven and dishwasher. The resort features water sports, a beach palapa bar and grill, a mini-market, tennis facilities and a beach house bar. Each unit at the resort, as well as the resort grounds and common areas, recently received a complete renovation in connection with repairs following the September 1995 hurricanes which damaged the resort.

  The resort currently contains 8,994 total Vacation Intervals of which 2,665 remained for sale as of June 30, 1996. Vacation Intervals at the Flamingo Beach Club are currently priced from $6,500 to $8,900 for one-week Vacation Intervals, 104 of which were sold in 1995. Vacation Intervals at the resort can be exchanged for Vacation Intervals at other locations through RCI, which awarded the resort its Gold Crown Resort Designation.

  The San Luis Bay Resort. The San Luis Bay Resort, located on 16 oceanview acres in Avila Beach, California, near San Luis Obispo, was originally opened in 1969 as a hotel club and in June 1996 was acquired by the Company from the bankruptcy estate of Glen Ivy Resorts, Inc., which had converted the property to a timeshare resort in 1989. The resort is adjacent to a championship golf course and is well located for visiting local wineries and historical attractions. At present, a total of 68 studio and one bedroom units are completed at the resort. The Company currently intends to commence construction of the phase I addition of 30 units in September 1996. Upon completion of the addition, units will be available in one and two bedroom configurations (some with lock-off capability) and will offer a king size bed, a queen size sofa sleeper, a porch, a full kitchen, two color televisions, a video cassette player and a stereo. The phase II addition of 32 units is scheduled to commence construction in fall 1997. The resort features a swimming pool, a spa, four tennis courts, exercise facilities, a full service salon, a video game room, a basketball court and a barbecue area. The resort is also well located for windsurfing, boating, fishing and surfing.

  The Company's inventory at the resort contains 1,010 available Vacation Intervals (including Vacation Intervals which the Company is in the process of acquiring through foreclosure). Vacation Intervals at the San

Luis Bay Inn are currently priced from $8,500 to $16,000 for one-week Vacation Intervals. Vacation Intervals at the resort can be exchanged for Vacation Intervals at other locations through RCI.

EMBASSY VACATION RESORTS

  The Embassy Vacation Resort Grand Beach. The Embassy Vacation Resort Grand Beach opened in January 1995 and is located along nearly 2,000 feet of the south shore of Lake Bryan, a 450-acre spring-fed lake in Lake Buena Vista, Florida. The 1920's Florida architectural style resort sits on 18 acres and upon its projected completion by the year 2000 will offer approximately 370 units in 14 four and five story buildings. Despite the resort's remote, lake front ambiance, it is only minutes from International Drive which provides access to Orlando, Florida's major attractions. All current units offer three bedrooms and three bathrooms with approximately 1,550 square feet of living area, including a large screened-in deck and a full-size, well-equipped kitchen. With two master suites, a third bedroom, and a sleeper sofa in the living room, units can comfortably accommodate four couples. Each unit features air-conditioning, a whirlpool tub, a washer/dryer, three cable televisions, a video cassette player, a stereo and elegant interior details such as nine-foot ceilings, crown molding, wooden venetian blinds, imported ceramic tile and slate flooring. Upon full completion, the Company expects that the resort will include 5,000 square feet of sand beaches, four gazebo-covered docks that stretch out over Lake Bryan and easy access to water skiing, jetskiing, parasailing, sailboating, wind surfing and fishing on Lake Bryan. The Grand Beach resort will provide two outdoor pools, two spas, two kiddie pools, two lighted tennis courts, sand volleyball courts, shuffleboard courts, a putting green, a children's playground, barbecue and picnic areas and a fitness complex with two clubhouses containing exercise rooms, kitchens and a video arcade. In 1995, the resort was featured in both RCI Perspective Magazine and Resort Development and Operations Magazine.

  The resort currently contains 3,672 total Vacation Intervals of which 1,504 remained for sale as of June 30, 1996. Vacation Intervals at the Embassy Vacation Resort Grand Beach are currently priced from $12,500 to $14,000 for one-week Vacation Intervals, 1,523 of which were sold in 1995. Vacation Intervals at the resort can be exchanged for Vacation Intervals at other locations through RCI, which awarded the resort its Gold Crown Resort Designation.

  The Embassy Vacation Resort Poipu Point. The Embassy Vacation Resort Poipu Point was reconstructed in 1993 after being substantially destroyed by Hurricane Iniki and was acquired by the Company in November 1994. The resort is located at the most southern point on the Poipu Sun Coast of Kauai, Hawaii, offering a natural, open setting in an architectural style designed to blend with the land. The resort spans 10 buildings on 22 acres with a total of 219 units. The units, one of which has one bedroom and one bathroom, 216 of which have two bedrooms and two bathrooms and 2 of which have three bedrooms and three bathrooms, range in size from 1,363 to 2,629 square feet. Each unit either overlooks the ocean or one of the many gardens maintained on the grounds. All units feature air-conditioning, two telephones with voice mail, two cable televisions, video cassette player, stereo, washer/dryer, whirlpool tub, full kitchen and a spacious lanai. Units can accommodate up to six people and are appointed with designer furnishings, custom fabrics, and custom-designed ceramic tile. The resort is equipped with a spectacular lagoon-like freshwater swimming pool with a sandy beach entry and its own beach, waterfalls, fish ponds, lush garden walkways, a kiddie pool and a health club with weight and aerobic equipment, two hydrospas, sauna and steamroom. The property is adjacent to a large sandy beach and is well located for scuba diving, wind surfing, golf, tennis, surfing, horseback riding, fishing, boating and exploring the island's rain forests, fern grottos and waterfalls.

  The resort currently contains 11,169 total Vacation Intervals of which 10,317 remained for sale as of June 30, 1996. Units at the Embassy Vacation Resort Poipu Point are currently priced from $13,700 (one bedroom) to $25,600 (three bedrooms) for one-week Vacation Intervals, 281 of which were sold in 1995. Vacation Intervals at the resort can be exchanged for Vacation Intervals at other locations through RCI, which featured the resort in RCI Perspective Magazine in 1995 and awarded it the RCI, Gold Crown Resort Designation.

  The Embassy Vacation Resort Lake Tahoe. Construction on the Embassy Vacation Resort Lake Tahoe began in May 1996. The resort is located in South Lake Tahoe, California, and is situated on nine acres near the shores of Lake Tahoe adjoining the Lake Tahoe Marina in one of the world's most beautiful resort areas. The architectural design of the resort connotes the rustic elegance known as "Old Tahoe." Approximately one mile from the casinos and 1/2 mile from the base lift of Heavenly Ski Resort, upon completion the resort will contain 210 two bedroom/two bath units offering lake and mountain views. The resort will feature a restaurant, an indoor/outdoor heated swimming pool, a spa, a sunning deck, lakefront activities, bike rentals, ski valet, sundry shop, convenience store and delicatessen.

  Upon completion, the Company expects that the resort will contain units for 10,710 total Vacation Intervals. It is expected that Vacation Intervals at the Embassy Vacation Resort Lake Tahoe will be initially priced from $17,000 to $25,000 for one-week Vacation Intervals. RCI has indicated that Vacation Intervals at the resort may be exchanged for Vacation Intervals at other locations through RCI.

WESTIN VACATION CLUB RESORTS

  The Company and Westin have entered into the Westin Agreement pursuant to which the Company has acquired the exclusive right to jointly acquire, develop and sell with Westin "four-star" and "five-star" Westin Vacation Club resorts in North America, Mexico and the Caribbean for a five year term expiring May 3, 2001. Pursuant to the Westin Agreement, each of the Company and Westin will own a 50% equity interest in such resorts and have an equal voice in their management. The primary focus of the Westin Agreement is (i) developing vacation ownership villas surrounding existing Westin hotel resort properties and (ii) acquiring or developing hotels which can be operated under the Westin hotel brand while at the same time being converted to vacation ownership properties. Pursuant to the Westin Agreement, each of the Company and Westin has agreed that, subject to certain exceptions, including certain Embassy Vacation Resort acquisition and development opportunities, it will present to the other party all "four-star" and "five-star" hotel and resort acquisition and development opportunities (e.g., properties that are flagged by brands such as Disney, Marriott, Omni, Ritz Carlton, Four Seasons/Regent, Inter-Continental and Meridien) that it has determined to pursue and such other party has a right of first refusal to determine whether to jointly develop such opportunities with the other party subject to the foregoing exclusions. Pursuant to the Westin Agreement, Westin and the Company will form a separate partnership, limited liability company or similar entity to develop and operate each Westin Vacation Club resort, of which Westin and the Company shall be co-general partners or co-managers, as applicable. Each of the Company and Westin will contribute 50% of the equity needed to develop and operate each Westin Vacation Club resort. Pursuant to the Westin Agreement, Westin has the right to manage all Westin Vacation Club resorts and the Company and Westin will share the profits from such management activity. In addition, Westin will promote the Westin Vacation Club concept by utilizing its customer base for sales and marketing programs, arranging for on-site sales desks and other in-house marketing programs, in exchange for which the Company has agreed to reimburse Westin predetermined marketing and advertising costs incurred by Westin. Under certain circumstances, either party may terminate the Westin Agreement upon failure to reach specified development goals. See "Risk Factors--Westin Agreement."

  Pursuant to the Westin Agreement, the Company has agreed to make available to Westin one voting seat on the Company's Board of Directors and has agreed to use maximum reasonable efforts to cause the nomination and election of Westin's designee. Westin has agreed to make available to the Company one non-voting seat on its Board of Directors which will be filled by one of the Founders. Following any public offering of equity securities by Westin, the Company's seat on Westin's board will become a voting seat, entitled to all reciprocal provisions granted by the Company to Westin. See "Risk Factors-- Effective Voting Control by Existing Stockholders; Westin Director Designation."

SALES AND MARKETING

  As one of the leading developers and operators of timeshare resorts in North America, the Company believes that it has acquired the skill and expertise in the development, management and operation of timeshare resorts and in the marketing of Vacation Intervals. The Company's primary means of selling Vacation Intervals is through on-site salesforces at each of its Existing Resorts. A variety of marketing programs are employed to generate prospects for these sales efforts, which include targeted mailings, overnight mini-vacation packages, certificate programs, seminars and various destination-specific local marketing efforts. Additionally, incentive premiums are offered to guests to encourage resort tours, in the form of entertainment tickets, hotel stays, gift certificates or free meals. The Company's sales process is tailored to each prospective buyer based upon the marketing program that brought the prospective buyer to the resort for a sales presentation. Prospective target customers are identified through various means of profiling, and either include or will include Westin and Embassy Suites hotel guests and current owners of timeshare. Cross-marketing targets current owners of intervals at the Company's existing resorts, both to sell additional intervals at the owner's home resort, or to sell an interval at another of the Company's resorts. The Company also sells Vacation Intervals through off-site sales centers.

  The Company seeks to attract potential Vacation Interval buyers at its Embassy Vacation Resorts by targeting past and present Embassy Suites' hotel guests with in-hotel marketing and direct marketing programs. These marketing efforts offer this target audience of Embassy Suites hotel guests value priced vacation packages which include resort tours and the opportunity to purchase complete vacations, including accommodations, airfare and other vacation components such as car rental. Additionally, the Company has the ability to generate resort tours through Embassy Suites' central reservation system (and through the five KOAR-owned Embassy Suites hotels) by offering a premium for a resort tour at the time a consumer books an Embassy Suites hotel in the vicinity of an Embassy Vacation Resort property. The Company believes its access to the Embassy Suites customer base allows it to generate Vacation Interval sales from these prospective customers at a lower cost than through other lead generation methods. Because a high percentage of such customers already have a preference for the Embassy brand, the Company believes it achieves relatively high sales closing percentages among these customers. Pursuant to the Westin Agreement, the Company intends to use similar marketing strategies at its Westin Vacation Club resorts. The Company's six non-branded resorts also provide it the opportunity to cross-market customers among resorts and give owners and prospective buyers the ability to visit and own Vacation Intervals in multiple destinations. These cross-marketing programs may also help to create a meaningful identity for the non-branded properties.

  The Company has created its Owners Advantage Club which allows buyers special privileges for exchange and rental at the Company's resorts.

CUSTOMER FINANCING

  A typical Vacation Interval entitles the buyer to a one-week per year stay at one of the Company's resorts and ranges in price from approximately $4,000 to $8,000 for a studio residence to approximately $12,000 to $26,000 for a three bedroom residence. The Company offers financing to the purchasers of Vacation Intervals in the Company's resort properties who make a down payment generally equal to at least 10% of the purchase price. This financing generally bears interest at fixed rates and is collateralized by a first mortgage on the underlying Vacation Interval. A portion of the proceeds of such financing is used to obtain releases of the Vacation Interval unit from any underlying debt. The Company has entered into agreements with lenders for the financing of customer receivables. These agreements provide an aggregate of up to approximately $176 million of available financing to the Company bearing interest at variable rates tied to either the prime rate or LIBOR of which the Company currently has approximately $121 million of additional borrowing capacity available. Under these arrangements, the Company pledges as security qualified purchaser promissory notes to these lenders, who typically lend the Company 80% to 90% of the principal amount of such notes. Payments under these promissory notes are made by the purchaser borrowers directly to a payment processing center and such payments are credited against the Company's outstanding balance with the respective lenders. The Company does not presently have binding agreements to extend the terms of such existing financing or for any replacement financing upon the expiration of such funding commitments, and there can be no assurance that alternative or additional arrangements can be made on terms that are satisfactory to the Company. Accordingly, future sales of Vacation

Intervals may be limited by both the availability of funds to finance the initial negative cash flow that results from sales that are financed by the Company and by reduced demand which may result if the Company is unable to provide financing to purchasers of Vacation Intervals. If the Company is required to sell its customer receivables, discounts from the face value of such receivables may be required by buyers, if buyers are available at all.

  At June 30, 1996, the Company had a portfolio of approximately 11,500 loans to Vacation Interval buyers amounting to approximately $78 million with respect to the Company's consolidated resorts. The Company's consumer loans had a weighted average maturity of approximately seven years and a weighted average cost of funds of 15.0%. At such date the Company had borrowings secured by such loans of approximately $61.5 million, which borrowings bear interest at variable rates with a weighted average of 10.75%. As of June 30, 1996, approximately 8.3% of the Company's consumer loans were considered by the Company to be delinquent (past due by 60 or more days) and the Company has completed or commenced foreclosure or deed-in-lieu of foreclosure on approximately 2.4% of its consumer loans. The Company has historically derived income from its financing activities. However, because the Company's borrowings bear interest at variable rates and the Company's loans to purchasers of Vacation Intervals bear interest at fixed rates, the Company bears the risk of increases in interest rates with respect to the loans it has from its lenders. The Company intends to continue to engage in interest rate hedging activities from time to time in order to reduce the risk and impact of increases in interest rates with respect to such loans, but there can be no assurance that any such hedging activity will be adequate at any time to fully protect the Company from any adverse changes in interest rates. See "Risk Factors--Risk of Hedging Activities."

  The Company also bears the risk of purchaser default. The Company's practice has been to continue to accrue interest on its loans to purchasers of Vacation Intervals until such loans are deemed to be uncollectible, at which point it expenses the interest accrued on such loan, commences foreclosure proceedings and, upon obtaining title, returns the Vacation Interval to the Company's inventory for resale. The Company closely monitors its loan accounts and determines whether to foreclose on a case-by-case basis. See "Risk Factors-- Risks Associated with Customer Financing" and "--Risks Associated with Customer Default."

ACQUISITION PROCESS

  The Company obtains information with respect to resort acquisition opportunities through interaction by the Company's management team with resort operators, real estate brokers, lodging companies or financial institutions with which the Company has established business relationships. From time to time the Company is also contacted by lenders and property owners who are aware of the Company's development, management, operations and sales expertise with respect to Vacation Interval properties.

  The Company has expertise in all areas of resort development including, but not limited to, architecture, construction, finance, management, operations and sales. With relatively little lead time and with minimal outside consultant expense, the Company is able to analyze potential acquisition and development opportunities. After completing an analysis of the prospective market and the general parameters of the property or the site, the Company generates a conceptual design to determine the extent of physical construction or renovation that can occur on the site in accordance with the requirements of the local governing agencies. For most properties, the predominant factors in determining the physical design of the site include density of units, maximum construction height, land coverage and parking requirements. Following the preparation of such a conceptual design, the Company analyzes other aspects of the development process, such as construction cost and phasing, to match the projected sales flow in the relevant market. At this stage of analysis, the Company undertakes to compare sales, construction cost and phasing, debt and equity structure, cash flow, financing and overall project cost to the acquisition cost. The Company's procedures when considering a potential acquisition are set forth below.

  Economic and Demographic Analysis. To evaluate the primary economic and demographic indicators for the resort area, the Company considers the following factors, among others, in determining the viability of a potential new timeshare resort in a particular location: (i) supply/demand ratio for Vacation Intervals in the relevant market, (ii) the market's growth as a vacation destination, (iii) the ease of converting a hotel or condominium property into a timeshare resort, (iv) the availability of additional land at the property for future development and expansion, (v) competitive accommodation alternatives in the market, (vi) uniqueness of location, and (vii) barriers to entry that would limit competition. The Company examines the competitive environment in which the proposed resort is located and all existing or to-be-developed resorts. In addition, information respecting characteristics, amenities and financial information at competitive resorts is collected and organized. This information is used to assess the potential to increase revenues at the resort by making capital improvements.

  Pro Forma Operating Budget. The Company develops a comprehensive pro forma budget for the resort, utilizing available financial information in addition to the other information collected from a variety of sources. The estimated sales of units are examined, including the management fees associated with such unit. Finally, the potential for overall capital appreciation of the resort is reviewed, including the prospects for liquidity through sale or refinancing of the resort.

  Environmental and Legal Review. In conjunction with each prospective acquisition or development, the Company conducts real estate and legal due diligence on the property. This due diligence includes an environmental investigation and report by a reputable environmental consulting firm similar to that undertaken and prepared in connection with the Offering, including tests on identified underground storage tanks. If recommended by the environmental consulting firm, additional testing is generally conducted. The Company also obtains a land survey of the property and inspection reports from licensed engineers or contractors on the physical condition of the resort. In addition, the Company conducts customary real estate due diligence, including review of title documents, operating leases and contracts, zoning, and governmental permits and licenses and a determination of whether the property is in compliance with applicable laws.

OTHER OPERATIONS

  Room Rental Operations. In order to generate additional revenue at certain of the Existing Resorts that have an excess inventory of Vacation Intervals, the Company rents units with respect to such unsold or unused Vacation Intervals for use as a hotel. The Company offers these unoccupied units both through direct consumer sales, travel agents or package vacation wholesalers. In addition to providing the Company with supplemental revenue, the Company believes its room-rental operations provide it with a good source of lead generation for the sale of Vacation Intervals. As part of the management services provided by the Company to Vacation Interval owners, the Company receives a fee for services provided to rent an owner's Vacation Interval in the event the owner is unable to use or exchange the Vacation Interval. In addition, the Embassy Vacation Resort Poipu Point was acquired in November 1994 as a traditional hotel with the intention of converting the resort to timeshare. Until such time as a unit at the resort is sold as Vacation Intervals, the Company continues to rent such unit on a nightly basis. In the future, other acquired resorts may be operated in this fashion during the start-up of Vacation Interval sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Resort Management. The Company's Existing Resorts are (i) generally managed by the Company itself pursuant to management agreements with homeowner associations with respect to each of the Company's non-branded resorts, (ii) managed by Promus pursuant to management agreements with the Company with respect to the Company's Grand Beach and Lake Tahoe Embassy Vacation Resorts, or (iii) managed by Aston Hotels & Resorts ("Aston") with respect to the Embassy Vacation Resort Poipu Point.

  At each of the Company's non-branded resorts, the Company enters into a management agreement with an association comprised of owners of vacation interests at the resort to provide for management and maintenance of the resort. Pursuant to each such management agreement the Company is paid a monthly management fee equal to 10% to 12% of monthly assessment fees. Pursuant to each management agreement the Company has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the non-branded resorts, including administrative services, procurement of inventories and supplies and promotion and publicity. With respect to each resort the Company also obtains comprehensive and general public liability insurance, all-risk property insurance, business interruption insurance and such other insurance as is customarily obtained for similar properties. See "Business--Insurance; Legal Proceedings." The Company also provides all managerial and other employees necessary for the non-branded resorts, including review of the operation and maintenance of the resorts, preparation of reports, budgets and projections, employee training, and the provision of certain in-house legal services. At the Company's Grand Beach and Lake Tahoe Embassy Vacation Resorts, Promus provides (or will provide with respect to Lake Tahoe), and at the Embassy Vacation Resort Poipu Point, Aston provides management and maintenance services to the Company pursuant to a management agreement and assumes responsibility of such day-to-day operation of the Embassy Vacation Resorts.

PARTICIPATION IN VACATION INTERVAL EXCHANGE NETWORKS

  The Company believes that its Vacation Intervals are made more attractive by the Company's participation in Vacation Interval exchange networks operated by RCI and II with respect to the Royal Palm Beach Club. In a recent 1995 study sponsored by the Alliance for Timeshare Excellence and ARDA, the exchange opportunity was cited by purchasers of Vacation Intervals as one of the most significant factors in determining whether to purchase a Vacation Interval. Membership in RCI allows the Company's customers to exchange in a particular year their occupancy right in the unit in which they own a Vacation Interval for an occupancy right at the same time or a different time in another participating resort, based upon availability and the payment of a variable exchange fee. A member may exchange his Vacation Interval for an occupancy right in another participating resort by listing his Vacation Interval as available with the exchange organization and by requesting occupancy at another participating resort, indicating the particular resort or geographic area to which the member desires to travel, the size of the unit desired and the period during which occupancy is desired. RCI assigns a rating to each listed Vacation Interval, based upon a number of factors, including the location and size of the unit, the quality of the resort and the period during which the Vacation Interval is available, and attempts to satisfy the exchange request by providing an occupancy right in another Vacation Interval with a similar rating. If RCI is unable to meet the member's initial request, it suggests alternative resorts based on availability.

  Founded in 1974, RCI has grown to be the world's largest Vacation Interval exchange organization, which has a total of more than 2,900 participating resort facilities and over 2.0 million members worldwide. During 1995 RCI processed over 1.5 million Vacation Interval exchanges. The cost of the annual membership fee in RCI, which typically is at the option and expense of the owner of the Vacation Interval, is $65 per year. RCI has assigned high ratings to the Vacation Intervals in the Company's resort properties which are operational, and such Vacation Intervals have in the past been exchanged for Vacation Intervals at other highly-rated member resorts. During 1995, approximately 97% of all exchange requests were fulfilled by RCI, and approximately 58% of all exchange requests are confirmed on the day of the request. According to RCI, its members in the United States engage in an average of 25.7 personal travel days per year and an average of 6.2 domestic trips per year with an average duration of 4.2 days.

FUTURE ACQUISITIONS

  The Company intends to expand its timeshare business by acquiring or developing resorts located in attractive resort destinations, including Hawaii and California, and is in the process of evaluating strategic acquisitions in a variety of locations. Such future acquisition and development of resorts could have a substantial and material impact on the Company's operations and prospects. The Company currently is evaluating possible acquisitions of resorts and development opportunities, including opportunities located in San Diego, California, the greater Los Angeles, California area, on the Hawaiian islands of Hawaii, Maui and Oahu, the Caribbean and in various Westin resorts throughout North America. The Company has not entered into any definitive acquisition agreement with respect to any such resort or development opportunity and there can be no assurance that such an agreement will be negotiated or that any such acquisition will be consummated. In addition, the Company has also explored the acquisition of and may consider acquiring existing management companies, timeshare developers and marketers, loan portfolios or other industry related operations or assets in the fragmented timeshare development, marketing, finance and management industry. See "Management--Employment Agreements" and "Certain Relationships and Related Transactions--Founders' Other Business Interests."

COMPETITION

  Although major lodging and hospitality companies such as Marriott, Disney, Hilton, Hyatt, Four Seasons and Inter-Continental, as well as Promus and Westin, have established or declared an intention to establish timeshare operations in the past decade, the industry remains highly fragmented, with a vast majority of North America's approximately 2,000 timeshare resorts being owned and operated by smaller, regional companies. Of the Company's major brand name lodging company competitors, the Company believes, based on published industry data and reports, that Marriott currently sells Vacation Intervals at seven resorts which it also owns and operates (Kauai, Hawaii; Palm Desert, California; Park City, Utah; Breckenridge, Colorado; Williamsburg, Virginia; Hilton Head Island, South Carolina; and Orlando, Florida) and directly competes with the Company's Poipu Point, Hilton Head Island and Orlando area resorts; Disney currently sells Vacation Intervals at three resorts which it also owns and operates (Lake Buena Vista and Vero Beach, Florida; and Hilton Head Island, South Carolina) and directly competes with the Company's Orlando area and Hilton Head Island resorts; Hilton currently sells Vacation Intervals at two resorts which it also owns and operates (Las Vegas, Nevada; and Orlando, Florida) and directly competes with the Company's Orlando area resorts; Hyatt owns and operates one resort in Key West, Florida but does not directly compete in any of the Company's existing markets (although Hyatt has announced an intention to develop a timeshare resort in Orlando, Florida); Four Seasons currently is developing its first timeshare resort in Carlsbad, California but is not yet in sales of Vacation Intervals at any resorts; and Inter-Continental announced its entry into the timeshare market in 1996, but has yet to announce any specific projects and is not yet in sales of Vacation Intervals at any resorts. Many of these entities possess significantly greater financial, marketing, personnel and other resources than those of the Company and may be able to grow at a more rapid rate as result.

  The Company also competes with companies with unbranded resorts such as Westgate, Vistana and Vacation Break, each of which competes with the Company's Orlando area resorts, and Fairfield, which competes with the Company's Orlando area and Branson resorts. The Company believes, based on published industry data and reports, that its experience and exclusive focus on the timeshare industry, together with its portfolio of resorts located in a wide range of resort destinations and at a variety of price points, distinguish it from each of its competitors and that the Company is uniquely positioned for future growth.

GOVERNMENTAL REGULATION

  General. The Company's Vacation Interval marketing and sales are subject to extensive regulations by the federal government and the states and foreign jurisdictions in which its resort properties are located and in which Vacation Intervals are marketed and sold. On a federal level, the Federal Trade Commission has taken the most active regularity role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which the Company is or may be subject appears on the truth-in-lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Interstate and Land Sales Full Disclosure Act, Real Estate Standards Practices Act, Telephone Consumer Protection Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Fair Housing Act and the Civil Rights Act of 1964 and 1968. In addition, many states have adopted specific laws and regulations regarding the sale of interval ownerships programs. The laws of most states, including Florida, South Carolina and Hawaii require the Company to file with a designated state authority for its approval a detailed offering statement describing the Company and all material aspects of the project and sale of Vacation Intervals. The laws of California require the Company to file numerous documents and supporting information with the California Department of Real Estate, the agency responsible for the regulation of Vacation Intervals. When the California Department of Real Estate determines that a project has complied with California law, it will issue a public report for the project. The Company is required to deliver an offering statement or public report to all prospective purchaser of a Vacation Interval, together with certain additional information concerning the terms of the purchase. The laws of Illinois, Florida and Hawaii impose similar requirements. Laws in each state where the Company sells Vacation Intervals generally grant the purchaser of a Vacation Interval the right to cancel a contract of purchase at any time within a period ranging from three to 15 calendar days following the earlier of the date the contract was signed or the date the purchaser has received the last of the documents required to be provided by the Company.

Most states have other laws which regulate the Company's activities such as real estate licensure; sellers of travel licensure; anti-fraud laws; telemarketing laws; price gift and sweepstakes laws; and labor laws. The Company believes that it is in material compliance with all federal, state, local and foreign laws and regulations to which it is currently or may be subject. However, no assurance can be given that the cost of qualifying under interval ownership regulations in all jurisdictions in which the Company desires to conduct sales will not be significant. Any failure to comply with applicable laws or regulations could have material adverse effect on the Company. See "Risk Factors--Regulation of Sales of Vacation Intervals."

  Environmental Matters. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate the contamination on such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. In connection with its ownership and operation of its properties, the Company may be potentially liable for such costs.

  Certain Federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for release of ACMs and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with its ownership and operation of its properties, the Company may be potentially liable for such costs.

  In addition, recent studies have linked radon, a naturally-occurring substance, to increased risks of lung cancer. While there are currently no state or federal requirements regarding the monitoring for, presence of, or exposure to, radon in indoor air, the EPA and the Surgeon General recommend testing residences for the presence of radon in indoor air, and the EPA further recommends that concentrations of radon in indoor air be limited to less than 4 picocuries per liter of air (Pci/L) (the "Recommended Action Level"). The presence of radon in concentrations equal to or greater than the Recommended Action Level in one or more of the Company's properties may adversely affect the Company's ability to sell Vacation Intervals at such properties and the market value of such property. Recently-enacted federal legislation will eventually require the Company to disclose to potential purchasers of Vacation Intervals at the Company's resorts that were constructed prior to 1978 any known lead-paint hazards and will impose treble damages for failure to so notify.

  Electric transmission lines are located in the vicinity of the Company's properties. Electric transmission lines are one of many sources of electro-magnetic fields ("EMFs") to which people may be exposed. Research into potential health impacts associated with exposure to EMFs has produced inconclusive results. Notwithstanding the lack of conclusive scientific evidence, some states now regulate the strength of electric and magnetic fields emanating from electric transmission lines, while others have required transmission facilities to measure for levels of EMFs. In addition, the Company understands that lawsuits have, on occasion, been filed (primarily against electric utilities) alleging personal injuries resulting from exposure as well as fear of adverse health effects. In addition, fear of adverse health effects from transmission lines has been a factor considered in determining property values in obtaining financing and in condemnation proceedings in eminent domain brought by power companies seeking to construct transmission lines. Therefore, there is a potential for the value of a property to be adversely affected as a result of its proximity to a transmission line and for the Company to be exposed to damage claims by persons exposed to EMFs.

  The Company has conducted Phase I assessments at each of its Existing Resorts in order to identify potential environmental concerns. These Phase I assessments have been carried out in accordance with accepted industry practices and consisted of non-invasive investigations of environmental conditions at the properties, including a preliminary investigation of the sites and identification of publicly known conditions concerning properties in the vicinity of the sites, physical site inspections, review of aerial photographs and relevant governmental records where readily available, interviews with knowledgeable parties, investigation for the presence of above ground and underground storage tanks presently or formerly at the sites, a visual inspection of potential lead-based paint and suspect friable ACMs where appropriate, a radon survey, and the preparation and issuance of written reports. The Company's assessments of its properties have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets or results of operations, nor is the Company aware of any such material environmental liability. Nevertheless, it is possible that the Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. The Company does not believe that compliance with applicable environmental laws or regulations will have a material adverse effect on the Company or its financial condition or results of operations.

  In connection with the acquisition and development of the Embassy Vacation Resort Lake Tahoe and the San Luis Bay Resort, the Company's environmental consultant has identified several areas of environmental concern. The areas of concern at the Embassy Vacation Resort Lake Tahoe relate to possible contamination that originated on the resort site due to prior uses and to contamination that may migrate onto the resort site from upgradient sources. California regulatory agencies have been monitoring the resort site and have required or is in the process of requiring the responsible parties (presently excluding the Company) to effect remediation action. The Company has been indemnified by certain of the responsible parties for certain costs and expenses in connection with contamination at the Embassy Vacation Resort Lake Tahoe (including Chevron (USA), Inc.) and does not anticipate incurring material costs in connection therewith, however, there is no assurance that the indemnitor(s) will meet their obligations in a complete and timely manner. In addition, the Company's San Luis Bay Resort is located in an area of Avila Beach, California which has experienced underground contamination resulting from leaking pipes at a nearby oil refinery. California regulatory agencies have required the installation of groundwater monitoring wells on the beach near the resort site, and no demand or claim in connection with such contamination has been made on the Company, however, there is no assurance that claims will not be asserted against the Company with respect to this environmental condition.

  The Company believes that its properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances. Except as described above with respect to the Embassy Vacation Resort Lake Tahoe and the San Luis Bay Resort, the Company has not been notified by any governmental authority or any third party, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its present properties.

  Other Regulations. Under various state and federal laws governing housing and places of public accommodation the Company is required to meet certain requirements related to access and use by disabled persons. Many of these requirements did not take effect until after January 1, 1991. Although management of the Company believes that its facilities are substantially in compliance with present requirements of such laws, and the Company may incur additional costs of compliance. Additional legislation may impose further burdens or restriction on owners with respect to access by disabled persons. The ultimate amount of the cost of compliance with such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Company, such costs could be substantial. Limitations or restrictions on the completion of certain renovations may limit application of the Company's growth strategy in certain instances or reduce profit margins on the Company's operations.

EMPLOYEES

  As of June 30, 1996, the Company employed approximately 670 full-time employees. The Company believes that its employee relations are good. Except for certain employees located in the St. Maarten, Netherland Antilles properties, none of the Company's employees is represented by a labor union. The Company sells Vacation Intervals at its resorts through independent sales agents. Such independent sales agents provide services to the Company under contract and are not employees of the Company. See "Risk Factors--Risk of Tax Re-Classification of Independent Contractors and Resulting Tax Liability; Cost of Compliance with Applicable Laws."

INSURANCE; LEGAL PROCEEDINGS

  The Company carries comprehensive liability, fire, hurricane, storm, earthquake and business interruption insurance with respect to the Company's resorts, with policy specifications, insured limits and deductibles customarily carried for similar properties which the Company believes are adequate. In September 1995 and July 1996, the Company's St. Maarten resorts were damaged by a hurricane. With respect to such September 1995 damage, the Company has recovered amounts from its insurance carriers sufficient to cover 100% of the property damage losses and is in the process of recovering amounts for business interruption. The Company has agreed to provide approximately 2,700 replacement weeks to owners who were unable to use their Vacation Interval as a result of such September 1995 hurricane. Such provision of replacement Vacation Intervals will have the short term effect of reducing the number of Vacation Intervals available for sale or alternative rental as hotel rooms at the St. Maarten resorts. Additionally, the St. Maarten resorts sustained relatively minor damage in 1996 as the result of Hurricane Bertha; management estimates that such damage is approximately $100,000, which is less than the applicable insurance deductibles and, accordingly, the expense to repair the damage will be borne by the Company. There are, however, certain types of losses (such as losses arising from acts of war) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a resort, as well as the anticipated future revenues from such resort and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could have a material adverse effect on the Company. See "Risk Factors--Natural Disasters; Uninsured Loss."

  The Company and the Founders are involved in a dispute with an individual who is a former employee of KOAR Group, Inc. with whom two of the Founders and affiliates of the Company were previously engaged in litigation from November 1994 through June 1995 (when such litigation was settled). Such individual is an assignee of certain distributions of two of the Property Partnerships and a 10% shareholder of one of the Affiliated Companies. Although the Company believed it had no obligation to do so, the Company offered such person the opportunity to participate in the Consolidation Transactions following determination that such person was an "accredited investor" within the meaning of Regulation D under the Securities Act. Such person has threatened litigation against the Company and the Founders relating to his rights to participate in the Consolidation Transactions, the valuation of his interests, the timing of the Company's offer and allegations that the Company acted in bad faith. The Company believes that any such litigation would be without merit and intends to vigorously defend any such litigation, however, such person recently has agreed to settle all potential claims, subject to the completion of the Offering.

  The Company is currently subject to litigation and claims respecting employment, tort, contract, construction and commissions, disputes, among others. In the judgment of management, none of such lawsuits or claims against the Company is likely to have a material adverse effect on the Company or its business.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning each person who is a director or executive officer of the Company or upon the consummation of the Offering will become a director of the Company. In addition, the Company will add one additional Independent Director to its Board of Directors concurrently with or following the consummation of the Offering.

            NAME         AGE POSITION
            ----         --- --------
     Osamu Kaneko         48 Chairman of the Board and Chief Executive Officer
     Andrew J. Gessow     39 Director and President
     Steven C. Kenninger  43 Director, Chief Operating Officer and Secretary
     James E. Noyes       49 Director and Executive Vice President
     Charles C. Frey      40 Chief Financial Officer and Treasurer
     Genevieve Giannoni   33 Senior Vice President of Operations
     Timothy D. Levin     39 Vice President--Architecture
     Juergen Bartels      55 Proposed Director
     Sanford R. Climan    40 Proposed Director
     Joshua S. Friedman   40 Proposed Director
     W. Leo Kiely III     49 Proposed Director

  OSAMU KANEKO has served as Director, Chairman of the Board and Chief Executive Officer of the Company since its inception. Mr. Kaneko was born in Tokyo, Japan and received his B.A. degree from Indiana State University in 1971. From 1974 to 1986 Mr. Kaneko was the Executive Vice President of Hasegawa Komuten (USA) Inc., the American subsidiary of Hasegawa Komuten Ltd., a large Japanese development company based in Tokyo. In this capacity, Mr. Kaneko was responsible for the development of over $500 million of income producing properties in Hawaii including approximately 2,000 resort condominiums and three resort hotels. Mr. Kaneko co-founded KOAR with Mr. Kenninger in 1985, which over the following seven years developed and acquired over $400 million in commercial and hospitality properties, including five Embassy Suites hotels. Pursuant to the Westin Agreement, Mr. Kaneko serves as the Founder's designee on the Board of Directors of Westin Hotels & Resorts.

  ANDREW J. GESSOW has served as Director and President of the Company since its inception. Mr. Gessow founded Argosy Group Inc. in 1990 and served as President since inception. Mr. Gessow served as a Partner with Trammell Crow Company from 1987 to 1990, and was President of Trammell Crow Residential Services, Florida and West Coast, and Founder and President of NuMarket Cable. From 1981 through 1987, Mr. Gessow was Founder and President of Travel, Inc. and Home Search, Inc. which he co-founded with Citicorp Venture Capital. Mr. Gessow received his B.B.A. degree in Finance from Emory University in 1978 and a M.B.A. degree from Harvard Business School in 1980.

  STEVEN C. KENNINGER has served as Director, Chief Operating Officer and Secretary of the Company since its inception. Mr. Kenninger co-founded KOAR with Mr. Kaneko in 1985 and served as its President. Mr. Kenninger was a practicing attorney at Paul, Hastings, Janofsky & Walker, Los Angeles, California from 1977 through 1981 and at Riordan & McKinzie, Los Angeles, California from 1981 through 1985, where he was a partner. Mr. Kenninger graduated with highest distinction from Purdue University with a B.S. degree in Mechanical Engineering in 1974, and received a J.D. degree from Stanford Law School in 1977. Mr. Kenninger is a licensed real estate broker in California and has been a member of the State Bar of California since 1977.

  JAMES E. NOYES has served as Director and Executive Vice President of the Company since June 1996 and has overall responsibility for the daily operation of the Company's sales, marketing and resort/hotel management divisions. Prior to joining the Company, from 1989 through June 1996 Mr. Noyes served as President of The Trase Miller Group, the parent company of MTI Vacations, Inc., with interests in vacation packaging, travel technology and specialized teleservices, and has served in various executive positions in the organization since 1980. Mr. Noyes served in various executive positions for the Golf Division of Wilson Sporting Goods from 1976 to 1980. Mr. Noyes was named as one of the travel industry's Top 25 Most Influential Executives in 1995 by Tour and Travel News. Mr. Noyes is a director of Premier Yachts, Ltd., Seadog, Inc. and Preview Media, Inc. Mr. Noyes received a B.A. degree in 1970 from Dartmouth College and received a M.B.A. degree in 1974 from Stanford Business School.

  CHARLES C. FREY has served as Chief Financial Officer and Treasurer of the Company since July 1996 and prior thereto had served as Senior Vice President of Administration and Treasurer of the Company and its predecessor since 1992 and has overall responsibility for accounting, operating systems and resort administration. Prior to joining the Company, Mr. Frey was Vice President and Chief Financial Officer of Trammell Crow Residential Services-Florida from 1986 to 1992 where his responsibilities included control and administration of real estate tax, insurance and payroll for over 65 residential communities. Mr. Frey is a Certified Public Accountant, is a licensed real estate broker in Florida and received a B.S. degree in Accounting and Economics from the Indiana University of Pennsylvania in 1977.

  GENEVIEVE GIANNONI has served as Senior Vice President of Operations of the Company since 1995 and has overall responsibility for operations at all of the Company's resorts. Ms. Giannoni joined Argosy in May 1992 as Director of Marketing and became a Vice President of the Company's predecessor in 1993. Prior to joining Argosy, Ms. Giannoni was a marketing director at Trammell Crow Residential Services-Florida from 1987 to 1992 where her responsibilities included marketing new residential communities. Ms. Giannoni is a licensed real estate agent in Florida. She received her B.A. degree from Rollins College in 1985 and graduated from the Crummer Management Program at Rollins College in 1990.

  TIMOTHY D. LEVIN has served as Vice President--Architecture of the Company since its inception and of the Company's predecessor since December 1995. From 1989 through December 1995, Mr. Levin was the President of Sevelex Consultants, Inc., a project management and design consulting firm affiliated with Messrs. Kaneko and Kenninger. Prior thereto, Mr. Levin was the senior design and production manager at Carl Wahlquist AIA Architects, Inc. from 1983 through 1988 and was instrumental in the design and construction of more than ten Embassy Suites Hotels nationwide. Mr. Levin is a member of the American Institute of Architects. Mr. Levin received his Bachelor of Architecture degree from Southern California Institute of Architecture in 1986. Mr. Levin has been a licensed General Contractor in the State of California since 1980.

  JUERGEN BARTELS has consented to become a Director of the Company upon the consummation of the Offering. Mr. Bartels has been Chairman and Chief Executive Officer of Westin Hotels & Resorts since May 1995. From 1983 through
April 1995, Mr. Bartels was President and Chief Executive Officer of Carlson Hospitality Group, Inc. ("Carlson"), where he directed Carlson's Radisson Hotels International, Radisson Seven Seas Cruises and several restaurant companies, including the T.G.I. Friday's chain. Prior to joining Carlson, Mr. Bartels held executive positions with Holiday Inn and Ramada and was the founder of Ramada Renaissance Hotels.

  SANFORD R. CLIMAN has consented to become a Director of the Company upon the consummation of the Offering. Mr. Climan has been Executive Vice President of MCA Inc. ("MCA") since October 1995. Prior to joining MCA, Mr. Climan was a member of the senior executive team at Creative Artists Agency, Inc. ("CAA"), a leading literary and talent agency, from June 1986 to September 1995. At CAA, Mr. Climan participated in a range of corporate advisory activities, including mergers and acquisitions, and financial restructurings. From 1979 to 1986, Mr. Climan held various positions in the entertainment industry. Mr. Climan also serves as a director of PointCast Inc. Mr. Climan received a B.A. degree from Harvard College in 1977, a M.B.A. degree from Harvard Business School in 1979 and a Master of Science in Health Policy and Management from the Harvard School of Public Health in 1979.

  JOSHUA S. FRIEDMAN has consented to become a Director of the Company upon the consummation of the Offering. Mr. Friedman is a founder of Canyon Partners Incorporated, a private merchant banking firm and an affiliate of Canpartners Incorporated, and has been a Managing Partner of Canyon Partners Incorporated since its inception in 1990. From 1984 through 1990, Mr. Friedman was Executive Vice President and Co-Director, Capital Markets of Drexel Burnham Lambert Incorporated. Mr. Friedman also serves as a director of Yale International, Inc., a publicly traded diversified industrial company, and several privately held companies and charitable organizations. Mr. Friedman received a B.A. degree from Harvard College in 1976, a M.A. degree from Oxford University in 1978, a J.D. degree from Harvard Law School in 1982 and a M.B.A. degree from Harvard Business School in 1982.

  W. LEO KIELY III has consented to become a Director of the Company upon the consummation of the Offering. Mr. Kiely has been President and Chief Operating Officer of Coors Brewing Company since 1993. From 1982 through 1993, Mr. Kiely held various executive positions with Frito-Lay Inc. ("Frito-Lay"), a subsidiary of PepsiCo, most recently serving as President of Frito-Lay's Central Division since 1991. Prior to joining Frito-Lay, Mr. Kiely was President of Ventura Coastal Corporation, a division of Seven-Up Corporation, from 1979 through 1982 and prior thereto held various positions with the Wilson Sporting Goods Company and with the Proctor & Gamble Company. Mr. Kiely also serves as a director of Bell Sports, Inc. He is also on the advisory boards of the National Association of Manufacturers and several educational and charitable organizations. Mr. Kiely received a B.A. degree from Harvard College in 1969 and a M.B.A. degree from the Wharton School of Business at the University of Pennsylvania in 1971.

  On August 5, 1996, an action was filed in California state court against KEN/KOAR LAX Partners, L.P. (the "LAX Partnership"), the owner of the Embassy Suites hotel located at Los Angeles International Airport, by the secured lender on the hotel. The complaint seeks judicial foreclosure of the loan, appointment of a receiver and certain other relief. On August 7, 1996, the court set a hearing on a motion for the appointment of a receiver for August 26, 1996 and entered a temporary restraining order restricting certain actions pending such hearing. It is possible that the court may appoint a receiver or that a bankruptcy petition may be filed with respect to the LAX Partnership. An affiliate of Messrs. Kaneko and Kenninger controls and is the co-general partner of the LAX Partnership, with an approximately 5% profits and capital interest therein. The hotel is managed by Promus Hotels. The Company has no interest in the hotel or the LAX Partnership.

COMMITTEES OF THE BOARD OF DIRECTORS

  Executive Committee. Concurrently with the closing of the Offering, the Board of Directors will establish an executive committee (the "Executive Committee"), which will be granted such authority as may be determined from time to time by a majority of the Board of Directors. The Company expects that the Executive Committee will consist of the Founders and at least one independent director. All actions by the Executive Committee will require the unanimous vote of all of its members.

  Audit Committee. Concurrently with the closing of the Offering, the Board of Directors will establish an audit committee (the "Audit Committee"), which will consist of two or more independent directors. The Audit Committee will be established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

  Compensation Committee. Concurrently with the closing of the Offering, the Board of Directors will establish a compensation committee (the "Compensation Committee"), which will consist of two or more non-employee or independent directors to the extent required by Rule 16b-3 under the Exchange Act, to determine compensation for the Company's senior executive officers, determine awards under the Company's 1996 Equity Participation Plan and administer the Company's Employee Stock Purchase Plan.

  The Board of Directors of the Company initially will not have a nominating committee or any other committee. The membership of the committees of the Board of Directors will be established after the closing of the Offering.

CLASSIFIED BOARD OF DIRECTORS

  The Charter provides for the Company's Board of Directors to be divided into three classes serving staggered terms so that directors' initial terms will expire either at the 1997, 1998 or 1999 annual meeting of stockholders. Starting with the 1997 annual meeting of stockholders, one class of directors will be elected each year for three-year terms. The classification of directors makes it more difficult for a significant stockholder to change the composition of the Board of Directors in a relatively short period of time and, accordingly, provides the Board of Directors and stockholders time to review any proposal that a significant stockholder may make and to pursue alternative courses of action which are fair to all the stockholders of the Company.

DIRECTOR COMPENSATION

  The Company intends to pay its directors who are not officers of the Company ("Independent Directors") a fee of $1,000 per meeting of the Board of Directors and any committee thereof (including telephonic meetings) for their services as directors. In addition, the Company intends to grant options to purchase 15,000 shares of Common Stock at the initial public offering price to each such Independent Director to vest in equal portions over a term of three years. Each Independent Director who is still a member of the Board of Directors at the end of the three year vesting period of the initial grant of options will receive a grant of additional options to purchase 15,000 shares of Common Stock at the fair market value of the Common Stock on the date of the grant, with such options to vest over an additional three year period. In addition to such option grants, the Independent Directors will be reimbursed for expenses of attending each meeting of the Board of Directors. Officers of the Company who are directors will not be paid any director fees but will be reimbursed for expenses of attending meetings of the Board of Directors.

DIRECTORS AND OFFICERS INSURANCE

  The Company has applied for a directors and officers liability insurance policy with coverage typical for a public company such as the Company that will become effective upon the effectiveness of the Registration Statement. The directors and officers liability insurance policy insures (i) the officers and directors of the Company from any claim arising out of an alleged wrongful act by such person while acting as officers and directors of the Company, (ii) the Company to the extent it has indemnified the officers and directors for such loss and (iii) the Company for losses incurred in connection with claims made against the Company for covered wrongful acts.

INDEMNIFICATION

  The Charter provides for the indemnification of the Company's officers and directors against certain liabilities to the fullest extent permitted under applicable law. The Charter also provides that the directors and officers of the Company be exculpated from monetary damages to the fullest extent permitted under applicable law. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The Company was incorporated as a Maryland corporation in May 1996. Accordingly, the Company did not pay any cash compensation to its executive officers for the year ended December 31, 1995. The following table sets forth the annual base salary and other annual compensation which the Company expects to pay in 1996 to the Company's chief executive officer and each of the other four most highly compensated executive officers whose cash compensation on an annualized basis is expected to exceed $100,000 (salary and bonus) (the "Named Executive Officers").

                                                                       LONG-TERM
                                         ANNUAL COMPENSATION         COMPENSATION
                                  --------------------------------- ---------------
                                                                      SECURITIES
   NAME AND PRINCIPAL                                OTHER ANNUAL     UNDERLYING
        POSITION          YEAR(1)  SALARY  BONUS(2) COMPENSATION(3) OPTIONS/SARS(4)
   ------------------     ------- -------- -------- --------------- ---------------
Osamu Kaneko............   1996   $280,000 $    --      $ 2,500         150,000
 Chairman of the Board
 and
 Chief Executive Officer
Andrew J. Gessow........   1996    280,000      --        2,500         150,000
 Director and President
Steven C. Kenninger.....   1996    280,000      --        2,500         150,000
 Director, Chief
 Operating Officer and
 Secretary
James E. Noyes..........   1996    280,000  120,000      14,500         375,000
 Director and Executive
 Vice President
Charles C. Frey.........   1996    160,000      --       14,500         150,000
 Chief Financial Officer
 and Treasurer

- --------
(1) Amounts given are annualized projections for the year ending December 31, 1996.
(2) See "--Incentive Compensation Plan" and "--Employment Agreements" below for a discussion of annual performance bonuses payable to key employees and executive officers.
(3) Represents automobile lease payments and insurance premiums.
(4) Options to purchase an aggregate of 1,380,000 shares of Common Stock will be granted to directors, executive officers and other employees of the Company effective upon closing of the Offering. See "--1996 Equity Participation Plan."

  Option Grants in 1996. The following table contains information concerning the grant of stock options under the Company's 1996 Equity Participation Plan expected to be made for the year ended December 31, 1996 to the Named Executive Officers. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options which are set for a maximum of ten years.

                             OPTION GRANTS IN 1996
                               INDIVIDUAL GRANTS

                                                                        POTENTIAL REALIZABLE
                                                                              VALUE AT
                         NUMBER OF                                         ASSUMED ANNUAL
                         SECURITIES   PERCENT OF                           RATES OF SHARE
                         UNDERLYING TOTAL OPTIONS  EXERCISE              PRICE APPRECIATION
                          OPTIONS     GRANTED TO   OR BASE               FOR OPTION TERM(4)
                          GRANTED    EMPLOYEES IN   PRICE   EXPIRATION  ---------------------
NAME                       (#)(1)   FISCAL YEAR(2)  ($/SH)    DATE(3)     5%($)      10%($)
- ----                     ---------- -------------- -------- ----------- ---------- ----------
Osamu Kaneko............  150,000        10.9%       $14    August 2006     $1,321 $    3,347
Andrew J. Gessow........  150,000        10.9%       $14    August 2006     $1,321 $    3,347
Steven C. Kenninger.....  150,000        10.9%       $14    August 2006     $1,321 $    3,347
James E. Noyes..........  375,000        27.2%       $12      June 2006     $2,830 $    7,172
Charles C. Frey.........  150,000        10.9%       $14    August 2006 $    1,321 $    3,347

- --------
(1) The options granted to Messrs. Kaneko, Gessow, and Kenninger will vest in three equal installments on the first, second, and third anniversaries of the date of the grant. The options granted to Mr. Frey will vest with respect to 75,000 shares upon the date of the grant, with the balance of such shares vesting in five equal installments on the first, second, third, fourth and fifth anniversaries of the grant. The options granted to Mr. Noyes vested with respect to 75,000 shares on the date of the grant and with respect to the remaining 300,000 shares will vest in forty-eight equal installments at the end of each of the first forty-eight months that Mr. Noyes is employed by the Company.

(2) The Company estimates that during 1996 it will issue options to employees and directors of the Company to purchase an aggregate of at least 1,380,000 shares of Common Stock.

(3) The expiration date of the options will be ten years after the date of grant.

(4) The potential realizable value (in thousands of dollars) is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option.

INCENTIVE COMPENSATION PLAN

  The Company plans to establish an incentive compensation plan for officers and key employees of the Company after the closing of the Offering. This plan will provide for payment of a cash bonus to participating officers and key employees if certain performance objectives established for each individual are achieved. Pursuant to such plan, each of Messrs. Kaneko, Gessow and Kenninger shall be entitled to receive a cash bonus of up to 100% of their respective base compensation, respectively, upon the achievement by the Company of specified targets of growth in revenues, earnings per share and other key operating factors as determined by the Compensation Committee. Pursuant to his employment agreement, Mr. Noyes shall be entitled to receive a cash bonus of $30,000 per quarter for each quarter that he is employed by the Company. The amount of the bonus to other participating officers and key employees will be based on a formula to be determined for each employee by the Compensation Committee, and is expected to be based on growth in earnings per share and other factors.

1996 EQUITY PARTICIPATION PLAN

  The Company has established an equity participation plan (the "1996 Equity Participation Plan") to enable executive officers, other key employees, Independent Directors and consultants of the Company to participate in the ownership of the Company. The 1996 Equity Participation Plan is designed to attract and retain executive officers, other key employees, Independent Directors and consultants of the Company and to provide incentives to such persons to maximize the Company's performance. The 1996 Equity Participation Plan provides for the award to executive officers, other key employees, Independent Directors and consultants of the Company of a broad variety of stock-based compensation alternatives such as nonqualified stock options, incentive stock options, restricted stock and performance awards and provides for the grant to executive officers, other key employees, Independent Directors and consultants of nonqualified stock options. Awards under the 1996 Equity Participation Plan may provide participants with rights to acquire shares of Common Stock.

  The 1996 Equity Participation Plan will be administered by the Compensation Committee, which is authorized to select from among the eligible participants the individuals to whom options, restricted stock purchase rights and performance awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The members of the Compensation Committee who are not affiliated with the Company will select from among the eligible participants the individuals to whom nonqualified stock options are to be granted, except as set forth below, and will determine the number of shares to be subject thereto and the terms and conditions thereof. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the 1996 Equity Participation Plan.

  Nonqualified stock options will provide for the right to purchase Common Stock at a specified price which may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable in installments after the grant date. Nonqualified stock options may be granted for any reasonable term.

  Incentive stock options will be designed to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of fair market value of Common Stock on the grant date and a ten year restriction on their term, but may be subsequently modified to disqualify them from treatment as an incentive stock option.

  Restricted stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Compensation Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

  Performance awards may be granted by the Compensation Committee on an individual or group basis. Generally, these awards will be based upon specific agreements and may be paid in cash or in Common Stock or in a combination of cash and Common Stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price of the Company's Common Stock over a predetermined period. Performance awards may also include bonuses which may be granted by the Compensation Committee on an individual or group basis and which may be payable in cash or in Common Stock or in a combination of cash and Common Stock.

  Promptly after the closing of the Offering, the Company estimates that it will issue to executive officers, other key employees, Independent Directors and consultants of the Company options to purchase at least 1,380,000 restricted shares of Common Stock pursuant to the 1996 Equity Participation Plan. The term of each of such option will be ten years from the date of grant. Except as otherwise described herein, each such option vests twenty percent per year over five years and is exercisable at a price per share equal to the initial price per share of Common Stock sold to the public in the Offering.

  A maximum of 1,750,000 shares will be reserved for issuance under the 1996 Equity Participation Plan.

EMPLOYEE STOCK PURCHASE PLAN

  The Company has established the Signature Resorts, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") to assist employees of the Company in acquiring a stock ownership interest in the Company and to encourage them to remain in the employment of the Company. The Employee Stock Purchase Plan is neither a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended
(the "Code"), nor an "employee benefit plan" subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The following discussion is a general summary of the material U.S. federal income tax consequences to U.S. participants in the Employee Stock Purchase Plan. The discussion is based on the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of federal income taxation that may be relevant to a particular participant in light of such participant's personal investment circumstances.

  The Employee Stock Purchase Plan is intended to meet the requirements of an "employee stock purchase plan" under Section 423 of the Code. Neither the grant of the right to purchase shares, nor the purchase of shares, under the Employee Stock Purchase Plan has a federal income tax effect on employees or the Company. Any United States tax liability to the employee and the tax deductions to the Company are deferred until the employee sells the shares, disposes of the shares by gift or dies. Under the Employee Stock Purchase Plan, shares are generally purchased for 85% of the fair market value thereof, as permitted by the Code.

  In general, if shares are held for more than one year after they are purchased and for more than two years from the beginning of the enrollment period in which they are purchased or if the employee dies while owning the shares, gain on the sale or other disposal of the shares constitutes ordinary income to and employee (with no corresponding deduction to the Company) to the extent of the lesser of (i) 15% of the fair market value of the shares at the beginning of the enrollment period or (ii) the gain on sale of the amount by which the market value of the shares on the date of sale, gift or death, exceeds the purchase price. Any additional gain is capital gain. If the shares are sold or disposed of within either or both of the holding periods, an employee recognizes ordinary income (and the Company receives a corresponding deduction subject to Section 162(m) of the Code) to the extent that the fair market value of the shares at the date of exercise of the option exceeds the option price. Any appreciation or depreciation after the date of purchase is capital gain or loss.

  A maximum of 500,000 shares of Common Stock will be reserved for issuance under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan will be administered by the Compensation Committee.

401(k) PLAN

  The Company intends to establish a qualified retirement plan, with a salary deferral feature designed to qualify under Section 401 of the Code (the "401(k) Plan"). The 401(k) Plan will permit the employees of the Company to defer a portion of their compensation in accordance with the provisions of Section 401(k) of the Code. The 401(k) Plan will allow participants to defer up to ten percent of their eligible compensation on a pre-tax basis subject to certain maximum amounts. Matching contributions may be made in amounts and at times determined by the Company. The 401(k) Plan provides for Company matching contributions, if determined by the Company to be made, in an amount equal to fifty-cents for each one dollar of participant contributions up to a maximum of three percent of the participant's salary per year. No other Company matching contributions are contemplated at this time. Certain other statutory limitations with respect to the Company's contribution under the 401(k) Plan also apply. Participants will receive service credit for employment with the predecessors of the Company and affiliates. Amounts contributed by the Company for a participant will vest over five years and will be held in trust until distributed pursuant to the terms of the 401(k) Plan.

  Employees of the Company will be eligible to participate in the 401(k) Plan if they meet certain requirements concerning minimum age and period of credited service. All contributions to the 401(k) Plan will be invested in accordance with participant elections among certain investment options. Distributions from participant accounts will not be permitted before age 59 1/2, except in the event of death, disability, certain financial hardships or termination of employment.

EMPLOYMENT AGREEMENTS

  Messrs. Kaneko, Gessow, Kenninger and Noyes have or will each enter into an employment agreement with the Company for a term of two years. While such agreements have not been entered into (except with respect to Mr. Noyes which was entered into in June 1996), the terms and conditions of such agreements are not expected to differ materially with respect to the following provisions: The employment agreement for each of such executives is expected to provide for an annual salary of $280,000 per year, with annual performance bonuses determined by the independent directors in connection with the achievement of performance criteria to be determined (except with respect to Mr. Noyes, who will receive a quarterly bonus of $30,000 for each quarter he is employed by the Company). In addition, each of Messrs. Kaneko, Gessow, Kenninger and Noyes have or will receive options to purchase shares of Common Stock as described in "--1996 Equity Participation Plan." In addition, each of Messrs. Kaneko, Gessow and Kenninger shall receive severance payments equal to base compensation and bonus at the most recent annual amount for the longer of the balance of the employment term or two years upon the death, disability, termination or resignation of such executive, unless such executive resigns without "good cause" or unless the Company terminates such executive as a result of gross negligence, willful misconduct, fraud or a material breach of the employment agreement. Each such executive will have "good cause" to terminate his employment with the Company in the event of any reduction in his compensation or benefits, material breach or material default by the Company under his employment agreement or following the merger or change in control of the Company.

  Covenants Not To Compete. The Founders and Mr. Noyes have agreed to devote substantially full time to the business of the Company and not engage in any competitive businesses. In particular, the Founders will not manage, consult or participate in any way in any timeshare business or acquire any property with the intent to convert the property to a timeshare operation, unless the Independent Directors of the Company determine that such investment is in the best interest of the Company. Such noncompetition provisions shall survive for two years following any termination of employment. The Founders are not, however, prohibited from acquiring hotels, including hotels which may compete directly with properties of the Company. See "Certain Relationships and Related Transactions--Founders' Other Business Interests."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FOUNDERS' OTHER BUSINESS INTERESTS

  Affiliates of Messrs. Kaneko and Kenninger currently have managing general partner or similar interests in entities which own investment properties which the Company does not consider to be competitive with its timeshare business (the "KOAR Interests"). These properties include a 225-unit condominium project in Long Beach, California which is being marketed for whole share unit sales or long-term residential use rather than vacation use (and with respect to which the KOAR Interests currently own 74 of the total 225 units, the balance having been sold to third parties); and several retail centers and a proposed office development project. Messrs. Kaneko and Kenninger are also currently the constituent general partners of a number of partnerships in which they owe fiduciary duties to limited partners who invested over $80 million of equity therein (which partnerships include five Embassy Suites hotels which are still owned by partnerships controlled by Affiliates of Messrs. Kaneko and Kenninger (the "Prior Partnerships")). Messrs. Kaneko and Kenninger are authorized by the Company to meet their duties and responsibilities to the Prior Partnerships pursuant to the terms thereof, including the sale, refinancing, restructuring and packaging of the Prior Partnerships, and including with respect to the formation of public or private entities for such purpose, including a public real estate investment trust ("REIT") for one or all of the Embassy Suites hotels in the Prior Partnerships (provided, that Messrs. Kaneko and Kenninger agree not to serve as an officer or employee of such REIT). Messrs. Kaneko and Kenninger agree to continue to retain third party management companies to manage these properties (e.g., Promus Hotels manages all five Embassy Suites hotels), and to employ personnel not employed by the Company to carry out the day-to-day responsibilities of managing and overseeing these properties. However, Messrs. Kaneko and Kenninger reserve the right to do what is reasonably necessary within these constraints to carry out their duties and responsibilities to the Prior Partnerships pursuant to the terms thereof. The Company does not believe that such activities will detract materially from Messrs. Kaneko's and Kenninger's services to the Company.

  In addition, the Founders are currently pursuing the acquisition of one property in California which may be converted to a timeshare property. The Company will have the option, at its election (which the Company may exercise at any time), to require the Founders to sell such property to the Company at a price not exceeding 50% of the actual direct cost therein. Nevertheless, there can be no assurance that the Company will exercise its option to acquire any of such interest. The Founders have agreed that at the direction of the Independent Directors and following a decision that the Company will not acquire such property, the Founders will sell their interest in such property or divest themselves of any controlling or managing interest in the property within six months after receipt of a notice from the Company to do so, unless the independent members of the Company's Board of Directors determine that any such investment by or any such interest held by the Founders is in the best interest of the Company. The covenants not to compete are intended to fully protect the Company from Messrs. Kaneko, Gessow or Kenninger either competing against the Company or being involved in the timeshare business without the Company's consent. See "Business--Employment Agreements--Covenants Not To Compete."

REPAYMENT OF AFFILIATED DEBT

  Approximately $15.9 million of the net proceeds from the Offering will be used to repay outstanding debt to affiliates of the Founders. Of the $15.9 million of the funds paid to the affiliates of the Founders, $15.5 million will be used to pay off existing debt to third party financial institutions or other third party financing sources or to pay tax liabilities. The proceeds from the loans were previously either invested in or loaned either to the Company or its predecessors or to the Property Partnerships to acquire or develop the Existing Resorts.

  In addition, approximately $12.8 million of the net proceeds of the Offering will be used to repay outstanding indebtedness owed to partnerships in which an affiliate of Mr. Friedman, a proposed director of the Company, is a general partner. Of such repayment, approximately $3.0 million will be repaid directly to Mr. Friedman or his affiliates.

                          CONSOLIDATION TRANSACTIONS

  The Company's Existing Resorts currently are owned and operated by the Property Partnerships, each affiliated with the Founders. The Property Partnerships consist of Grand Beach Resort, L.P., a Georgia limited partnership (Embassy Vacation Resort Grand Beach); AKGI-Flamingo C.V., a Netherlands Antilles limited partnership (Flamingo Beach Club); AKGI-Royal Palm C.V., a Netherlands Antilles limited partnership (Royal Palm Beach Club); Port Royal Resort, L.P., a South Carolina limited partnership (Royal Dunes Resort); an approximately 30% interest in Poipu Resort Partners, L.P., a Hawaii limited partnership (Embassy Vacation Resort Poipu Point); Fall Creek Resort, L.P., a Georgia limited partnership (Plantation at Fall Creek); Cypress Pointe Resort, L.P., a Delaware limited partnership (Cypress Pointe Resort); Lake Tahoe Resort Partners, LLC, a California limited liability company (Embassy Vacation Resort Lake Tahoe); and San Luis Resort Partners, LLC, a Georgia limited liability company (San Luis Bay Resort). Affiliates of the Founders currently are the sole general partners or the sole members of each of the Property Partnerships. Each of the Property Partnerships (other than the Embassy Vacation Resort Poipu Beach) which will remain in existence following the Consolidation Transactions and the Offering will be wholly owned by the Company.

  Upon consummation of the Consolidation Transactions described below, the partnership and limited liability company interests in each of the Property Partnerships, certain of the stock of certain other corporations affiliated therewith held by "accredited investors" (as defined pursuant to Regulation D under the Securities Act) and certain debt obligations of the Property Partnerships and affiliates (and, as a result, ownership of each of the Existing Resorts) will be directly or indirectly transferred to the Company and in exchange the holders of such partnership interests and certain of such stock will receive shares of Common Stock in the Company. Holders of any such partnership interests who are not "accredited investors" will receive cash at a price commensurate with the value received by the accredited investors to be determined prior to the Consent Solicitation. The Consolidation Transactions will be consummated concurrently with, and are conditioned upon, the closing of the Offering. All financial and share information presented in this Prospectus assumes the consummation of the Consolidation Transactions and reflects the issuance of an aggregate of 11,354,705 shares of Common Stock to the holders of partnership interests in the Property Partnerships and to certain stockholders of the Affiliated Companies. The Affiliated Companies include Argosy/KOAR Group, Inc., Resort Management International, Inc., Resort Marketing International, Inc., RMI-Royal Palm C.V.o.a., RMI-Flamingo C.V.o.a., AK-St. Maarten, LLC, Premier Resort Management, Inc., Resort Telephone & Cable of Orlando, Inc., Kabushiki Gaisha Kei, LLC, Vacation Ownership Marketing Company and Vacation Resort Marketing of Missouri, Inc., each of which are controlled by the Founders and currently provide administrative, utility, management and/or marketing services to certain of the Property Partnerships.

  Signature Resorts, Inc. was incorporated in Maryland in May 1996 by the Founders to effect the Consolidation Transactions and the Offering. Pursuant to a Private Placement Memorandum dated as of May 28, 1996, the Company in the Consent Solicitation solicited and received on or before June 13, 1996 the consent and agreement of the ultimate owners of interests in the Property Partnerships, the stockholders of the Affiliated Companies and the holders of certain debt obligations to exchange their partnership interests or shares in, and obligations of, the Property Partnerships or Affiliated Companies (or their direct or indirect interests in the owners thereof), as applicable, for shares of Common Stock in the Company. Such exchange will occur simultaneously with the closing of the Offering and is conditioned upon certain timing constraints with respect to the Offering. The Consent Solicitation and exchange of direct and indirect interests in, and obligations of, the Property Partnerships and the Affiliate Companies, as applicable, for shares of Common Stock in the Company are referred to herein as the "Consolidation Transactions." Direct and indirect holders of interests in, and obligations of, certain Property Partnerships will upon consummation of the Consolidation Transactions receive shares of Common Stock in the Company equal to a predetermined dollar value based on agreement between the Company and such holders as set forth in the Private Placement Memorandum for the Consent Solicitation. The balance of the shares of Common Stock issued in the Consolidation Transactions will be issued to the holders of interests in the remaining Property Partnerships and to the holders of interests in the Affiliated Companies, which are comprised solely of the Founders or their affiliates. Following consummation of the Consolidation

Transactions and the Offering, the ultimate owners of interests in the Property Partnerships and stockholders of the Affiliated Companies will, in the aggregate, own approximately 68.4% of the outstanding Common Stock in the Company, with approximately 43.4% of the outstanding Common Stock in the Company being held by the Founders, or affiliates thereof. For additional information regarding the Property Partnerships and the Affiliated Companies as well as the Consolidation Transactions and resulting effect thereof, see "Principal Stockholders" and "Certain Relationships and Related Transactions."

  The following sets forth certain information regarding the Property
Partnerships:

   EXECUTIVE
   OFFICERS,
 DIRECTORS AND
   AFFILIATES
   OWNERSHIP         CYPRESS                                             AKGI-          AKGI-                       SAN LUIS
   INTERESTS         POINTE     FALL CREEK   PORT ROYAL  GRAND BEACH   FLAMINGO      ROYAL PALM     LAKE TAHOE        BAY
 -------------     -----------  -----------  ----------  -----------  -----------    -----------    -----------    ----------
Osamu Kaneko....          5.00%        4.00%      30.73%       15.00%       40.00%         40.00%         40.00%        40.00%
Andrew J.
 Gessow.........         17.50        14.00       24.71        14.00        40.00          40.00          40.00         40.00
Steven C.
 Kenninger......          2.50         2.00       13.20         7.90        20.00          20.00          20.00         20.00
Charles Frey....          0.00         0.00        0.00         0.50         0.00           0.00           0.00          0.00
Timothy Levin...          0.00         0.00        0.86         0.50         0.00           0.00           0.00          0.00
Genevieve
 Giannoni.......          0.00         0.00        0.00         0.25         0.00           0.00           0.00          0.00
Joshua
 Friedman(a)....         22.50        17.13        0.00         0.00         0.00           0.00           0.00          0.00
Canpartners
 Incorporated(a).        75.00        56.47        0.00         0.00         0.00           0.00           0.00          0.00
Approximate
 Equity Value
 Assigned.......   $35,247,000  $11,030,000  $5,146,000  $22,621,000  $14,502,000(c) $29,004,000(c) $10,339,000(c) $6,092,000(c)
Book Value as of
 December 31,
 1995...........    13,954,127    2,596,710   3,235,750   12,575,459      747,434      3,127,322            N/A(b)        N/A(b)
Debt Assumed as
 of December 31,
 1995...........    32,994,587   14,933,435   6,232,234   24,807,087    5,405,188      6,392,297            N/A           N/A

- -------

(a) Canpartners Incorporated is the sole general partner of limited partnerships that hold the interests indicated. Joshua S. Friedman owns his interests through these entities.

(b) The Embassy Vacation Resort Lake Tahoe and the San Luis Bay Resort were acquired in May and June 1996, respectively. The value allocated by the Company is the Company's costs to acquire the property.

(c) Wholly-owned by the Founders; accordingly, assigned values are estimated solely for purposes of this table.

                            PRINCIPAL STOCKHOLDERS

  The information in the following table sets forth information regarding the beneficial ownership of the Common Stock of the Company giving effect to the consummation of the Consolidation Transactions, and as adjusted to reflect the sale of shares offered hereby, with respect to (i) each person known by the Company to beneficially owns 5% or more of the outstanding shares of Common Stock, (ii) each person who is a director, proposed director or Named Executive Officer of the Company and (iii) all directors, proposed directors and executive officers of the Company as a group.

                           BENEFICIAL OWNERSHIP         BENEFICIAL OWNERSHIP
                          PRIOR TO THE OFFERING          AFTER THE OFFERING
                          ----------------------------- -----------------------
NAME AND ADDRESS OF
BENEFICIAL OWNER(a)           SHARES        PERCENTAGE   SHARES      PERCENTAGE
- -------------------       -------------    ------------ ---------    ----------
Osamu Kaneko(b)..........     2,710,753           23.9% 2,710,753       16.3%
Andrew J. Gessow(c)......     3,099,554           27.3% 3,099,554       18.7%
Steven C.
 Kenninger(b)(d).........     1,393,279           12.3% 1,393,279        8.4%
James E. Noyes...........        75,000(f)           *     75,000(f)       *
Charles C. Frey..........         6,000              *     81,000(g)       *
Genevieve Giannoni.......         3,000              *     78,000(g)       *
Timothy D. Levin.........         4,348              *      6,348          *
Juergen Bartels..........            --             --         --         --
Sanford R. Climan........            --             --      3,250          *
Joshua S. Friedman(e)....            --             --         --         --
W. Leo Kiely, III........            --             --         --         --
Canpartners
 Incorporated(e).........     2,379,575           21.0% 2,379,575       14.3%
  9665 Wilshire Boulevard
  Suite 200
  Beverly Hills,
  California 90210
All directors, proposed
 directors and executive
 officers as a group (11
 persons)(e).............     7,291,934           64.2% 7,447,184       44.8%

- --------
*  Less than 1%

(a) Except as otherwise indicated, each beneficial owner has the sole power to vote, as applicable, and to dispose of all shares of Common Stock owned by such beneficial owner.

(b) The address of such person is 911 Wilshire Boulevard, Suite 2250, Los Angeles, California 90017.

(c) The address of such person is 2934 Woodside Road, Woodside, California
    94062.

(d) The shares indicated are held by Mr. Kenninger through trusts, pension plans and profit sharing plans, under which Mr. Kenninger may be deemed to have, or to share, beneficial ownership of such shares.

(e) Canpartners Incorporated ("Canyon") is the sole general partner of limited partnerships that hold the shares indicated. Mr. Friedman (a proposed director of the Company) and Mitchell R. Julis and R. Christian B. Evensen are the sole shareholders and directors of Canyon and may be deemed to share beneficial ownership of the shares shown as owned by Canyon. Such persons disclaim beneficial ownership of such shares.

(f) Represents presently exercisable options to acquire shares of Common
    Stock.

(g) Includes options to acquire 75,000 shares of Common Stock which are to be granted upon the closing of the Offering and that will be exercisable beginning within 60 days.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of the Offering and the consummation of the Consolidation Transactions, the authorized capital stock of the Company will consist of (i) 50,000,000 shares of Common Stock, par value $0.01 per share, 16,604,705 shares of which will be outstanding after the Offering and the Consolidation Transactions and (ii) 25,000,000 shares of Preferred Stock, par value $0.01 per share, none of which will be outstanding after the Offering and the Consolidation Transactions. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Charter and Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock establishing the designation, powers, preferences and relative, participating, option or other special rights and powers of such series of Preferred Stock, the holders of shares of Common Stock exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of Common Stock issued in the Offering will be fully paid and nonassessable and the holders thereof will not have preemptive rights.

PREFERRED STOCK

  Preferred Stock may be issued from time to time, in one or more classes, as authorized by the Board of Directors. Prior to issuance of shares of each class, the Board of Directors is required by the MGCL and the Company's Charter to fix for each such class, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Board of Directors could authorize the issuance of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the Company's outstanding shares might believe to be in their best interests or in which holders of some, or a majority, of shares might receive a premium for their shares over the market price of such shares. No Preferred Stock will be outstanding following the closing of the Offering.

TRANSFER AGENT AND REGISTRAR

  The Company has appointed Wells Fargo Bank as its transfer agent and registrar.

                      CERTAIN PROVISIONS OF MARYLAND LAW
                    AND OF THE COMPANY'S CHARTER AND BYLAWS

  The following paragraphs summarize certain provisions of Maryland law and the Company's Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part, as described in "Additional Information," and to Maryland law.

CLASSIFICATION OF THE BOARD OF DIRECTORS

  The Company's Charter provides that the number of directors of the Company shall be established by the Bylaws but shall not be less than the minimum number required by the MGCL, which in the case of the Company is three. The Bylaws currently provide that the Board of Directors will consist of not fewer than seven nor more than 13 members. Any vacancy on the Board of Directors will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire board of directors. The Charter provides for a staggered Board of Directors consisting of three classes as nearly equal in size as practicable. One class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1997, another class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1998 and another class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1999. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

  The classified director provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of Common Stock will have no right to cumulative voting for the elections of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of outstanding shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

REMOVAL OF DIRECTORS

  The Charter provides that a director may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, and by the vote required to elect a director, the stockholders may fill a vacancy on the Board of Directors resulting from removal. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, could preclude stockholders from removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

  Under the MGCL, certain "Business Combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such Business Combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) 66 2/3% of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the Business Combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to Business Combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Board of Directors of the Company has exempted from these provisions of the MGCL any Business Combination involving the Executive Officers and certain persons and entities affiliated therewith.

CONTROL SHARE ACQUISITIONS

  The MGCL provides that "Control Shares" of a Maryland corporation acquired in a "Control Share Acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to voter as a result of having previously obtained stockholder approval. A "Control Share Acquisition" means the acquisition of Control Shares, subject to certain exceptions.

  A person who has made or proposes to make a Control Share Acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for control shares, as of the date of the last Control Share Acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares are determined for purposes of such appraisal rights may not be less than the highest price per share paid in the Control Share Acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a Control Share Acquisition.

  The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the Charter or Bylaws of the corporation. The Company in its Bylaws has exempted from the Control Share Acquisition statute the Executive Officers and certain persons and entities affiliated therewith.

AMENDMENT TO THE COMPANY'S CHARTER AND BYLAWS

  The Company's Charter, including its provisions on classification of the Board of Directors and removal of directors, may be amended only by the affirmative vote of the holders of at least 66 2/3% of the capital stock entitled to vote. The Company's Bylaws may be amended by the affirmative vote of holders of at least 66 2/3% of the capital stock entitled to vote on the matter. Subject to the right of stockholders to adopt, alter and repeal the Bylaws, the Board of Directors is authorized to adopt, alter or repeal the Bylaws.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  The Bylaws of the Company provide that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(a) pursuant to the Company's notice of the meeting, (b) by the Board of Directors, or (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and
(ii) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders, or provided that the Board of Directors has determined that directors shall be elected at such meeting, nominations of persons for election to the Board of Directors may be brought by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

STOCKHOLDER MEETINGS AND ACTION BY WRITTEN CONSENT

  In order for stockholders to call special meetings, the Bylaws require the written request of holders of shares entitled to cast not less than 25% of all votes entitled to be cast at such meeting. Such provisions do not, however, affect the ability of stockholders to submit a proposal to the vote of all stockholders of the Company in accordance with the Bylaws, which provide for the additional notice requirements for stockholder nominations and proposals at the annual meetings of stockholders as described above.

  The Bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if such consent sets forth such action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each stockholders entitled to notice of the meeting but not entitled to vote at it.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Company's Charter limits the liability of the Company's directors and officers to the Company and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or
(ii) if a judgment or other final adjudication is entered in a preceding based on a finding that the director's or officers' action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

  The Company's Charter and Bylaws require the Company to indemnify its directors, offices and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL presently permits a corporation to indemnity its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding, and (1) was committed in bad faith or (2) was the result of active and deliberate dishonest; or (ii) the indemnified party actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. The Company has applied for directors and officers insurance which will become effective upon the effectiveness of the Registration Statement.

DISSOLUTION OF THE COMPANY

  The dissolution of the Company must be approved by the affirmative vote of holders of not less than a majority of all of the votes entitled to be cast on the matter.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon closing of the Offering and the Consolidation Transactions, the Company will have outstanding 16,604,705 shares of Common Stock. Of these shares, the 5,250,000 shares sold in the Offering plus any additional shares sold upon exercise of the Underwriters' over-allotment option will be freely tradable in the public market without restriction or further registration under the Securities Act.

  The remaining 11,354,705 outstanding shares of Common Stock were issued upon consummation of the Consolidation Transactions and are "restricted securities" as that term is defined under Rule 144 and may be sold only pursuant to registration under the Securities Act or pursuant to an exemption therefrom, such as that provided by Rule 144. In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of shares of Common Stock from the Company or the date of acquisition of shares of Common Stock from any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares of Common Stock that do not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of shares of Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of sales, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of shares of Common Stock from the Company or from any "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares of Common Stock in the public market under Rule 144(i) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  Each stockholder who received its shares of Common Stock as a result of the Consolidation Transactions has agreed, with certain exceptions, not to offer, sell, contract to sell or otherwise dispose (collectively "dispose") of any Common Stock, for a period of 180 days after the closing of the Offering (one year with respect to the Founders) without the prior written consent of Montgomery Securities; one of such exceptions allows the Founders to pledge between $30 million and $50 million of their Common Stock to secure a margin loan in a maximum amount of $10 million and another exception allows the Founders to pledge approximately $5.8 million of their Common Stock in connection with their buyout of a former partner.

  Pursuant to a Registration Rights Agreement (the "Registration Rights Agreement") the Company has agreed to file and use its best efforts to have declared effective within six months following the Offering, a shelf registration statement with the Commission for the purpose of registering the shares of Common Stock (the "Registrable Shares") issuable to holders of restricted shares. The Company will use its best efforts to have the shelf registration statement kept effective for a period of 18 months. Upon the effectiveness of such shelf registration statement, and as provided in the Registration Rights Agreement, the holders of the Registrable Shares will be subject to the volume restrictions of Rule 144. The Company will bear the expenses incident to the registration requirements of the Registrable Shares, except that such expenses shall not include any underwriting discounts or commissions, Securities and Exchange Commission or state securities registration fees or transfer taxes relating to such shares.

  Under the Registration Rights Agreement, the holders of the Registrable Shares will also be entitled to include within any registration statement under the Securities Act filed by the Company with respect to any underwritten public offering of Common Stock (either of its own account or the account of other security holders) at any time within three years following the Offering, the shares of Registrable Shares held by such holders, subject to certain conditions and restrictions. See "Underwriting." The existence of the Registration Rights Agreement may adversely affect the terms upon which the Company can obtain additional equity financing in the future.

  The Company may require in its sole discretion that the Registrable Shares be sold in block trades through underwriters or broker-dealers or that the Registrable Shares be underwritten by investment banking firms selected by the Company.

  Prior to the Offering, there has been no public market for the Common Stock and the effect, if any, that future market sales of Common Stock or the availability of such Common Stock for sale will have on the market price of the Common Stock prevailing from time to time cannot be predicted. Nevertheless, sales of substantial amounts of Common Stock in the public market (or the perception that such sales could occur) might adversely affect market prices for the Common Stock.

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters"), represented by Montgomery Securities and Goldman, Sachs & Co. (the "Representatives"), have severally agreed, subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement") by and among the Company and the Underwriters to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock if they purchase any.

                                                                      NUMBER OF
                                                                       SHARES
                                                                        TO BE
UNDERWRITER                                                           PURCHASED
- -----------                                                           ---------
Montgomery Securities................................................ 1,505,000
Goldman, Sachs & Co. ................................................ 1,505,000
Dean Witter Reynolds Inc. ...........................................   180,000
Donaldson, Lufkin & Jenrette Securities Corporation..................   180,000
Lehman Brothers Inc. ................................................   180,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated...................   180,000
Morgan Stanley & Co. Incorporated....................................   180,000
PaineWebber Incorporated.............................................   180,000
Salomon Brothers Inc.................................................   180,000
Schroder Wertheim & Co. Incorporated.................................   180,000
Fahnestock & Co. Inc. ...............................................    80,000
Friedman, Billings, Ramsey & Co., Inc. ..............................    80,000
Janney Montgomery Scott Inc. ........................................    80,000
Josephthal Lyon & Ross Incorporated..................................    80,000
Legg Mason Wood Walker, Incorporated.................................    80,000
McDonald & Company Securities, Inc. .................................    80,000
Morgan Keegan & Company, Inc. .......................................    80,000
Stephens Inc. .......................................................    80,000
Sutro & Co. Incorporated.............................................    80,000
H.C. Wainwright & Co., Inc. .........................................    80,000
                                                                      ---------
        Total........................................................ 5,250,000
                                                                      =========

  The Underwriters, through the Representatives, have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public at a public offering price set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a concession of not more than $0.60 per share; the Underwriters may allow, and such dealers may reallow, a concession of not more than $0.10 per share to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives.

  The Company has granted an option to the Underwriters, exercisable during a 30-day period after the date of this Prospectus, to purchase up to a maximum of 787,500 additional shares of Common Stock to cover over-allotments, if any, at the initial offering price less the underwriting discount. To the extent that the Underwriters exercise this option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

  The Underwriting Agreement provides that the Company and the Founders will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  The Company's officers, directors and the holders of the Registrable Shares have agreed, with certain exceptions, that, for a period of 180 days from the date of this Prospectus (one year with respect to the Founders), they will not offer to sell, sell, contract to sell or otherwise sell or dispose of any shares of their Common Stock or options or warrants to acquire shares of Common Stock without the prior written consent of Montgomery Securities. One of such exceptions allows the Founders to pledge between $30 million and $50 million of their Common Stock to secure a margin loan in a maximum amount of $10 million or loans entered into by them, and another exception allows the Founders to pledge approximately $5.8 million of their Common Stock in connection with their buyout of a former partner. The Company has agreed not to sell any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Montgomery Securities.

  The Representatives have informed the Company that they do not intend to confirm sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  Out of the 5,250,000 shares of Common Stock to be sold by the Company pursuant to the Offering, the Underwriters have accepted the Company's request to sell up to 5.4% of such shares at the public offering price set forth on the cover page of the Prospectus to current and former partners of the Founders (and their families), the Company's independent director nominees, employees and independent contractors associated with each of the Company's resorts and its affiliated companies, friends and supporters of the Company (and their families) who have previously provided services or assistance to the Property Partnerships, and other persons designated by the Company.

  Pursuant to the Registration Rights Agreement, if holders of the Registrable Securities elect to sell shares of Registrable Securities in a non-publicly underwritten offering, the timing of sales and the volume sold shall be managed in a manner consistent with the best interests of the Company.

  An affiliate of Goldman, Sachs & Co. is a major shareholder in Westin. The Company and Westin have entered into the Westin Agreement. See "Business-- Westin Vacation Club Resorts."

  Prior to this Offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price will be determined by negotiations among the Company and the Representatives of the Underwriters. Among the factors to be considered in such negotiations will be the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of securities markets at the time of the Offering and the market price of publicly traded stocks of comparable companies in recent periods.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California, relying as to matters of Maryland law on the opinion of Ballard, Spahr, Andrews & Ingersoll, Baltimore, Maryland. Certain matters of California real estate and timeshare law will be passed upon for the Company by Paul, Hastings, Janofsky & Walker, Los Angeles, California and certain matters of Florida real estate and timeshare law will be passed upon for the Company by Schreeder, Wheeler & Flint, Atlanta, Georgia. Certain partners of Paul, Hastings, Janofsky & Walker, members of their families and related persons following consummation of the Consolidation Transactions and the Offering will own approximately 1% of the Common Stock of the Company and certain partners of Schreeder, Wheeler & Flint following consummation of the Consolidation Transactions and the Offering will own less than 1% of the Common Stock of the Company. Certain matters will be passed upon for the Underwriters by O'Melveny & Myers LLP, San Francisco, California in reliance, as to matters of Maryland law, on the opinion of Ballard, Spahr, Andrews & Ingersoll.

                                    EXPERTS

  The combined financial statements of Signature Resorts, Inc. at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing elsewhere herein, which, as to the years 1993, 1994, and 1995, are based in part on the reports of Coopers & Lybrand LLP, independent accountants. The information under the caption "Selected Combined Historical Financial Information" for each of the three years in the period ended December 31, 1995, included elsewhere herein, have been derived from combined financial statements audited by Ernst & Young LLP, as set forth in their report appearing elsewhere herein. The financial statements and the selected combined historical financial information referred to above are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The financial statements (not presented separately herein) of AKGI-Flamingo C.V.o.a. and AKGI-Royal Palm C.V.o.a. at December 31, 1995 and for the year then ended and of Cypress Pointe Resort, L.P. and Fall Creek Resort, L.P. at December 31, 1994 and for each of the two years in the period ended December 31, 1994, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the fees prescribed by the Commission or may be examined without charge at the offices of the Commission.

  The Company intends to furnish its stockholders with annual reports containing combined financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited combined financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Reports of Independent Auditors............................................  F-2
Financial Statements (Amounts as of June 30, 1995 and 1996
 and for the six month periods then ended are unaudited)
  Combined Balance Sheets at December 31, 1994 and 1995 and June 30, 1995
   and 1996................................................................  F-7
  Combined Statements of Income for each of the three years ended December
   31, 1995 and for the six months ended June 30, 1995 and 1996............  F-8
  Combined Statements of Equity for each of the three years ended December
   31, 1995 and for the six months ended June 30, 1996.....................  F-9
  Combined Statements of Cash Flows for each of the three years ended
   December 31, 1995 and for the six months ended June 30, 1995 and 1996... F-10
Notes to Combined Financial Statements..................................... F-11

                        REPORT OF INDEPENDENT AUDITORS

Stockholders
Signature Resorts, Inc.

  We have audited the accompanying combined balance sheets of Signature Resorts, Inc. and Combined Affiliates as of December 31, 1995 and 1994, and the related combined statements of income, equity and cash flows for each of the three years in the period ended December 31, 1995. The combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the 1995 financial statements of AKGI-Flamingo C.V.o.a. and AKGI-Royal Palm C.V.o.a., combined affiliates, which statements reflect total assets of $15,672,000, as of December 31, 1995 and total revenues of $6,777,000, for the year then ended. We did not audit the 1994 and 1993 financial statements of Cypress Pointe Resorts, L.P. and Fall Creek Resort, L.P., combined affiliates, which statements reflect total assets of $46,718,000 as of December 31, 1994, and total revenues of $36,964,000 and $24,429,000, for the years ended December 31, 1994 and 1993. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for AKGI-Flamingo C.V.o.a. and AKGI-Royal Palm C.V.o.a. as of December 31, 1995 and for the year then ended, and for Cypress Point Resorts, L.P. and Fall Creek Resort, L.P. as of December 31, 1994 and 1993 and for the years then ended is based solely on the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the reports of other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Signature Resorts, Inc. and Combined Affiliates at December 31, 1995 and 1994, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                       Ernst & Young LLP

Los Angeles, California
March 8, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners
Fall Creek Resort, L.P.
Branson, Missouri

  We have audited the accompanying balance sheet of Fall Creek Resort, L.P. as of December 31, 1994, and the related statements of income, partners' capital (deficit), and cash flows for each of the two years in the period ended December 31, 1994 (not presented separately herein). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fall Creek Resort, L.P. as of December 31, 1994, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Orlando, Florida
February 9, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners
Cypress Pointe Resorts, L.P.
Lake Buena Vista, Florida

  We have audited the accompanying balance sheet of Cypress Pointe Resorts, L.P. as of December 31, 1994, and the related statements of income, partners' capital (deficit), and cash flows for each of the two years in the period ended December 31, 1994 (not presented separately herein). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cypress Pointe Resorts, L.P. as of December 31, 1994, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Orlando, Florida
March 16, 1995

To the Partners
of AKGI-Flamingo C.V.o.a.
Simpsonbay
St. Maarten, N.A.

                         INDEPENDENT AUDITORS' REPORT

INTRODUCTION

  We have audited the accompanying balance sheet of AKGI-Flamingo C.V.o.a. as of December 31, 1995, and the related statement of income, Partners' capital and changes in financial position (not separately presented herein) for the period May 23, 1995 to December 31, 1995. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audit.

SCOPE

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

OPINION

  In our opinion, the financial statements give a true and fair view of the financial position of the Partnership as of December 31, 1995 and of the result for the period May 23, 1995 through December 31, 1995 in accordance with generally accepted accounting principles.

Philipsburg, March 29, 1996

Coopers & Lybrand

To the Partners
of AKGI-Royal Palm C.V.o.a.
Simpsonbay
St. Maarten, N.A.

                         INDEPENDENT AUDITORS' REPORT

INTRODUCTION

  We have audited the balance sheet of AKGI-Royal Palm C.V.o.a. as of December 31, 1995, and the related statement of income, Partners' capital and changes in financial position (not separately presented herein) for the period May 23, 1995 to December 31, 1995. These financial statements are the responsibility of the Partnerships' management. Out responsibility is to express an opinion on these financial statements based on our audit.

SCOPE

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

OPINION

  In our opinion, the financial statements give a true and fair view of the financial position of the Partnership as of December 31, 1995 and of the result for the period May 23, 1995 through December 31, 1995 in accordance with generally accepted accounting principles.

Philipsburg, April 9, 1996

Coopers & Lybrand

                SIGNATURE RESORTS, INC. AND COMBINED AFFILIATES

                            COMBINED BALANCE SHEETS

                                    DECEMBER 31                 JUNE 30
                              ------------------------ -------------------------
                                 1994         1995         1995         1996
                              ----------- ------------ ------------ ------------
                                                              (UNAUDITED)
ASSETS
Cash and cash equivalents...  $ 1,854,572 $  4,341,591 $  3,140,087 $  4,208,130
Cash in escrow..............    2,427,190    1,945,856    1,049,712    1,158,606
Mortgages receivable, net of
 an allowance of $1,570,886
 and $2,433,361 at December
 31, 1994 and 1995,
 respectively, $2,459,252
 and $2,714,498 at June 30,
 1995 and 1996,
 respectively...............   33,437,116   68,255,778   55,266,879   76,958,751
Due from affiliates.........          --     2,700,820      270,817    3,038,987
Other receivables, net......    1,019,673    6,383,134    1,829,801    5,292,482
Prepaid expenses and other
 assets.....................    1,676,348    2,125,118    1,306,204    1,903,931
Investment in joint venture.    4,293,525    2,644,449    3,275,471    2,581,567
Real estate and development
 costs......................   33,452,751   46,757,151   31,938,689   73,705,265
Property and equipment, net.      437,092    1,863,579    1,650,661    2,331,919
Intangible assets, net......    3,856,571    4,223,834    4,015,545    4,461,352
                              ----------- ------------ ------------ ------------
Total assets................  $82,454,838 $141,241,310 $103,743,866 $175,640,990
                              =========== ============ ============ ============
LIABILITIES AND EQUITY
Accounts payable............  $ 1,190,072 $  4,599,000 $    735,200 $  8,152,493
Accrued liabilities.........    5,931,911   12,010,938   13,103,371    8,717,443
Due to affiliates...........      138,245    1,422,098      213,249      831,220
Notes payable to financial
 institutions...............   34,439,558   72,395,704   45,208,896   89,718,091
Notes payable to related
 parties....................    9,975,454   12,343,518   11,124,608   23,771,948
                              ----------- ------------ ------------ ------------
Total liabilities...........   51,675,240  102,771,258   70,385,324  131,191,195
Commitment..................
Equity......................   30,779,598   38,470,052   33,358,542   44,449,795
                              ----------- ------------ ------------ ------------
Total liabilities and
 equity.....................  $82,454,838 $141,241,310 $103,743,866 $175,640,990
                              =========== ============ ============ ============


          See accompanying notes to the combined financial statements.

                SIGNATURE RESORTS, INC. AND COMBINED AFFILIATES

                         COMBINED STATEMENTS OF INCOME

                                                                    SIX MONTHS
                                YEAR ENDED DECEMBER 31             ENDED JUNE 30
                          ----------------------------------- -----------------------
                             1993        1994        1995        1995        1996
                          ----------- ----------- ----------- ----------- -----------
                                                                    (UNAUDITED)
REVENUES
Interval sales..........  $22,237,812 $40,269,401 $59,070,917 $28,798,744 $28,753,881
Interest income.........    1,825,483   3,683,302   6,928,862   2,920,778   4,201,915
Other income............      372,697     337,487   6,607,999     639,958   5,975,052
                          ----------- ----------- ----------- ----------- -----------
Total revenues..........   24,435,992  44,290,190  72,607,778  32,359,480  38,930,848
COSTS AND OPERATING
 EXPENSES
Interval cost of sales..    5,707,542  12,393,647  15,649,805   8,260,182   6,802,918
Advertising, sales, and
 marketing..............   10,808,680  18,744,828  28,488,178  14,247,580  14,730,314
Loan portfolio:
  Interest expense--
   treasury.............      673,706   1,629,283   3,585,927   1,584,778   2,491,143
  Other expenses........      208,258     850,661   1,188,502     436,820     659,020
  Provision for doubtful
   accounts.............      618,650     923,129   1,786,811     920,508     688,132
General and
 administrative:
  Resort-level..........    2,346,043   2,863,833   4,946,525   1,443,035   3,019,353
  Corporate.............      877,134     874,137   1,607,413     653,114   1,603,718
Depreciation and
 amortization...........      384,470     489,160   1,675,515     741,887   1,109,210
Interest expense--other.      518,612     958,628     475,693     182,771   1,346,615
Equity loss on
 investment in joint
 venture................          --      271,475   1,649,076   1,018,054      62,882
                          ----------- ----------- ----------- ----------- -----------
Total costs and
 operating expenses.....   22,143,095  39,998,781  61,053,445  29,488,729  32,513,305
                          ----------- ----------- ----------- ----------- -----------
Net income before taxes.    2,292,897   4,291,409  11,554,333   2,870,751   6,417,543
Income taxes............          --          --      641,545         --       53,287
                          ----------- ----------- ----------- ----------- -----------
Net income..............  $ 2,292,897 $ 4,291,409 $10,912,788 $ 2,870,751 $ 6,364,256
                          =========== =========== =========== =========== ===========
PRO FORMA INCOME DATA
 (UNAUDITED)
Net income before taxes.  $ 2,292,897 $ 4,291,409 $11,554,333 $ 2,870,751 $ 6,417,543
Pro forma provision for
 income taxes...........      878,966   1,617,913   4,348,822   1,084,120   2,434,358
                          ----------- ----------- ----------- ----------- -----------
Pro forma net income....  $ 1,413,931 $ 2,673,496 $ 7,205,511 $ 1,786,631 $ 3,983,185
                          =========== =========== =========== =========== ===========
Pro forma net income per
 common share...........          --          --  $      0.63         --  $      0.35
Pro forma weighted
 average common shares
 outstanding............          --          --   11,354,705         --   11,354,705

          See accompanying notes to the combined financial statements.

                SIGNATURE RESORTS, INC. AND COMBINED AFFILIATES

                         COMBINED STATEMENTS OF EQUITY

                          COMMON STOCK
                         ---------------
                                          RETAINED    MEMBERS'
                                          EARNINGS     EQUITY      GENERAL      LIMITED
                         SHARES  AMOUNT  (DEFICIT)    (DEFICIT)    PARTNERS    PARTNERS       TOTAL
                         ------ -------- ----------  -----------  ----------  -----------  -----------
Balance at January 1,
 1993...................  --    $    --  $      --   $       --   $   77,124  $ 7,361,649  $ 7,438,773
 Issuance of common
  stock.................  --         --         --           --          --           --           --
 Contributions..........  --         --         --           --        1,010    2,500,890    2,501,900
 Distributions..........  --         --         --           --     (154,488)    (240,890)    (395,378)
 Net income.............  --         --         --           --       17,269    2,275,628    2,292,897
                          ---   -------- ----------  -----------  ----------  -----------  -----------
Balance at December 31,
 1993...................  --         --         --           --      (59,085)  11,897,277   11,838,192
 Issuance of common
  stock.................  --         --         --           --          --           --           --
 Contributions..........  --         --         --           --    3,204,997   12,315,000   15,519,997
 Distributions..........  --         --         --           --          --      (870,000)    (870,000)
 Net (loss) income......  --         --    (271,475)         --      183,363    4,379,521    4,291,409
                          ---   -------- ----------  -----------  ----------  -----------  -----------
Balance at December 31,
 1994...................  --         --    (271,475)         --    3,329,275   27,721,798   30,779,598
 Issuance of common
  stock.................  200     22,000        --           --          --           --        22,000
 Contributions..........  --     155,000    656,133        1,000     374,000          --     1,186,133
 Distributions..........  --         --         --    (2,438,000)    (42,467)  (1,950,000)  (4,430,467)
 Net income.............  --         --   2,050,680    1,004,385     515,536    7,342,187   10,912,788
                          ---   -------- ----------  -----------  ----------  -----------  -----------
Balance at December 31,
 1995...................  200    177,000  2,435,338   (1,432,615)  4,176,344   33,113,985   38,470,052
 Issuance of common
  stock.................  --         --         --           --          --           --           --
 Contributions..........  --         --         --         4,000         --           --         4,000
 Distributions..........  --         --         --      (388,513)        --           --      (388,513)
 Net income.............  --         --   1,464,203    3,187,949     (73,613)   1,785,717    6,364,256
                          ---   -------- ----------  -----------  ----------  -----------  -----------
Balance at June 30,
 1996...................  200   $177,000 $3,899,541  $ 1,370,821  $4,102,731  $34,899,702  $44,449,795
                          ===   ======== ==========  ===========  ==========  ===========  ===========

          See accompanying notes to the combined financial statements.

                SIGNATURE RESORTS, INC. AND COMBINED AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                           SIX MONTHS
                                  YEAR ENDED DECEMBER 31                  ENDED JUNE 30
                          ----------------------------------------  --------------------------
                              1993          1994          1995          1995          1996
                          ------------  ------------  ------------  ------------  ------------
                                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net income..............  $  2,292,897  $  4,291,409  $ 10,912,788  $  2,870,751  $  6,364,256
Adjustments to reconcile
 net income to net cash
 (used in) provided by
 operating activities:
 Depreciation and
  amortization..........       384,470       489,160     1,675,515       741,887     1,109,210
 Provision for bad debt
  expense...............       618,650       923,129     1,786,811       460,254       688,132
 Equity loss on
  investment in joint
  venture...............           --        271,475     1,649,076     1,018,054        62,882
 Changes in operating
  assets and
  liabilities:
   Cash in escrow.......      (413,591)   (1,484,501)      481,334     1,377,478       787,250
   Due from affiliates..           --            --     (2,700,820)     (270,817)     (338,167)
   Prepaid expenses and
    other assets........      (642,680)   (1,033,668)     (448,770)      370,144       221,187
   Real estate and
    development costs...    (7,270,978)  (17,671,125)  (13,304,400)    1,514,062   (26,948,114)
   Other receivables....       (87,870)     (549,041)   (5,363,461)     (810,128)    1,090,652
   Accounts payable.....       358,896        24,486     3,408,928      (454,872)    3,553,493
   Accrued liabilities..     1,451,996     3,682,475     6,079,027     7,171,460    (3,293,495)
   Due to affiliates....        45,730        92,515     1,283,853        75,004      (590,878)
                          ------------  ------------  ------------  ------------  ------------
Net cash (used in)
 provided by operating
 activities.............    (3,262,480)  (10,963,686)    5,459,881    14,063,277   (17,293,592)
INVESTING ACTIVITIES
Expenditures for
 investment in joint
 venture................           --     (4,565,000)          --            --            --
Expenditures for
 property and equipment.      (255,156)     (221,248)   (1,764,253)   (1,646,354)     (593,075)
Expenditures for
 intangible assets......      (722,923)   (3,146,546)   (1,705,012)     (468,076)   (1,221,993)
Mortgages receivable....    (9,797,740)  (17,007,472)  (36,605,473)  (22,290,017)   (9,391,105)
                          ------------  ------------  ------------  ------------  ------------
Net cash used in
 investing activities...   (10,775,819)  (24,940,266)  (40,074,738)  (24,404,447)  (11,206,173)
FINANCING ACTIVITIES
Proceeds from notes
 payable................    16,478,302    35,266,249    71,062,122    26,983,627    40,792,878
Payments on notes
 payable................    (7,591,261)  (16,358,188)  (33,105,976)  (16,214,289)  (23,470,491)
Proceeds from notes
 payable to related
 parties................     6,120,971     5,145,454     3,711,005     1,992,095    12,269,930
Payments on notes
 payable to related
 parties................    (1,773,209)   (2,569,224)   (1,342,941)     (842,941)     (841,500)
Equity contributions....     2,501,900    15,519,997     1,208,133       621,312         4,000
Equity distributions....      (395,378)     (870,000)   (4,430,467)     (913,119)     (388,513)
                          ------------  ------------  ------------  ------------  ------------
Net cash provided by
 financing activities...    15,341,325    36,134,288    37,101,876    11,626,685    28,366,304
Net increase (decrease)
 in cash and cash
 equivalents............     1,303,026       230,336     2,487,019     1,285,515      (133,461)
Cash and cash
 equivalents, beginning
 of period..............       321,210     1,624,236     1,854,572     1,854,572     4,341,591
                          ------------  ------------  ------------  ------------  ------------
Cash and cash
 equivalents, end of
 period.................  $  1,624,236  $  1,854,572  $  4,341,591  $  3,140,087  $  4,208,130
                          ============  ============  ============  ============  ============
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION
Cash paid during the
 period for interest....  $  1,352,000  $  3,646,117  $  5,413,502  $  2,843,039  $  4,729,859
                          ============  ============  ============  ============  ============

          See accompanying notes to the combined financial statements.

                SIGNATURE RESORTS, INC. AND COMBINED AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. NATURE OF BUSINESS

  Signature Resorts, Inc. and its combined affiliates (the Company) are comprised of certain entities under common control. The Company generates revenues from the sale and financing of timeshare interests in its resorts, which typically entitle the owner to use a fully furnished vacation resort in perpetuity, typically for a one-week period each year (each, a Vacation Interval). The Company's principal operations consist of (1) developing and acquiring vacation ownership resorts, (2) marketing and selling Vacation Intervals at its resorts, (3) providing consumer financing for the purchase of Vacation Intervals at its resorts, and (4) managing the operations of its resorts. The entities comprising the combined Company consist of entities with ownership interest in a resort property, entities providing services to a resort property, and other entities not related to a particular resort property. At December 31, 1995, the entities comprising the combined affiliates are as follows:

                                        RESORT PROPERTY            DATE ACQUIRED/OPENED
                                        ---------------            --------------------
 Signature Resorts, Inc.
 Cypress Pointe Resorts, L.P.           Cypress Pointe Resort      November 1992
 Vacation Ownership Marketing Company   Cypress Pointe Resort      November 1992
 Fall Creek Resort, L.P.                Plantation at Fall Creek   July 1993
 Vacation Resort Marketing of Missouri,
  Inc.                                  Plantation at Fall Creek   July 1993
 Port Royal Resort, L.P.                Royal Dunes Resort         April 1994
 Grand Beach Resort, Limited            Embassy Vacation Resort
  Partnership                           Grand Beach                January 1995
 Resort Marketing International--       Embassy Vacation Resort
  Orlando                               Grand Beach                January 1995
 AKGI-Royal Palm, C.V.o.a.              Royal Palm Beach Club      July 1995
 AKGI-Flamingo, C.V.o.a.                Flamingo Beach Club        August 1995
 Premier Resort Management, Inc.
 Resort Telephone & Cable of Orlando,
  Inc.
 USA Vacation Investors, L.P.
 Kabushiki Gaisha Kei, LLC
 Argosy/KOAR Group, Inc.

  For the year ended December 31, 1994, AKGI-Royal Palm, C.V.o.a., AKGI-Flamingo, C.V.o.a., Premier Resort Management, Inc., Resort Telephone & Cable of Orlando, Inc., USA Vacation Investors, L.P., Argosy/KOAR Group, Inc. and Kabushiki Gaisha Kei, LLC had not been formed and, accordingly, did not form part of the combined 1994 financial statements. For the year ended December 31, 1993, Grand Beach Resort, Limited Partnership, and Vacation Resort Marketing of Missouri, Inc. had not been formed and, accordingly, did not form part of the combined 1993 financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination

  The combined financial statements include the accounts of Signature Resorts, Inc. and the companies listed in Note 1, which are wholly-owned by common interests. All significant intercompany transactions and balances have been eliminated from these combined financial statements.

 Quarterly Financial Statements

  The unaudited quarterly combined financial statements at June 30, 1995 and 1996 and for the six months ended June 30, 1995 and 1996 do not include all disclosures provided in the annual combined financial statements. These quarterly statements should be read in conjunction with the accompanying annual audited combined financial statements and the footnotes thereto. Results for the 1996 quarterly period are not necessarily

                SIGNATURE RESORTS, INC. AND COMBINED AFFILIATES indicative of the results to be expected for the year ending December 31, 1996. However, the accompanying quarterly financial statements reflect all adjustments which are, in the opinion of management, of a normal and recurring nature necessary for a fair presentation of the financial position and results of operations of the Company. Unless otherwise stated, all information subsequent to December 31, 1995 is unaudited.

 Cash and Cash Equivalents

  Cash and cash equivalents consist of all highly liquid investments purchased with an original maturity of three months or less. Cash and cash equivalents consist of cash and money market funds.

 Cash in Escrow

  Cash in escrow is restricted cash consisting of deposits received on sales of Vacation Intervals that are held in escrow until a certificate of occupancy is obtained or the legal recission period has expired.

 Real Estate and Development Costs

  Real estate is valued at the lower of cost or net realizable value. Development costs include both hard and soft construction costs and together with real estate costs are allocated to Vacation Intervals based upon their relative sales values. Interest, taxes, and other carrying costs incurred during the construction period are capitalized. The amount of interest capitalized during 1994 and 1995 was $2,040,544 and $2,088,382, respectively.

  In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1996 and there has been no material impact on the Company's operations or financial position.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of 3 to 7 years.

  Depreciation and amortization expense related to property and equipment was $25,562, $59,710 and $337,765 in 1993, 1994, and 1995, respectively. For the six months ended June 30, 1995 and 1996, depreciation and amortization expense was $432,785 and $124,735, respectively.

 Intangible Assets

  Start-up costs and organizational costs incurred in connection with the formation of the Company have been capitalized and are being amortized on a straight-line basis over a period of one year. Start-up costs relate to costs incurred to develop a marketing program prior to receiving regulatory approval to market the related property.

  Financing and loan origination fees incurred in connection with obtaining funding for the Company have been capitalized and are being amortized on a straight-line basis over the life of the respective loans.

 Revenue Recognition

  The Company recognizes sales of Vacation Intervals on an accrual basis after a binding sales contract has been executed, a 10% minimum down payment has been received, the recision period has expired, construction is substantially complete, and certain minimum sales levels have been achieved. If all the criteria are met except that construction is not substantially complete, then revenues are recognized on the percentage-of-completion

                SIGNATURE RESORTS, INC. AND COMBINED AFFILIATES

(cost to cost) basis. For sales that do not qualify for either accrual or percentage-of-completion accounting, all revenue is deferred using the deposit method.

  Revenues from resort management and maintenance services are recognized on an accrual basis as earned.

 Income Taxes

  The Company and its combined affiliates include entities taxed as regular corporations at the corporate level, as S corporations taxable at the shareholder level, or as partnerships taxable at the partner level.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. ACCOUNTS RECEIVABLE

  The Company has accrued insurance claims as a result of hurricane damage to the Royal Palm and Flamingo properties in St. Maarten of $3.8 million at December 31, 1995. The receivable consists of property insurance claims of $1.8 million and business interruption insurance claims of $2 million. The Company has submitted additional claims above the $2.0 million accrued for business interruption insurance and is in negotiations regarding these claims.

4. MORTGAGES RECEIVABLE

  The Company provides financing to the purchasers of Vacation Intervals which are collateralized by their interest in such Vacation Intervals. The mortgages receivable bear interest at the time of issuance of between 12% and 17% and remain fixed over the term of the loan, which is seven to ten years. The weighted average rate of interest on outstanding mortgages receivable is 15%.

  At December 31, 1994 and 1995, mortgages in the amount of $823,251 and $1,796,060, respectively, are noninterest bearing. These mortgages have not been discounted as management has determined that the effect would not be material on the combined financial statements.

  Additionally, the Company has accrued interest receivable related to mortgages receivable of $415,127 and $860,776 at December 31, 1994 and 1995, respectively, and $552,768 and $1,065,114 at June 30, 1995 and June 30, 1996,
respectively. The accrued interest receivable at December 31, 1995 and June 30, 1996 is net of an allowance for doubtful accounts of $151,201 and $200,891, respectively.

  The following schedule reflects the principal maturities of mortgages receivable:

       Year ended December 31:
         1996...................................................... $ 6,347,717
         1997......................................................   7,230,664
         1998......................................................   8,422,516
         1999......................................................   9,778,920
         2000......................................................  11,315,961
         Thereafter................................................  27,593,361
                                                                    -----------
         Total principal maturities of mortgages receivable........  70,689,139
         Less allowance for doubtful accounts......................  (2,433,361)
                                                                    -----------
         Net principal maturities of mortgages receivable.......... $68,255,778
                                                                    ===========

  The Company considers all mortgages receivable past due more than 60 days to be delinquent. At December 31, 1995, $4,670,000 of mortgages receivable were delinquent.

  At December 31, 1995, the Company estimated that $1,560,000 of additional costs would be incurred related to Vacation Intervals sold or Vacation Intervals currently available for sale. Obligations related to such improvements are insignificant.

                SIGNATURE RESORTS, INC. AND COMBINED AFFILIATES

  The activity in the mortgages receivable allowance for doubtful accounts is as follows:

                                                           SIX MONTHS ENDED
                                                                JUNE 30
                                                         ----------------------
                                    1994        1995        1995        1996
                                 ----------  ----------  ----------  ----------
                                                              (UNAUDITED)
Balance, beginning of the peri-
 od............................  $  798,441  $1,570,886  $1,570,886  $2,433,361
Provision......................     923,129   1,786,811     920,508     688,132
Receivables charged off........    (150,684)   (924,336)    (32,142)   (406,995)
                                 ----------  ----------  ----------  ----------
Balance, end of the period.....  $1,570,886  $2,433,361  $2,459,252  $2,714,498
                                 ==========  ==========  ==========  ==========

5. REAL ESTATE AND DEVELOPMENT COSTS

  Real estate and development costs and accumulated cost of sales consist of the following:

                                 DECEMBER 31                   JUNE 30
                          --------------------------  --------------------------
                              1994          1995          1995          1996
                          ------------  ------------  ------------  ------------
                                                             (UNAUDITED)
Land....................  $ 18,102,052  $ 19,734,459  $ 18,252,019  $ 21,293,881
Development costs, ex-
 cluding capitalized
 interest...............    33,718,050    57,969,594    39,368,099    88,801,956
Capitalized interest....     2,730,363     5,300,400     4,279,538     6,471,875
                          ------------  ------------  ------------  ------------
Total real estate and
 development costs......    54,550,465    83,004,453    61,899,656   116,567,712
Less accumulated cost of
 sales..................   (21,097,714)  (36,247,302)  (29,960,967)  (42,862,447)
                          ------------  ------------  ------------  ------------
Net real estate and de-
 velopment costs........  $ 33,452,751  $ 46,757,151  $ 31,938,689  $ 73,705,265
                          ============  ============  ============  ============

                SIGNATURE RESORTS, INC. AND COMBINED AFFILIATES

6. INVESTMENT IN JOINT VENTURE

  The Company is the managing general partner of the Poipu Partnership, the partnership which directly owns the Embassy Vacation Resort at Poipu Point, a venture that acquired a 219 unit condominium project situated on 22 acres of oceanfront land at Koloa, Kauai, Hawaii (the "Property"). The sole purpose of the venture is to hold the Property for sale in phases as Vacation Intervals while generating revenues from transient rentals as the Vacation Intervals are being sold. As managing general partner, the Company holds a 0.5% partnership interest for purposes of distributions, profits and losses. The Company is also a limited partner of the Poipu Partnership and holds a 29.93% partnership interest for purposes of distributions, profits and losses, for a total partnership interest of 30.43%. In addition, following repayment of any outstanding partner loans, the Company is entitled to receive a 10% per annum return on the Founders' and certain former limited partners' initial capital investment of approximately $4.6 million in the Poipu Partnership. After payment of such preferred return and the return of approximately $4.6 million of capital to the Company on a pari passu basis with the other partner in the partnership, the Company is entitled to receive approximately 50% of the net profits of the Poipu Partnership. In the event certain internal rates of return specified under the partnership agreement are achieved, the Company is entitled to receive approximately 55% of the net profits of the Poipu Partnership.

  Summarized financial information as of December 31 relating to the Company's investment is as follows (in thousands):

                                                                 1994    1995
                                                                ------- -------
   Mortgages receivable........................................ $   --  $ 3,474
   Timeshare inventory.........................................     --    3,248
   Net property and equipment..................................  42,188  39,287
   Total assets................................................  45,553  50,696
   Notes payable...............................................  30,300  35,494
   Advances from partners......................................     --    4,000
   Partners' capital...........................................  14,108   8,688
   Revenues....................................................     491  10,119
   Net loss....................................................     892   5,419

7. INTANGIBLE ASSETS

  Intangible assets and accumulated amortization consist of the following:

                                  DECEMBER 31                 JUNE 30
                             -----------------------  ------------------------
                                1994        1995         1995         1996
                             ----------  -----------  -----------  -----------
                                                            (UNAUDITED)
Organizational costs........ $3,200,510  $ 3,884,581  $ 3,384,338  $ 4,332,426
Start-up costs..............    538,364      713,319      672,837    1,170,173
Loan origination fees.......    349,380      522,378      499,380      522,378
Financing fees..............    698,229    1,444,242      894,413    1,517,914
                             ----------  -----------  -----------  -----------
Total intangible assets.....  4,786,483    6,564,520    5,450,968    7,542,891
Less accumulated
 amortization...............   (929,912)  (2,340,686)  (1,435,423)  (3,081,539)
                             ----------  -----------  -----------  -----------
Net intangible assets....... $3,856,571  $ 4,223,834  $ 4,015,545  $ 4,461,352
                             ==========  ===========  ===========  ===========

  Amortization expense related to intangible assets was $358,908, $429,450, and $1,337,750 in 1993, 1994 and 1995, respectively. For the six months ended June 30, 1995 and 1996, amortization expense was $309,102 and $984,475, respectively.

                SIGNATURE RESORTS, INC. AND COMBINED AFFILIATES

8. NOTES PAYABLE

  Notes payable to financial institutions consist of the following:

                                      DECEMBER 31               JUNE 30
                                ----------------------- -----------------------
                                   1994        1995        1995        1996
                                ----------- ----------- ----------- -----------
                                                              (UNAUDITED)
Construction loans payable not
 to exceed $53 million in the
 aggregate, interest payable
 monthly at prime plus 2%
 (10.5% and 10.65% at December
 31, 1994 and 1995,
 respectively, and 11% and
 10.25% at June 30, 1995 and
 1996, respectively),
 principal and all accrued
 interest due on dates ranging
 from February 1996 to May
 1998, collateralized by
 substantially all the assets
 of the certain combined
 entities.....................  $ 4,573,849 $ 9,267,391 $ 4,540,795 $13,573,841
Construction and acquisition
 loan payable, due October
 31,1998 with interest payable
 monthly at LIBOR plus 4.25%
 (9.94% at December 31, 1995
 and 10.38% and 9.75% at June
 30, 1995 and 1996,
 respectively), secured by
 land, improvements and
 timeshare interests..........          --    1,897,716     619,034   2,418,228
Revolving lines of credit not
 to exceed $145 million in the
 aggregate (limited by
 eligible collateral), with
 interest payable monthly at
 rates ranging from prime plus
 2% to prime plus 3%
 (10.5% to 11.5% and 10.65% to
 11.65% at December 31, 1994
 and 1995, respectively, and
 11% to 12% and 10.25% to
 11.25% at June 30, 1995 and
 1996, respectively), payable
 in monthly installments of
 principal and interest equal
 to 100% of all proceeds of
 the receivables collateral
 collected during the month
 but not less than the accrued
 interest, with any remaining
 principal due seven to ten
 years after the date of the
 last advance related to
 mortgages receivable,
 collateralized by specific
 mortgages receivable.........   19,357,724  37,858,352  26,132,002  44,555,029
Revolving line of credit of
 $10 million, collateralized
 by certain mortgages
 receivable with interest
 payable at LIBOR plus 4.25%
 (9.94% at
 December 31, 1995 and 10.38%
 and 9.75% at June 30, 1995
 and 1996, respectively),
 payable in monthly
 installments of principal and
 interest equal to 100% of all
 proceeds of the receivables
 collateral collected during
 the month but not less than
 the accrued interest, with
 any remaining principal due
 October 31, 2003.............          --    1,571,070   3,218,000   3,064,278

                SIGNATURE RESORTS, INC. AND COMBINED AFFILIATES

                                     DECEMBER 31               JUNE 30
                               ----------------------- -----------------------
                                  1994        1995        1995        1996
                               ----------- ----------- ----------- -----------
                                                             (UNAUDITED)
Revolving line of credit of
 $15 million, with interest
 payable at prime plus 2.5%
 (11% and 11.5% at
 December 31, 1994 and June
 30, 1995, respectively), and
 prime plus 2% (10.65% and
 10.75% at December 31, 1995
 and June 30, 1996,
 respectively), secured by
 specific mortgages
 receivable, due ten years
 after the date on which the
 last advance related to the
 mortgages receivable is made. $ 2,287,245 $ 4,058,306 $ 4,079,688 $ 3,655,013
Revolving line of credit of
 $6.0 million, with interest
 payable at prime plus 3%
 (11.65% and 11.25% at
 December 31, 1995 and June
 30, 1996, respectively),
 maturing seven years after
 the date of the last advance,
 secured by mortgages
 receivable...................         --    3,873,513         --    3,249,659
Working capital loan payable,
 due September 30, 1995, with
 interest payable monthly at
 prime plus 2.5% (11% and
 11.5% at December 31, 1994
 and June 30, 1995,
 respectively), secured by
 time-share interests and with
 total borrowings allowable of
 $2,425,000...................   1,046,080         --          --          --
Working capital notes payable
 of $5.5 million, with
 interest payable at rates
 ranging from prime plus 2% to
 prime plus 2.5%, (10.65% to
 11.15% at December 31, 1995),
 due on dates ranging from
 July 1997 to November 1997,
 collateralized by certain
 mortgage receivables.........         --      521,397         --          --
Acquisition loans payable of
 $9.85 million, with interest
 payable at prime plus 3%
 (11.65% and 11.25% at
 December 31, 1995 and June
 30, 1996, respectively), due
 on dates ranging from January
 1998 to April 1998, payable
 with a portion of the
 proceeds received on the sale
 of Vacation Intervals,
 collateralized by specific
 mortgages receivable.........         --    5,998,283         --    7,012,650
Acquisition/construction loan
 payable of $9 million, with
 interest payable at prime
 plus 2% (10.25% at June 30,
 1996), due by June 13, 1999,
 payable with a portion of the
 proceeds received on the sale
 of Vacation Intervals........         --          --          --    2,576,545
Land loan payable of $2.3
 million, $1.8 million with
 interest payable at 18% and
 $0.5 million at a 0% interest
 rate, payable with a portion
 of the proceeds received on
 the sale of Vacation
 Intervals....................         --          --          --    2,300,000
Land purchase obligation at
 the Fall Creek Plantation
 property (see note 9 for
 further discussion)..........         --    1,500,000         --      714,535
Noninterest bearing purchase
 money mortgage note, payable
 in annual installments of $2
 million with final payment
 due November 5, 1997, net of
 a discount of $825,340 and
 $411,577 at December 31, 1994
 and 1995, respectively.......   7,174,660   5,588,423   6,500,000   5,000,000
Other notes payable...........         --      261,253     119,377   1,598,313
                               ----------- ----------- ----------- -----------
Total notes payable........... $34,439,558 $72,395,704 $45,208,896 $89,718,091
                               =========== =========== =========== ===========

                SIGNATURE RESORTS, INC. AND COMBINED AFFILIATES

  Under the terms of the revolving lines of credit agreements, the Company may borrow from 85% to 90% of the balances of the pledged mortgages receivable. Of the aggregate of $97 million borrowings available under these certain agreements, the borrowing capacity expires seven to ten years after the date on which the last advance related to mortgages receivable was executed.

  Of the aggregate of $25 million available in construction loans payable, $2.1 million of availability expires on February 28, 1996, $5.9 million expires on March 31, 1996, $2.8 million expires on January 31, 1997,
$8.0 million expires January 14, 1998, $6.2 million expires on May 9, 1998, and $28 million expires on April 30, 2000.

  The loans contain certain covenants, the most restrictive of which requires certain of the combined affiliates to maintain a minimum net worth, as defined in the related loan agreement. In addition, the loan agreements contain certain covenants restricting distributions to partners and additional borrowings. At December 31, 1995, $18.4 million of equity was specifically restricted from payment of distributions.

  At December 31, 1995, contractual maturities of mortgages and other notes payable over the next five years and thereafter, excluding first mortgage notes payable and revolving lines of credit totaling $54,859,524 as these amounts are payable based on established release prices or from excess cash flows related to certain timesharing week sales, are as follows:

       Due in fiscal year
         1996....................................................... $ 8,906,686
         1997.......................................................   4,886,527
         1998.......................................................   3,655,080
         1999.......................................................      29,129
         2000.......................................................      32,227
         Thereafter.................................................      26,531
                                                                     -----------
                                                                     $17,536,180
                                                                     ===========

9. LAND PURCHASE AGREEMENT AND RELATED DEBT

  The Company has entered into an agreement to purchase approximately 140 acres of land (the Property) at its Fall Creek Resort in Branson, Missouri, upon which it intends to construct Vacation Intervals. The property is to be acquired in four phases in four separate closings at a total purchase price of $6 million. The first closing has occurred with the Company acquiring the land for its first stage of development for $2 million. The second closing will occur upon the settlement of a noninterest bearing land purchase obligation of $1.5 million which will be paid as units are sold. The Company has the right but not the obligation to acquire the other two phases under similar land purchase obligations totaling $2.5 million.

10. RELATED-PARTY TRANSACTIONS

  The Company has accrued $652,164 and $1,418,022 as a receivable and payable, respectively, at December 31, 1995 with the condominium associations of the various resorts. The related party payable to the condominium associations at December 31, 1995 included $1,029,900 of a special assessment fee charged to the Company. At December 31, 1994, the Company had accrued a payable of $138,245 to the various condominium associations of the resorts. At June 30, 1995 and 1996, the Company has accrued a receivable of $26,641 and $1,682,437 and a payable of $158,445 and $815,536, respectively.

  The Company has recorded a receivable of $1,153,829 and $120,697 from AKGI Ski Run and AKGI San Luis Bay, properties to be acquired by the Company, respectively, at December 31, 1995 for start-up costs at the properties incurred by the Company.

                SIGNATURE RESORTS, INC. AND COMBINED AFFILIATES

  In May of 1996 the Company purchased the land at Lake Tahoe (AKGI Ski Run) for $8,715,382. The Company also purchased 1,018 Vacation Intervals, land and defaulted promissory notes of the San Luis Bay Inn for $2,854,000 in June 1996.

  Included in due from affiliates at December 31, 1995 and June 30, 1996 is approximately $310,000 and $1,356,600 respectively, relating to expenses paid on behalf of related parties to be subsequently reimbursed.

  The Company also made payments of $925,122 and $295,011 during the twelve months ended December 31, 1994 and 1995, respectively, to Sevelex Consultants, Inc., an affiliate of the Company, for construction consulting and expense reimbursement. For the six months ended June 30, 1995 and 1996, payments of $261,782 and $-0-, respectively, were made to Sevelex Consultants, Inc.

  Notes payable to related parties consist of the following:

                                      DECEMBER 31               JUNE 30
                                 ---------------------- -----------------------
                                    1994       1995        1995        1996
                                 ---------- ----------- ----------- -----------
                                                              (UNAUDITED)
Notes payable to CPI
 Securities, L.P., an affiliate
 of a limited partner, with
 interest at 10%, payable
 monthly and the entire
 principal balance and all
 accrued interest due on
 January 4, 1995...............  $  182,513 $       --  $       --  $       --
Notes payable to CPI
 Securities, L.P., an affiliate
 of a limited partner, with
 interest at 12%, payable
 monthly and the entire
 principal balance and all
 accrued interest due on
 December 31, 1996 [see (a)
 below]........................   2,722,250   2,722,250   2,722,250   3,277,800
Notes payable to Grace
 Investments, Ltd. one of the
 limited partners, with
 interest at 12% payable
 monthly, due on December 31,
 1996 [see (a) below]..........   1,666,650   1,666,650   1,666,650   2,222,200
Notes payable to Dickstein &
 Company, L.P., a limited
 partner, with interest payable
 monthly at 12%, due on
 December 31, 1996 [see (a)
 below]........................   1,111,100   1,111,100   1,111,100         --
Notes payable to certain
 employees, investors, and
 partners, with monthly
 principal payments of
 $100,000, plus interest at
 12%, with additional interest
 of $325 per interval sold.....   4,000,000   2,900,000   3,500,000   2,300,000
Acquisition loan payable with
 interest payable at 12%, due
 on December 31, 1996..........         --    1,495,000         --    1,495,000
Notes payable to partners, with
 interest accrued at 16%,
 payable on demand.............         --    2,157,018   2,124,608   2,167,751
Notes payable to partners, with
 interest accrued at 12%, any
 unpaid interest and all
 principal due by June 30,
 1997..........................         --          --          --    3,440,320
Notes payable to partners, with
 interest payable monthly at
 18%, any unpaid interest and
 all principal due by June 30,
 1997..........................         --          --          --    8,500,000
Other..........................     292,941     291,500         --      368,877
                                 ---------- ----------- ----------- -----------
Total notes payable to related
 parties.......................  $9,975,454 $12,343,518 $11,124,608 $23,771,948
                                 ========== =========== =========== ===========

                SIGNATURE RESORTS, INC. AND COMBINED AFFILIATES

(a) On January 1, 1996, the notes were amended to require interest at 13% payable monthly. On March 1, 1996, CPI and Grace each assumed 50% of the note payable to Dickstein. Minimum principal payments required under the amendments are as follows:

                                                                  LENDER
                                                           ---------------------
                                                              CPI       GRACE
                                                           ---------- ----------
       1997............................................... $  596,000 $  404,000
       1998...............................................  1,192,000    808,000
       1999...............................................  1,489,800  1,010,200
                                                           ---------- ----------
                                                           $3,277,800 $2,222,200
                                                           ========== ==========

  Additional principal payments are required based on annual cash flows in excess of projected amounts.

  Beginning on the earlier of January 1, 1997 or the date of sale of the five thousand one hundred and first (5,101) Vacation Interval sold, additional interest is due to each lender for each Vacation Interval or alternate year Vacation Interval sold. The amount due for each Vacation Interval sold is $150 and $101 to CPI and Grace, respectively.

  Aggregate maturities of notes payable to related parties in the next five years are as follows:

       1996......................................................... $ 6,143,518
       1997.........................................................   3,200,000
       1998.........................................................   3,000,000
                                                                     -----------
                                                                     $12,343,518
                                                                     ===========

11. COMMITMENT

  The Company entered into a license agreement in April 1994 with Embassy Vacation Resorts, a division of Embassy Suites, Inc. (ESI), to franchise the Grand Beach property. The license allows the resort to be operated and marketed as an "Embassy Vacation Resort." It provides for ESI to be paid a percentage of net sales of the Embassy Vacation Resort property. Additional terms are stated in the related license agreement.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  Cash and cash equivalents and cash in escrow: The carrying amount reported in the balance sheet for cash and cash equivalents and cash in escrow approximates its fair value.

  Mortgages receivable: The carrying amount reported in the balance sheet for mortgages receivable approximates its fair value because the weighted average interest rate on the portfolio of mortgages receivable approximates current interest rates to be received on similar current mortgages receivable.

  Notes payable and notes payable to related parties: The carrying amount reported in the balance sheet for notes payable approximates its fair value because the interest rates on these instruments approximate current interest rates charged on similar current borrowings.

                SIGNATURE RESORTS, INC. AND COMBINED AFFILIATES

  The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31:

                                         1994                    1995
                                ----------------------- -----------------------
                                 CARRYING                CARRYING
                                   VALUE    FAIR VALUE     VALUE    FAIR VALUE
                                ----------- ----------- ----------- -----------
   Cash and cash equivalents... $ 1,854,572 $ 1,854,572 $ 4,341,591 $ 4,341,591
   Cash in escrow..............   2,427,190   2,427,190   1,945,856   1,945,856
   Mortgages receivable........  33,437,116  33,437,116  68,255,778  68,255,778
   Notes payable...............  34,439,558  34,439,558  72,395,704  72,395,704
   Notes payable to related
    parties....................   9,975,454   9,975,454  12,343,518  12,343,518

13. OTHER INCOME

  Other income for the year ended December 31, 1995 primarily consists of business interruption insurance proceeds of $2,000,000, income from purchased mortgages receivable of $2,180,000, rental income of $1,293,000 and management fees of $841,000. Included in other income for the six months ended June 30, 1996 is $2,067,056 of income from purchased mortgages receivable, $828,651 of rental income and $517,901 of management fees.

14. PRO FORMA DISCLOSURES (UNAUDITED)

  The Company has a pending public offering for the sale of common stock (the "Offering"). Upon consummation of the Offering, the Company will be subject to federal, state and foreign income taxes from the effective date of the sale of the common stock. In addition, the Company will be required to provide a deferred tax liability for cumulative temporary differences between financial reporting and tax reporting by recording a provision for such deferred taxes in its statement of income for the period following the effective date of the Offering. Such deferred taxes will be based on the cumulative temporary differences at the date of restructuring.

  The unaudited pro forma provision for income taxes represents the estimated income taxes that would have been reported had the Company filed federal, state and foreign income tax returns as a regular corporation. The following summarizes the unaudited pro forma provision for income taxes:

                                                                SIX MONTHS ENDED
                                      DECEMBER 31                   JUNE 30
                            -------------------------------  ---------------------
                              1993      1994       1995         1995       1996
                            -------- ---------- -----------  ---------- ----------
                                                                  (UNAUDITED)
   Current:
     Federal............... $405,552 $  361,290 $ 1,579,424  $  636,360 $1,199,789
     States................   41,148        --        4,934         --      87,708
     Foreign...............      --         --      662,288         --      68,270
                            -------- ---------- -----------  ---------- ----------
                             446,700    361,290   2,246,646     636,360  1,355,767
   Deferred:
     Federal...............  346,393  1,018,602   1,476,865     288,265    825,588
     States................   85,873    238,021     633,808     159,495    267,986
     Foreign...............      --         --       (8,497)        --     (14,983)
                            -------- ---------- -----------  ---------- ----------
                             432,266  1,256,623   2,102,176     447,760  1,078,591
                            -------- ---------- -----------  ---------- ----------
   Unaudited pro forma
    provision for income
    taxes.................. $878,966 $1,617,913 $ 4,348,822  $1,084,120 $2,434,358
                            ======== ========== ===========  ========== ==========

                SIGNATURE RESORTS, INC. AND COMBINED AFFILIATES

  The reconciliation between the unaudited pro forma statutory provision for income taxes and the unaudited pro forma actual provision for income taxes is shown as follows for the year ended December 31:

                                                  1993      1994       1995
                                                -------- ---------- ----------
     Income tax at federal statutory rate...... $779,585 $1,459,079 $3,928,474
     State tax, net of federal benefit.........   97,521    156,862    422,336
     Foreign tax, net of federal benefit.......      --         --      (8,497)
     Nondeductible expenses....................    1,860      1,972      6,509
                                                -------- ---------- ----------
     Unaudited pro forma provision for income
      taxes.................................... $878,966 $1,617,913 $4,348,822
                                                ======== ========== ==========

  Deferred income taxes reflect the net tax affects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the pro forma net deferred tax liabilities were as follows for the year ended December 31:

                                             1993         1994         1995
                                          -----------  -----------  -----------
     Deferred tax assets:
       Book over tax depreciation.......  $       --   $       --   $    28,142
       Book over tax amortization.......       16,870          --       218,340
       Allowance for doubtful accounts..      258,859      621,128    1,355,617
       Gain on foreclosure..............          --           --       203,716
       Start-up costs...................       96,794       96,794       96,794
       Net operating loss carryforward..          --     1,048,417          --
       Federal benefit of state deferred
        tax.............................       67,830      148,712      364,207
       Foreign tax credit carryover.....          --           --       632,007
       Minimum tax credit carryover.....      561,679      922,969    2,502,393
                                          -----------  -----------  -----------
     Total deferred tax assets..........    1,002,032    2,838,020    5,401,216
     Deferred tax liabilities:
       Tax over book depreciation.......      (20,374)     (29,334)         --
       Tax over book amortization.......          --       (40,033)         --
       Installment sales................   (1,771,627)  (4,124,917)  (8,586,188)
       Marketing and commissions........      (18,443)    (456,322)    (568,394)
       Deferred sales...................          --      (281,931)     (82,903)
       Interest capitalization, net of
        recovery........................          --        56,688     (453,097)
       Other............................       14,141      (13,065)     127,799
                                          -----------  -----------  -----------
     Total deferred tax liabilities.....   (1,796,303)  (4,888,914)  (9,562,783)
                                          -----------  -----------  -----------
     Pro forma net deferred tax
      liabilities.......................  $  (794,271) $(2,050,894) $(4,161,567)
                                          ===========  ===========  ===========

  Additionally, certain of the Company's combined affiliates include foreign corporations which are taxed at a regular rate of 45%. The Company has filed a request for a tax holiday for AKGI-Royal Palm C.V.o.a. This request has been verbally approved by the Chairman of the Tax Facility which effectively reduces the tax to 2%. This 2% tax liability rate will be in effect up to and including the fiscal year 1997. Generally, a foreign tax credit is allowed for any taxes paid on foreign income up to the amount of U.S. tax.

                 The following photos and charts are depicted:

Photo 7    Plantation at Fall Creek - Branson, Missouri
- -------    Photo of exterior resort structure from parking area of Plantation at
           Fall Creek - Branson, Missouri

Photo 8    Photo of riverboat near plantation at Fall Creek - Branson, Missouri
- -------

Photo 9    Flamingo Beach Club - St. Maarten, Netherlands, Antilles
- -------    Interior photo from living room at kitchen and balcony --
           overlooking ocean

Photo 10   Flamingo Beach Club - St. Maarten, Netherlands, Antilles
- --------   Beach perspective photo of resort set against ocean

Photo 11   Embassy Vacation Resort Grand Beach - Orlando, Florida
- --------   Balcony perspective photo overlooking water

Photo 12   Embassy Vacation Resort Grand Beach - Orlando, Florida
- --------   Pier perspective photo of resort set adjacent to water

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the registered securities to which this Prospectus relates or any offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

                              ------------------

                               TABLE OF CONTENTS

                              ------------------

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   12
Use of Proceeds...........................................................   24
Dividend Policy...........................................................   24
Consolidated Capitalization...............................................   25
Dilution..................................................................   26
Selected Combined Historical Financial Information........................   27
Selected Combined Pro Forma Financial Information.........................   29
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   32
Business..................................................................   38
Management................................................................   59
Certain Relationships and Related Transactions............................   68
Consolidation Transactions................................................   69
Principal Stockholders....................................................   71
Description of Capital Stock..............................................   72
Certain Provisions of Maryland Law and of the Company's Charter and
 Bylaws...................................................................   73
Shares Eligible for Future Sale...........................................   76
Underwriting..............................................................   78
Legal Matters.............................................................   79
Experts...................................................................   80
Additional Information....................................................   80
Index to Combined Financial Statements....................................  F-1

  Until September 9, 1996 (25 days after the date of this Prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                5,250,000 SHARES

                                     [LOGO]

                            SIGNATURE RESORTS, INC.

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------


                             MONTGOMERY SECURITIES

                              GOLDMAN, SACHS & CO.

                              August 15, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, in connection with the sale and distribution of the shares of Common Stock being registered hereby.

      Commission Registration Fee................................... $   31,229
      NASD filing fee...............................................      9,557
      Accounting fees and expenses..................................    400,000
      Blue Sky fees and expenses....................................     30,000
      Legal fees and expenses.......................................  1,475,000
      Printing and engraving expenses...............................    275,000
      Transfer Agent fees...........................................     15,000
      Miscellaneous expenses........................................     14,214
                                                                     ----------
        TOTAL....................................................... $2,250,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company is a Maryland corporation. Section 2-418 of the Maryland General Corporation Law empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The Maryland General Corporation Law also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

  The Company's Charter and Bylaws provide in effect for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by applicable law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In connection with the Consolidation Transactions in June 1996, investors in the Property Partnerships and the Affiliated Entities agreed to contribute their interests in such entities to the Company in return for the issuance of 11,354,705 shares of the Company's common stock, $.01 par value. Such securities were issued by the Company in reliance upon an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  A list of exhibits filed with this Registration Statement on Form S-1 is set forth in the Index to Exhibits on page E-1, and is incorporated herein by reference.

  (b) Financial Statement Schedules

  None. Schedules are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, Signature Resorts, Inc. has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 14, 1996.

                                          SIGNATURE RESORTS, INC.

                                          By:  /s/ Andrew J. Gessow
                                            -----------------------------------
                                             Name: Andrew J. Gessow
                                             Title: President

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
              *                      Chairman of the Board and      August 14, 1996
____________________________________ Chief Executive Officer
         Osamu Kaneko                (Principal Executive
                                     Officer)

    /s/ Andrew J. Gessow             Director and President         August 14, 1996
____________________________________
        Andrew J. Gessow

              *                      Director, Chief Operating      August 14, 1996
____________________________________ Officer and Secretary
       Steven C. Kenninger

       /s/ Charles C. Frey           Chief Financial Officer and    August 14, 1996
____________________________________ Treasurer (Principal
           Charles C. Frey           Financial and Accounting
                                     Officer)

              *                      Executive Vice President and   August 14, 1996
____________________________________ Director
         James E. Noyes

              *                      Director                       August 14, 1996
____________________________________
         Juergen Bartels

              *                      Director                       August 14, 1996
____________________________________
        Sanford R. Climan

              *                      Director                       August 14, 1996
____________________________________
        Joshua S. Friedman

              *                      Director                       August 14, 1996
____________________________________
   W. Leo Kiely III

   * Power of Attorney by
   ----------------------

       /s/ Andrew J. Gessow
____________________________________
           Andrew J. Gessow
              President

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                            DESCRIPTION                            PAGE
 -------                           -----------                            ----
    1.1  Form of Underwriting Agreement among Signature Resorts, Inc.,
          Montgomery Securities and Goldman, Sachs & Co. dated as of
              , 1996+
    3.1  Charter of Signature Resorts, Inc.+
    3.2  Bylaws of Signature Resorts, Inc.+
    4.1  Form of Stock Certificate of Signature Resorts, Inc.+
    5.1  Form of Opinion of Ballard, Spahr, Andrews & Ingersoll
          regarding the validity of the Common Stock being registered
          (including consent)+
   10.1  Form of Registration Rights Agreement among Signature Resorts,
          Inc. and the persons named therein+
 10.2.1  Form of Employment Agreements between Signature Resorts, Inc.
          and each of Osamu Kaneko, Andrew J. Gessow and Steven C.
          Kenninger+
 10.2.2  Employment Agreement between Signature Resorts, Inc. and James
          E. Noyes+
   10.3  1996 Equity Participation Plan of Signature Resorts, Inc.+
   10.4  Agreement of Limited Partnership of Pointe Resort Partners,
          L.P. (subsequently renamed Poipu Resort Partners L.P.) dated
          October 11, 1994+
   10.5  Signature Resorts, Inc. Employee Stock Purchase Plan+
   10.6  Agreement between W&S Hotel L.L.C. and Argosy/KOAR Group, Inc.
          dated as of May 3, 1996+
   21.1  Subsidiaries of Signature Resorts, Inc.+
   23.1  Consent of Ballard, Spahr, Andrews & Ingersoll (included as part of Exhibit 5.1)+
   23.2  Consent of Ernst & Young LLP
   23.3  Consents of Coopers & Lybrand L.L.P.
   23.4  Consent of Director Nominee Juergen Bartels+
   23.5  Consent of Director Nominee Joshua S. Friedman+
   23.6  Consent of Director Nominee Sanford R. Climan+
   23.7  Consent of Director Nominee W. Leo Kiely, III+
   24.1  Power of Attorney+
   27.1  Financial Data Schedule

- --------

+ previously filed